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                                                                    Exhibit 10.3

                           UNSECURED CREDIT AGREEMENT

                            DATED AS OF MAY 31, 2005

      This UNSECURED CREDIT AGREEMENT is entered into as of May 31, 2005 (the "Agreement Effective Date") by and among BIOMED REALTY, L.P., a Maryland limited partnership ("Borrower" or "Operating Partnership"), KEYBANK NATIONAL ASSOCIATION, a national banking association ("KeyBank"), each bank whose name is set forth on the signature pages of this Agreement, and each lender which may hereafter become a party to this Agreement pursuant to Section 2.8 or Section
11.8 (collectively, together with KeyBank, the "Banks" and, individually, a "Bank") and KEYBANK NATIONAL ASSOCIATION, not individually but as "Administrative Agent."

                                    RECITALS

      WHEREAS, Borrower has requested that the Banks provide an unsecured revolving credit facility and an unsecured term loan to Borrower; and

      WHEREAS, the Banks are willing to do so on the terms set forth in this Agreement,

      NOW, THEREFORE, in consideration of the recitals herein and the mutual covenants contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                        DEFINITIONS AND ACCOUNTING TERMS

      1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

      "Adjusted Current Value" means, as of any date with respect to any Income-Producing Project, (i) if such Project has been owned by one or more members of the Consolidated Group for at least one full Fiscal Quarter for which financial results have been reported, the Adjusted NOI for such Project divided by the Capitalization Rate or (ii) if such Project has not been so owned for a full Fiscal Quarter, the purchase price paid for such Project, net of fees and closing costs.

      "Adjusted EBITDA" means, as of any date, (a) EBITDA with respect to the Consolidated Group for the most recent Fiscal Quarter for which financial results have been reported less (b) Capital Reserves divided by four (4).

      "Adjusted NOI" means, as of any date with respect to any Project or group of Projects, an annualized amount determined by multiplying four (4) times NOI of such Project or group of Projects for the most recent Fiscal Quarter for which financial results have been reported and deducting therefrom the then-current annualized Capital Reserves with respect to such Project or group of Projects.

      "Adjusted Unencumbered NOI" means, as of any date, Adjusted NOI attributable to Qualified Unencumbered Projects that are then included in the Unencumbered Pool, provided that, with respect to any such Qualified Unencumbered Project that was either (i) acquired by the

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Consolidated Group after the first day of the Fiscal Quarter on which such
Adjusted NOI is based, or (ii) first opened for occupancy after the first day of such Fiscal Quarter, the Adjusted NOI for such Project for such Fiscal Quarter shall be deemed to be increased by the per diem Adjusted NOI for such Project after acquisition or opening times the number of days in such Fiscal Quarter prior to the date of acquisition.

      "Administrative Agent" means KeyBank, when acting in its capacity as the Administrative Agent under any of the Loan Documents, or any successor Administrative Agent.

      "Administrative Agent's Office" means the Administrative Agent's office located at 127 Public Square, Cleveland, Ohio 44114, or such other office as the Administrative Agent hereafter may designate by written notice to Borrower and the Banks.

      "Advance" means any advance made or to be made by any Bank to Borrower as provided in Article 2, and includes each Alternate Base Rate Advance and LIBOR Rate Advance.

      "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (and the correlative terms, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person which owns, directly or indirectly, 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation, or 10% or more of the partnership or other ownership interests of any other Person, will be deemed to be an Affiliate of such corporation, partnership or other Person.

      "Aggregate Adjusted Current Value" means, as of any date, the sum of the Adjusted Current Values for all Income-Producing Projects then included in the Unencumbered Pool.

      "Aggregate Line Commitment" means, subject to Section 2.7 and Section 2.8, Two Hundred Fifty Million Dollars ($250,000,000). The respective Line Commitments and Percentages of the Banks with respect to the Aggregate Line Commitment are set forth on Schedule 1.1.

      "Aggregate Term Commitment" means One Hundred Million Dollars ($100,000,000). The respective Term Commitments and Percentages of the Banks with respect to the Aggregate Term Commitment are set forth on Schedule 1.1.

      "Agreement" means this Unsecured Credit Agreement, either as originally executed or as it may from time to time be extended, supplemented, consolidated, amended, restated, increased, renewed or modified.

      "Alternate Base Rate" means, as of any date of determination, the rate per annum equal to the higher of (a) the Prime Rate in effect on such date and (b) the Federal Funds Effective Rate in effect on such date plus one-half of 1% (50 basis points) plus, in either case, the then-current Applicable Margin.

      "Alternate Base Rate Advance" means an Advance made hereunder and specified to be an Alternate Base Rate Advance in accordance with Article 2.

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      "Alternate Base Rate Loan" means a Loan made hereunder and specified to be an Alternate Base Rate Loan in accordance with Article 2.

      "Applicable Margin" means the interest rate margin set forth below in the LIBOR Rate Margin column with respect to LIBOR Rate Loans or in the Base Rate Margin column with respect to Alternate Base Rate Loans, as the case may be, opposite the Leverage Ratio as of the last day of the Fiscal Quarter most recently ended:

Leverage Ratio                                     LIBOR Rate Margin       Base Rate Margin
------------------------------------------------   -----------------       ----------------
Less than 35%                                            1.20%                    0%
Equal to or greater than 35% but less than 45%           1.35%                    0%
Equal to or greater than 45% but less than 55%           1.55%                    0%
Equal to or greater than 55% but less than 60%           1.75%                 0.25%
Equal to or greater than 60% (permitted only as          2.00%                 0.50%
described in Section 6.5)

      The Applicable Margin for each Fiscal Quarter shall be established based on the Leverage Ratio in effect as of the last day of the preceding Fiscal Quarter; provided, however, that any such change in the Applicable Margin (and therefore any change in the applicable interest rates for Loans) shall not be effective until 50 days following the commencement of each Fiscal Quarter. Each previously Applicable Margin shall remain in effect until a new Applicable Margin is established as aforesaid. If Borrower fails to deliver a Compliance Certificate containing the necessary financial information within 50 days after the end of each Fiscal Quarter in order to determine the new Applicable Margin, or should the Administrative Agent reasonably believe that such financial information does not accurately reflect the Leverage Ratio, the Administrative Agent may of its own volition, upon prior written notice to Borrower (which notice shall include the basis for the Administrative Agent's determination), establish the Applicable Margin based upon what the Administrative Agent reasonably believes was in fact the Leverage Ratio as of the last day of the prior Fiscal Quarter.

      "Bank" means each bank whose name is set forth in the signature pages of this Agreement and each lender which may hereafter become a party to this Agreement pursuant to Section 2.8 or Section 11.8.

      "Banking Day" means (i) with respect to any borrowing, payment or rate selection of LIBOR Rate Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Cleveland, Ohio, and New York, New York for the conduct of substantially all of their commercial lending activities and on which dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Cleveland, Ohio, and New York, New York for the conduct of substantially all of their commercial lending activities.

      "Bayshore Project" means the Project currently owned by Borrower and located in Brisbane, California.

      "Borrowing Base" means, as of any date, an amount equal to (i) fifty-five percent (55%) of the Aggregate Adjusted Current Value of those Income-Producing Projects in the Unencumbered Pool, plus (ii) fifty percent (50%) of the Invested Cash in Unstabilized Projects in the

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Unencumbered Pool, provided, however, that the amount so added under this clause
(ii) with respect to Unstabilized Projects shall in no event exceed twenty percent (20%) of the total Borrowing Base.

      "Capital Lease Obligations" means all monetary obligations of a Person under any leasing or similar arrangement which, in accordance with Generally Accepted Accounting Principles, is classified as a capital lease, other than those obligations so classified solely as a result of FAS 141.

      "Capital Reserves" means, as of any date with respect to any Income-Producing Project or group of Income-Producing Projects, an annual amount equal to (i) $0.30 per square foot of the aggregate Net Rentable Area of those Income-Producing Projects owned by a member of the Consolidated Group as of the last day of the most recent Fiscal Quarter for which financial results have been reported and (ii) the applicable Consolidated Group Pro Rata Share of $0.30 per square foot of the Net Rentable Area of those Income-Producing Projects owned by an Investment Affiliate as of the last day of such Fiscal Quarter.

      "Capitalization Rate" means nine and one quarter percent (9.25%). The Capitalization Rate shall be reviewed annually by the Banks and may be adjusted (upward or downward) effective as of each anniversary of the date of this Agreement to such percentage as the Requisite Banks may determine, in good faith and in their reasonable discretion, after consultation with Borrower, to reflect then-current capitalization rates for similar assets.

      "Cash Equivalents" means, as of any date:

            (i) securities issued or directly and fully guaranteed or insured by the United States of America government or any agency or instrumentality thereof having maturities of not more than one year from such date;

            (ii) mutual funds organized under the United States Investment Company Act of 1940, as amended, rated AAm or AAm-G by S&P and P-1 by Moody's;

            (iii) certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1 by S&P and not less than P-1 by Moody's (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase;

            (iv) certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1+ by S&P, and not less than P-1 by Moody's and which has a long term unsecured debt rating of not less than A1 by Moody's (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date three months from the date of their purchase;

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            (v) bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody's and having a long term debt rating of not less than A1 by Moody's issued by or by authority of any state of the United States of America, any territory or possession of the United States of America, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;

            (vi) repurchase agreements issued by an entity rated not less than A-1+ by S&P, and not less than P-1 by Moody's which are secured by United States of America government securities of the type described in clause
      (i) of this definition maturing on or prior to a date one month from the date the repurchase agreement is entered into;

            (vii) short term promissory notes rated not less than A-1+ by S&P, and not less than P-1 by Moody's maturing or to be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase; and

            (viii) commercial paper (having original maturities of not more than 365 days) rated at least A-1+ by S&P and P-1 by Moody's and issued by a foreign or domestic issuer who, at the time of the investment, has outstanding long-term unsecured debt obligations rated at least A1 by Moody's.

      "Certificate" means a certificate signed by a Senior Officer or Responsible Official (as applicable) of the Person providing the certificate.

      "Changeover Date" is defined in Section 6.12.

      "Closing Date" means the time and Banking Day on which the conditions set forth in Section 8.1 are satisfied or waived. The Administrative Agent shall notify Borrower and the Banks of the date that is the Closing Date.

      "Code" means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

      "Commitments" means, collectively, all of the Line Commitments and Term Commitments.

      "Commitments Assignment and Acceptance" means an assignment and acceptance agreement substantially in the form of Exhibit A.

      "Compliance Certificate" means a certificate in the form of Exhibit B, properly completed and signed by a Senior Officer of Borrower.

      "Confidential Information" means (i) all of the terms, covenants, conditions or agreements set forth in this Agreement or any amendments hereto and any related agreements of whatever nature, (ii) the information and reports provided in compliance with Article 7 of this Agreement, (iii) any and all information provided, disclosed or otherwise made available to the Administrative Agent and the Banks including, without limitation, any and all plans, maps, studies (including market studies), reports or other data, operating expense information, as-built plans, specifications, site plans, drawings, notes, analyses, compilations, or other documents or materials relating to the Projects or their condition or use, whether prepared by Borrower or others, which use, or reflect, or

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that are based on, derived from, or are in any way related to the foregoing, and
(iv) any and all other information of Parent, its Subsidiaries or the Investment Affiliates that the Administrative Agent or any Bank may have access to including, without limitation, ideas, samples, media, techniques, sketches, specifications, designs, plans, forecasts, financial information, technical information, drawings, works of authorship, models, inventions, know-how, processes, apparatuses, equipment, algorithms, financial models and databases, software programs, software source documents, manuals, documents, properties, names of tenants or potential tenants, vendors, suppliers, distributors and consultants, and formulae related to the current, future, and proposed products and services of Parent, its Subsidiaries, the Investment Affiliates, tenants or potential tenants (including, without limitation, information concerning research, experimental work, development, design details and specifications, engineering, procurement requirements, purchasing, manufacturing, customer lists, investors, employees, clients, business and contractual relationships, business forecasts, and sales and marketing plans). Such Confidential
Information may be disclosed or accessible to the Administrative Agent and the Banks as embodied within tangible material (such as documents, drawings, pictures, graphics, software, hardware, graphs, charts, or disks), orally, or visually.

      "Consolidated Group" means Parent, Borrower and all Subsidiaries of Borrower which are consolidated with Parent and Borrower for financial reporting purposes under GAAP.

      "Consolidated Group Pro Rata Share" means, with respect to any Investment Affiliate, the percentage of the total equity ownership interests held by the Consolidated Group in the aggregate in such Investment Affiliate determined by calculating the greater of (i) the percentage of the issued and outstanding stock, partnership interests or membership interests in such Investment Affiliate held by the Consolidated Group in the aggregate and (ii) the percentage of the total book value of such Investment Affiliate that would be received by the Consolidated Group in the aggregate upon liquidation of such Investment Affiliate, after repayment in full of all Indebtedness of such Investment Affiliate.

      "Consolidated Outstanding Indebtedness" means, as of any date of determination, without duplication, the sum of (a) all Indebtedness of the Consolidated Group outstanding at such date, determined on a consolidated basis in accordance with GAAP (whether recourse or non-recourse), plus, without duplication, (b) the applicable Consolidated Group Pro Rata Share of any Indebtedness of each Investment Affiliate other than Indebtedness of such Investment Affiliate to a member of the Consolidated Group.

      "Continuing Tenant" means, with respect to any Income-Producing Project for any Fiscal Quarter, a tenant of such Project which was in occupancy at all times during such Fiscal Quarter and paying rent.

      "Contractual Obligation" means, as to any Person, any provision of any outstanding security issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.

      "Controlled Entity" means a Person (a) that is a Subsidiary of Parent, (b) that is a general partnership or a limited partnership in which Borrower or a Wholly-Owned Subsidiary of Borrower is the sole managing general partner and such managing general partner has the sole power to

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(i) sell all or substantially all of the assets of such Person, (ii) incur
Indebtedness in the name of such Person, (iii) grant a Lien on all or any portion of the assets of such Person and (iv) otherwise generally manage the business and assets of such Person or (c) that is a limited liability company for which Borrower or a Wholly-Owned Subsidiary of Borrower is the sole manager and such manager has the sole power to do the acts described in subclauses (i) through (iv) of clause (b) above.

      "Debt Offering" means the issuance and sale by any member of the Consolidated Group of any debt securities of such member, excluding debt securities issued to and retained by another member of the Consolidated Group.

      "Debt Service" means, for any Fiscal Quarter, the sum of all Interest Expense and all mandatory or regularly scheduled principal payments due and payable during such Fiscal Quarter on the related Indebtedness, excluding any balloon payments due upon maturity of such Indebtedness (provided that Debt Service with respect to the Consolidated Group shall include only the applicable Consolidated Group Pro Rata Share of all such principal payments for such Fiscal Quarter with respect to Indebtedness of Investment Affiliates). Debt Service shall include the portion of rent payable by a Person during such Fiscal Quarter under Capital Lease Obligations that should be treated as principal in accordance with Generally Accepted Accounting Principles.

      "Debtor Relief Laws" means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

      "Default" means any event that, with the giving of any applicable notice or passage of time specified in Section 9.1 or both, would be an Event of Default.

      "Defaulting Bank" means (a) any Bank that has failed to fund any Advance within two (2) Banking Days after such funding is required pursuant to this Agreement; or (b) any Bank that has (i) breached any other material term or condition of this Agreement or (ii) failed to make any other payment to the Administrative Agent (whether such payment is a reimbursement for costs, expenses or attorneys' fees, an indemnity payment, the repayment of erroneously paid funds, a portion of any set-off to be turned over to the Administrative Agent or otherwise) when such payment is due and payable under this Agreement or any other Loan Document, if such breach or failure has not been cured or paid within ten (10) days after notice thereof from the Administrative Agent to such Bank.

      "Default Rate" means the interest rate prescribed in Section 3.6.

      "Designated Deposit Account" means a deposit account to be maintained by Borrower with KeyBank or one of its Affiliates, as from time to time designated by Borrower by written notification to the Administrative Agent.

      "Distribution" means, with respect to any shares of capital stock or any warrant or option to purchase an equity security or other equity security or interest issued by a Person, (i) the retirement, redemption, purchase or other acquisition for cash or for Property by such Person of any such security or interest, (ii) the declaration or (without duplication) payment by such Person of any dividend in cash or in Property on or with respect to any such security or interest, (iii) any

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Investment by such Person in the holder of 5% or more of any such security or interest if a purpose of such Investment is to avoid characterization of the transaction as a Distribution or (iv) any other payment in cash or Property by such Person constituting a distribution under applicable Laws with respect to such security or interest.

      "Dollars" or "$" means United States of America dollars.

      "EBITDA" means, with respect to any Person for any Fiscal Quarter, the Net Income of such Person (from operations and from discontinued operations) for that Fiscal Quarter, before (i) interest, income taxes, depreciation, amortization and all other non-cash expenses (including non-cash compensation, to the extent not actually paid as a cash expense) of such Person for that Fiscal Quarter and (ii) extraordinary gains (and losses) of such Person, in each case as determined on a consolidated basis in accordance with Generally Accepted Accounting Principles; provided, that in performing the foregoing calculation of EBITDA with respect to the Consolidated Group, that portion of EBITDA attributable to the Consolidated Group's equity interests in any Investment Affiliates shall be deducted, and the applicable Consolidated Group Pro Rata Share of EBITDA in each such Investment Affiliate shall be added back into the calculation.

      "Eligible Assignee" means (a) another Bank, (b) with respect to any Bank, any Affiliate of that Bank, (c) any commercial bank having a combined capital and surplus of $5,000,000,000 or more, (d) the central bank of any country which is a member of the Organization for Economic Cooperation and Development, (e) any savings bank, savings and loan association or similar financial institution which (A) has a net worth of $500,000,000 or more, (B) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement and (C) is operationally and procedurally able to meet the obligations of a Bank hereunder to the same degree as a commercial bank, and (f) any other financial institution (including a mutual fund or other fund) approved by the Administrative Agent and, unless an Event of Default shall have occurred and be continuing, Borrower (such approval not to be unreasonably withheld or delayed) having total assets of $500,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (e) above; provided that each Eligible Assignee must either
(a) be organized under the Laws of the United States of America, any State thereof or the District of Columbia or (b) be organized under the Laws of the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, and
(i) act hereunder through a branch, agency or funding office located in the United States of America and (ii) be exempt from withholding of tax on interest and deliver the documents related thereto pursuant to Section 11.21.

      "Employee Plan" means any (a) employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) any plan (as defined in
Section 4975(e)(1) of the Code) that is subject to Section 4975 of the Code, (c) any entity the underlying assets of which include plan assets (as defined in 29 C.F.R. Section 2510.3-101 or otherwise under ERISA) by reason of a plan's investment in such entity (including an insurance company general account), or
(d) a governmental plan (as defined in Section 3(32) of ERISA or Section 414(d) of the Code) organized in a jurisdiction within the United States of America having prohibitions on transactions with such governmental plan substantially similar to those contained in Section 406 of ERISA or Section 4975 of the Code.

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      "Equity Offering" means the issuance and sale by any member of the
Consolidated Group of any equity securities of such member, excluding equity securities issued to and retained by another member of the Consolidated Group.

      "ERISA" means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.

      "ERISA Affiliate" means each Person (whether or not incorporated) which is required to be aggregated with Parent pursuant to Section 414 of the Code.

      "Event of Default" shall have the meaning provided in Section 9.1.

      "Exception Projects" means the Landmark at Eastview Project and the KOP Project.

      "Excluded Tenant" means, with respect to any Income-Producing Project for any Fiscal Quarter, a tenant of such Project (i) whose lease expired or was terminated during such Fiscal Quarter or within thirty (30) days after the expiration of such Fiscal Quarter or (ii) which either defaulted in the payment of any of its lease obligations during such Fiscal Quarter (and such payment default is continuing after all required notices have been given and all applicable cure periods provided for in such lease have expired) or was the debtor in a voluntary or involuntary proceeding under any Debtor Relief Law during such Fiscal Quarter.

      "Facility Availability Amount" means, as of any date, the lowest of (a) the sum of the Aggregate Line Commitment plus the Aggregate Term Commitment, (b) the Borrowing Base as of such date and (c) the maximum aggregate Outstanding Line Amount and Outstanding Term Amount that could be outstanding on such date without causing the Unsecured Debt Service Coverage Ratio to fall below 1.75 to 1.00.

      "FAS 141" means Statement No. 141 issued by the Financial Accounting Standards Board.

      "Federal Funds Effective Rate" shall mean, for any day, the rate per annum announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate."

      "Fee Letter" means that certain fee letter dated as of April 12, 2005 among the Parent, Borrower and the Administrative Agent.

      "Fiscal Quarter" means the fiscal quarter of the Consolidated Group ending on each March 31, June 30, September 30 and December 31.

      "Fiscal Year" means the fiscal year of Borrower ending on each December
31.

      "Fixed Charge Coverage Ratio" means, as of any date, (a) Adjusted EBITDA divided by (b) the sum of (i) Debt Service with respect to the Consolidated Group plus (ii) all Preferred Distributions of the Consolidated Group plus (iii) the Consolidated Group Pro Rata Share of all

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Preferred Distributions of Investment Affiliates, in each case based on the most recent Fiscal Quarter for which financial results have been reported.

      "Funds Available for Distribution" means with respect to any fiscal period, an amount equal to (a) Funds From Operations of the Consolidated Group, minus (b) Net Capital Expenditures of the Consolidated Group incurred during such fiscal period plus (c) non-cash compensation of the Consolidated Group, plus (d) revenue of the Consolidated Group from master leases of the KOP Project and the Bayshore Project, provided such aggregate amount shall be adjusted to exclude the effects of (x) straight lining of rents, and (y) the above/below market lease amortization recorded in accordance with FAS 141, without duplication, plus (e) if such fiscal period includes a Fiscal Quarter ending on or before September 30, 2005, any unamortized financing fees included in interest expense as a result of the termination or repayment of the related financing on or before September 30, 2005.

      "Funds From Operations" with respect to any fiscal period shall have the same meaning determined from time to time by the National Association of Real Estate Investment Trusts to be the meaning most commonly used by its members.

      "Generally Accepted Accounting Principles" or "GAAP" means, as of any date of determination, accounting principles (a) set forth as generally accepted in then currently effective Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) set forth as generally accepted in then currently effective Statements of the Financial Accounting Standards Board or (c) that are then approved by such other entity as may be approved by a significant segment of the accounting profession in the United States of America. The term "consistently applied," as used in connection therewith, means that the accounting principles applied are consistent in all material respects with those applied at prior dates or for prior periods.

      "Governmental Agency" means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body or (c) any court or administrative tribunal, each of competent jurisdiction.

      "Gross Asset Value" means, as of any day, an amount equal to the sum of the following assets then owned by a member of the Consolidated Group or an Investment Affiliate and valued as follows: (i) Adjusted NOI attributable to Projects owned by a member of the Consolidated Group (or the Consolidated Group Pro Rata Share thereof with respect to Projects owned by an Investment Affiliate) (excluding any such portion of such Adjusted NOI attributable to (a) Projects that were Unstabilized Projects at any time during the Fiscal Quarter with respect to which Adjusted NOI is determined, (b) Projects acquired after the first day of such Fiscal Quarter, or (c) Projects disposed of during or after such Fiscal Quarter), divided by the Capitalization Rate; plus, without duplication, (ii) with respect to each such excluded Project that was an Unstabilized Project, the greater of (a) the portion of such Adjusted NOI attributable to such excluded Project (or the Consolidated Group Pro Rata Share thereof with respect to any such excluded Project owned by an Investment Affiliate), divided by the Capitalization Rate and (b) the Consolidated Group's GAAP cost basis (or the Consolidated Group Pro Rata Share thereof with respect to any such excluded Project owned by an Investment Affiliate) in such excluded Project; plus (iii) the acquisition cost of all Projects acquired after the first day of such Fiscal Quarter and on or prior to such date of determination (or the Consolidated Group Pro Rata Share thereof with respect to any such acquired Project owned by an Investment Affiliate); plus (iv) the acquisition cost of all raw land held for development as of such date (or the Consolidated Group Pro Rata Share thereof with respect to any such land owned by an Investment Affiliate) (provided that the amount contributed to Gross Asset Value under this clause (iv) shall not exceed 10% of the total Gross Asset Value); plus (v) cash and Cash Equivalents of the Consolidated Group as of such date of determination.

      "Guarantors" means, collectively, (a) Parent, (b) the Initial Unencumbered Project Subsidiaries, and (c) any other Subsidiary of Borrower that hereafter owns a Qualified Unencumbered Project and executes a Joinder Agreement pursuant to Section 5.13. Guarantors are jointly and severally obligated with respect to the Obligations.

      "Guarantee" or "Guaranteed Obligation" means, as to any Person, any (a) guarantee by that Person of Indebtedness of, or other obligation performable by, any other Person or (b) assurance given by that Person to an obligee of any other Person with respect to the performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any "keep-well" or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation in respect of Indebtedness shall be deemed to be an amount equal to the stated or determinable amount of the related Indebtedness (unless the Guarantee Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the reasonably anticipated liability in respect thereof as determined by the Person in good faith pursuant to Generally Accepted Accounting Principles.

      "Guaranties" means that certain Parent Guaranty dated as of the Agreement Effective Date executed by Parent in the form attached hereto as Exhibit C-1 and made a part hereof, and that certain Subsidiary Guaranty dated as of the Agreement Effective Date executed by the Initial Unencumbered Project Subsidiaries in the form attached hereto as Exhibit C-2 and made a part hereof, as such Subsidiary Guaranty may be amended from time to time including by the joinder of additional Guarantors therein pursuant to a Joinder Agreement pursuant to Section 5.13.

      "Hazardous Materials" means substances defined as "hazardous substances" pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section. 9601 et seq., or as "hazardous", "toxic" or "pollutant" substances or as "solid waste" pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. Section. 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section.6901, et seq., or as "friable asbestos" pursuant to the Toxic Substances Control Act, 15 U.S.C. Section. 2601 et seq. or any other applicable Hazardous Materials Law, in each case as such Laws are amended from time to time.

      "Hazardous Materials Laws" means all Laws governing the treatment, transportation or disposal of Hazardous Materials applicable to any of the Projects.

      "Implied Debt Service Amount" means, as of any date, the aggregate annual amount of principal and interest that would be needed to fully amortize a loan in the amount of the Total Unsecured Indebtedness as of such date by equal monthly payments of principal and interest over a 30 year period, using an annual interest rate equal to the greater of (i) the sum of (A) the then-current annual yield on obligations of the United States of America Treasury maturing approximately 10 years after such date plus (B) 2.00% per annum, or (ii) 6.75% per annum

      "Income-Producing Project" means any Project other than an Unstabilized Project.

      "Indebtedness" means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed; (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for Property or services rendered; (c) Capital Lease Obligations of such Person; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all off-balance sheet obligations of such Person;
(f) all obligations of such Person in respect of any repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (it being understood that the term "Indebtedness" shall not include trade payables incurred in the ordinary course of business or obligations of such Person under purchase agreements pertaining to potential acquisition by such Person of additional real properties (and related assets));
(g) net mark to market exposure of such Person under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars and similar agreements) and currency swaps and similar agreements; (h) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of customary non-recourse "carve-out" exceptions for fraud, misapplication of funds, environmental indemnities and other similar exceptions to recourse liability (but not exceptions relating to bankruptcy, insolvency, receivership or other similar events)); and (i) all Indebtedness of another Person secured by any Lien on Property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation. For the avoidance of doubt, Indebtedness shall not include premiums required by FAS 141 as a result of the assumption of Indebtedness bearing an interest rate that was above market interest rates at the time of assumption.

      "Initial Unencumbered Projects" means the Qualified Unencumbered Projects so identified in Schedule 4.18.

      "Initial Unencumbered Project Subsidiaries" means the Subsidiaries of Borrower which own Qualified Unencumbered Projects as of the Agreement Effective Date and have executed the Guaranty.

      "Intangible Assets" means assets that are considered intangible assets under Generally Accepted Accounting Principles, including customer lists, goodwill, copyrights, trade names, trademarks and patents.

      "Interest Coverage Ratio" means, as of any date of determination, the ratio of (a) Adjusted EBITDA to (b) Interest Expense.

      "Interest Expense" means, with respect to the Consolidated Group and measured as of the last day of the most recent Fiscal Quarter for which financial results have been reported, the sum of (a) all interest of the Consolidated Group (whether accrued or paid, without duplication) for such Fiscal Quarter, excluding any non-cash interest expense, but including any capitalized interest not funded from the proceeds of a construction loan, plus
(b) the portion of rent paid or payable by the Consolidated Group (without duplication) for such Fiscal Quarter under Capital Lease Obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13, plus (c) the Consolidated Group Pro Rata Share of any interest expense of the type described in clause (a) and clause (b) above of each Investment Affiliate for such Fiscal Quarter.

      "Invested Cash" means all cash equity invested by the Consolidated Group in an Unstabilized Project, including the purchase price, hard construction costs and soft costs reasonably acceptable to the Administrative Agent that have been directly expended toward the acquisition or development of such Unstabilized Project.

      "Investment" means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of stock or other securities of any other Person or by means of a loan, advance creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person, including any partnership and joint venture interests of such Person. The amount of any Investment shall be the amount actually invested (minus any return of capital with respect to such Investment which has actually been received in cash or Cash Equivalents or has been converted into cash or Cash Equivalents), without adjustment for subsequent increases or decreases in the value of such Investment.

      "Investment Affiliate" means any Person in which the Consolidated Group, directly or indirectly, has either a controlling interest or a ten percent (10%) or greater ownership interest, whose financial results, in either case, are not consolidated under GAAP with the financial results of the Consolidated Group.

      "Joinder Agreement" means the joinder agreement with respect to the Guaranty to be executed and delivered pursuant to Section 5.13 by any additional Subsidiary Guarantor in the form of Exhibit C-3 (with such changes thereto as the Administrative Agent shall in its discretion reasonably require) either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

      "Kendall Square A Project" means that certain Project currently owned by a member of the Consolidated Group and located in Cambridge, Massachusetts.

      "KOP Project" means that certain Project currently owned by a member of the Consolidated Group (sometimes referred to by the Parties as the "King of Prussia Project") and located in Philadelphia, Pennsylvania.

      "Landmark at Eastview Project" means that certain Project currently owned by a member of the Consolidated Group and located in Westchester County, New York.

      "Laws" means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents.

      "Lead Arranger" means KeyBank.

      "Letter of Credit" means a standby letter of credit which is payable upon presentation of a sight draft and other documents, as originally issued pursuant to this Agreement or as amended, modified, extended, renewed or supplemented thereafter.

      "Letter of Credit Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus
(b) the aggregate amount of all unreimbursed drawings under Letters of Credit at such time.

      "Letter of Credit Fee" means the fees payable to the Banks with respect to a Letter of Credit as described in Section 2.6(e).

      "Letter of Credit Request" means the request described in Section 2.6.

      "Leverage Ratio" means, as of any day, (a) Consolidated Outstanding Indebtedness as of such date, divided by (b) Gross Asset Value as of such date, expressed as a percentage.

      "LIBOR Base Rate" means, with respect to a LIBOR Rate Advance for the relevant LIBOR Period, the applicable British Bankers' Association LIBOR rate for deposits in Dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Banking Days prior to the first day of such LIBOR Period, and having a maturity equal to such LIBOR Period, provided that, if no such British Bankers' Association LIBOR rate is available to the Administrative Agent, the applicable LIBOR Base Rate for the relevant LIBOR Period shall instead be the rate determined by the Administrative Agent to be the rate at which KeyBank or one of its Affiliate banks offers to place deposits in Dollars with first class banks in the London interbank market at approximately 11:00 a.m. (London time) two Banking Days prior to the first day of such LIBOR Period, in the approximate amount of the relevant LIBOR Rate Advance and having a maturity equal to such LIBOR Period.

      "LIBOR Lending Office" means, as to each Bank, its office or branch so designated by written notice to Borrower and the Administrative Agent as its LIBOR Lending Office. If no LIBOR Lending Office is designated by a Bank, its LIBOR Lending Office shall be its office at its address for purposes of notices hereunder.

      "LIBOR Period" means, as to each LIBOR Rate Loan, the period commencing on the date specified by Borrower pursuant to Section 2.1(d) and ending 1, 2, 3 or 6 months (or, with the written consent of all of the Banks, any other period) thereafter, as specified by Borrower in the applicable Request for Loan; provided that:

      (a) the first day of any LIBOR Period shall be a Banking Day;

      (b) any LIBOR Period that would otherwise end on a day that is not a Banking Day shall be extended to the next succeeding Banking Day unless such Banking Day falls in another calendar month, in which case such LIBOR Period shall end on the next preceding Banking Day;

      (c) any LIBOR Period which begins on a day for which there is no numerically corresponding date in the calendar month in which such LIBOR Period would otherwise end shall instead end on the last Banking Day of such calendar month; and

      (d) no LIBOR Period shall extend beyond the Maturity Date.

      "LIBOR Rate" means, as of any date during any LIBOR Period, the sum of (A) the LIBOR Base Rate applicable to such LIBOR Period divided by one minus the then-current Reserve Percentage and (B) the then-current Applicable Margin with respect to LIBOR Rate Loans.

      "LIBOR Rate Advance" means an Advance made hereunder and specified to be a LIBOR Rate Advance in accordance with Article 2.

      "LIBOR Rate Loan" means a Loan made hereunder and specified to be a LIBOR Rate Loan in accordance with Article 2.

      "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Law of any jurisdiction with respect to any Property.

      "Life Sciences Buildings" means office buildings, office/laboratory buildings and research or manufacturing/warehouse buildings, the major tenants of which are primarily medical, pharmaceutical, biotech or other life sciences companies, or are otherwise affiliated with the life sciences industry.

      "Line Commitments" means the commitments of each of the Banks (as initially specified in Schedule 1.1 hereto) to make Advances to fund Line Loans under Section 2.1(a) and to participate in Letters of Credit issued under
Section 2.6 and Swing Loans made under Section 2.5, as such commitments may increase or decrease pursuant to the terms of this Agreement.

      "Line Facility" means the Line Loans, Swing Loans and Letters of Credit made available to Borrower hereunder from time to time by the Banks.

      "Line Loan" means any Loan made under the Line Commitment pursuant to
Section 2.1(a).

      "Line Note" means any of the promissory notes made by Borrower to a Bank evidencing Advances under that Bank's Percentage of the Line Commitment, substantially in the form of Exhibit D-1, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed or extended.

      "Loan" means the aggregate of the Advances made at any one time by the Banks pursuant to Section 2.1 and the Swing Loans made pursuant to Section 2.5.

      "Loan Documents" means, collectively, this Agreement, the Notes, the Guaranties and each Joinder Agreement and any other agreements of any type or nature hereafter executed and delivered by Borrower or Guarantors to the Administrative Agent or to any Bank in any way relating to or in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

      "Loan Parties" means, collectively, as of any date, Borrower and the Guarantors.

      "Margin Stock" means "margin stock" as such term is defined in Regulation T, U or X.

      "Material Adverse Effect" means (a) a material adverse change in the status of the business, results of operations or condition (financial or otherwise) of the Consolidated Group taken as a whole, and/or (b) any set of circumstances or events which (i) has had or would reasonably be expected to have a material adverse effect upon the validity or enforceability of any Loan Document (other than as a result of any action or inaction of the Administrative Agent or any Bank), or (ii) has materially impaired or would reasonably be expected to materially impair the ability of Borrower and the Guarantors to perform the Obligations.

      "Maturity Date" means May 30, 2008, or, if the Maturity Date has then been extended pursuant to Section 2.10, such extended Maturity Date as to the Line Facility and/or the Term Facility as the case may be.

      "Monthly Payment Date" means the first day of each calendar month.

      "Moody's" means Moody's Investor Service, Inc. and its successors.

      "Mortgageable Ground Lease" means any lease (a) which is a direct lease granted by the fee owner of the applicable Project, (b) which has a remaining term, as of the date such Project becomes a Qualified Unencumbered Project, of not less than thirty (30) years, including extension options which are exercisable solely at the discretion of the lessee thereunder, (c) under which no material default has occurred and is continuing, (d) with respect to which a leasehold mortgage may be granted, and (e) which the Administrative Agent has otherwise reasonably determined is financeable.

      "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which one or more members of the Consolidated Group or any of their ERISA Affiliates contribute or are obligated to contribute.

      "Negative Pledge" means a Contractual Obligation (other than the Loan Documents and the documents executed in connection with the Secured Term Loan Agreement) that contains a covenant binding on any owner of a Project that prohibits Liens on any of such owner's Projects, other than any such covenant contained in a Contractual Obligation (other than the Loan Documents and the documents executed in connection with the Secured Term Loan Agreement) granting or relating to a particular Lien on a Project which prohibits further Liens on such Project and on the direct or indirect ownership interests in the entity owning such Project.

      "Net Capital Expenditures" means with respect to any Person for any fiscal period, an amount equal to the sum of the amount of capital expenditures paid in cash by such Person in order to maintain the general condition and operation of its Projects during such fiscal period, excluding (i) any non-recurring capital expenditures made to update or enhance building infrastructure or building systems on such Projects, (ii) expenditures for tenant improvements or allowances made or given to induce such tenant to lease such Person's Property and (iii) expenditures directly recoverable from tenants of such Person's Property after such expenditures have been incurred.

      "Net Income" means, with respect to any Person and with respect to any fiscal period, the net income of that Person for that period, determined in accordance with Generally Accepted Accounting Principles, consistently applied.

      "Net Rentable Area" means with respect to any Project, the floor area of any buildings, structures or improvements available for leasing to tenants (excluding storage lockers and parking spaces), as reasonably determined by the Administrative Agent, the manner of such determination to be consistent for all Projects unless otherwise approved by the Administrative Agent.

      "Net Worth" means, as of any day, (a) Gross Asset Value as of such date minus (b) Consolidated Outstanding Indebtedness as of such date.

      "New Tenant" means, with respect to any Income-Producing Project for any Fiscal Quarter, a tenant of such Project which first took occupancy of its premises at such Project and commenced paying rent at any time during the period from the second day of such Fiscal Quarter through and including the thirtieth
(30th) day after the end of such Fiscal Quarter.

      "NOI" means, with respect to any Project for any applicable Fiscal Quarter, the sum of (i) actual rental income for such Fiscal Quarter attributable to Continuing Tenants and New Tenants; (ii) with respect to any New Tenant, an imputed amount of net rental income for those days during such Fiscal Quarter during which such New Tenant was not in occupancy and paying rent based on the per diem net rental income being paid by such New Tenant as of the commencement of its obligation to pay rent on its lease; (iii) all actual expense reimbursements received from such tenants for such Fiscal Quarter; and
(iv) all actual other income for such Fiscal Quarter less (A) actual operating expenses for such Fiscal Quarter (excluding from operating expenses, any allocation of general and administrative expenses related to the operations of the Consolidated Group and its Investment Affiliates), (B) actual management fees payable with respect to such Project for such Fiscal Quarter and (C) any actual or imputed rental income for such Fiscal Quarter attributable to Excluded Tenants, provided, however, that in the case of any such Project owned by an Investment Affiliate, only the Consolidated Group Pro Rata Share of the foregoing amount attributable to such Project shall be included in "NOI".

      "Non-Recourse Indebtedness" means Indebtedness for which the liability of the obligor thereunder (except with respect to fraud, Hazardous Materials Laws liability and other customary non-recourse "carve-out" exceptions) either is contractually limited to collateral securing such Indebtedness or is so limited by operation of Law.

      "Notes" means, collectively, the Line Notes, the Swing Loan Note and the Term Notes.

      "Obligations" means all present and future obligations of every kind or nature of Borrower at any time and from time to time owed to the Administrative Agent or the Banks or any one or more of them, under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against any member of the Consolidated Group.

      "Opinions of Counsel" means the favorable written legal opinions of Latham & Watkins LLP and Venable LLP, counsel to Borrower, in form and substance reasonably satisfactory to the Administrative Agent.

      "Outstanding Line Amount" means, as of any date, the aggregate of all Line Loans, Swing Loans and Letter of Credit Exposure outstanding on such date.

      "Outstanding Term Amount" means, as of any date, the aggregate of all Term Loans outstanding on such date.

      "Parent" means BioMed Realty Trust, Inc., a Maryland corporation.

      "Party" means any Person other than the Administrative Agent and the Banks, which now or hereafter is a party to any of the Loan Documents.

      "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereof established under ERISA.

      "Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to Title IV of ERISA and with respect to the Consolidated Group is maintained by a member of the Consolidated Group or to which a member of the Consolidated Group contributes or has an obligation to contribute.

      "Percentage" means, with respect to each Bank, the percentage derived by dividing that Bank's aggregate Line Commitment and Term Commitment by the sum of the Aggregate Line Commitment and the Aggregate Term Commitment.

      "Permitted Business Activities" means the acquisition, development, renovation, ownership, leasing, sale and operation of Life Sciences Buildings (including Unstabilized Projects that will be used as Life Sciences Buildings following completion of development) plus free-standing parking garages that serve such Life Sciences Buildings, in the case of the 47 Erie Parking Garage in Cambridge, Massachusetts and any such parking garage that may be acquired as part of a future acquisition of Life Sciences Buildings, so long as Borrower has obtained the prior written approval of the Administrative Agent to the inclusion of such garage, such approval not to be unreasonably withheld, conditioned or delayed.

      "Permitted Liens" is defined in Section 6.14.

      "Person" means any individual or entity, including a trustee, corporation, limited liability company, general partnership, limited partnership, joint stock company, trust, estate, unincorporated organization, business association, firm, joint venture, Governmental Agency, or other entity.

      "Preferred Distributions" means, as of any date with respect to any Person, the Distributions due and payable to the holders of Preferred Equity in such Person for the most recent Fiscal Quarter for which financial results have been reported.

      "Preferred Equity" means, with respect to any Person, any form of preferred stock (whether perpetual, convertible or otherwise) or other ownership or beneficial interest in such Person that entitles the holders thereof to preferential payment or distribution priority with respect to dividends, assets or other payments over the holders of any other stock or other ownership or beneficial interest in such Person.

      "Prime Rate" means a rate per annum equal to the prime rate of interest publicly announced from time to time by KeyBank or its parent as its prime rate (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate, then the term "Prime Rate" as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

      "Project" means any parcel of real property located in the 48 states that comprise the continental United States of America or in the District of Columbia which is owned, leased or operated (in each case in whole or in part) by Borrower, or any of its Subsidiaries or Investment Affiliates and which is either (i) improved with completed Life Sciences Buildings or (ii) held for the development of Life Sciences Buildings, or (iii) a free-standing parking garage serving such Life Sciences Buildings in the case of the 47 Erie Parking Garage in Cambridge, Massachusetts, and any other parking garages acquired hereafter with the prior approval of the Administrative Agent, as provided above.

      "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

      "Qualified Unencumbered Project" means an Income-Producing Project or an Unstabilized Project that (a) other than as specified below with respect to the Exception Projects, is wholly owned in fee simple by Borrower or a Guarantor that is a Wholly-Owned Subsidiary of Borrower, (b) is leased in accordance with
Section 5.17, (c) does not have any title, survey, environmental or other defects that would reasonably be expected to materially impair the value, use of or ability to sell or refinance such Project, (d) is Unencumbered, and (e) would not cause Borrower to be in violation of the covenants set forth in Section
5.17. Notwithstanding clause (a) of the preceding sentence, (i) with respect to the Landmark at Eastview Project, Borrower or a Guarantor that is a Wholly-Owned Subsidiary of Borrower may own a leasehold interest (as opposed to a fee simple interest) pursuant to a Mortgageable Ground Lease in such Project, and (ii) with respect to the KOP Project, Borrower or a Guarantor which is a Wholly-Owned Subsidiary of Borrower need not own such Project directly, provided that Borrower or a Guarantor that is a Wholly-Owned Subsidiary of Borrower (A) owns at least 89% of the equity interests of the Person that owns such KOP Project and (B) receives as a return on equity or debt 100% of the cash flow from such KOP Project.

Notwithstanding clause (d) of the second preceding sentence, the Project located at 24590 Clawiter Road is currently held by a Wholly-Owned Subsidiary that is subject to a Negative Pledge as a result of its ownership of another Project which is encumbered. Borrower hereby agrees to convey such Project to another Wholly-Owned Subsidiary which is not subject to any Negative Pledge within forty-five (45) days after the Agreement Effective Date.

      "Regulation D" means Regulation D, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

      "Regulations T, U and X" means Regulations T, U and X, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulations in substance substituted therefor.

      "Related Facilities" is defined in Section 6.12.

      "Request for Loan" means a written request for a Loan substantially in the form of Exhibit E, signed by a Senior Officer of Borrower, and properly completed to provide all information required to be included therein.

      "Requirement of Law" means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any Law, or judgment, award, decree, writ or determination of a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

      "Requisite Banks" means (a) as of any date of determination if the Commitments are then in effect, Banks having in the aggregate 66-2/3% or more of the Commitments then in effect and (b) as of any date of determination if the Commitments have then been suspended or terminated, Banks holding Advances and participation interests in Letters of Credit and Swing Loans evidencing in the aggregate 66-2/3% or more of the aggregate Outstanding Term Amount and Outstanding Line Amount.

      "Reserve Percentage" means for any day with respect to a LIBOR Rate Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves (including, without limitation, all base, supplemental, marginal and other reserves) under Regulation D against "Eurocurrency Liabilities" (as that term is used in Regulation D), if such liabilities were outstanding. The Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

      "Responsible Official" means (a) when used with reference to a Person other than an individual, any corporate officer of such Person, general partner or managing member of such Person, corporate officer of a corporate general partner or managing member of such Person, or corporate officer of a corporate general partner of a partnership that is a general partner of such Person or corporate managing member of a limited liability company that is a managing member of such Person, or any other responsible official thereof duly acting on behalf thereof, and (b) when used with reference to a Person who is an individual, such Person. The Administrative Agent and the Banks shall be entitled to conclusively rely upon any document or certificate that is signed or executed by a Responsible Official of Parent or any of its Subsidiaries as having been authorized by all necessary corporate, partnership and/or other action on the part of Parent or such Subsidiary.

      "S&P" means Standard & Poor's Rating Group or its successors.

      "Secured Indebtedness" means any Indebtedness of a Person that is secured by a Lien on a Project or on any ownership interests in any other Person or on any other assets, provided that the portion of such Indebtedness included in "Secured Indebtedness" shall not exceed the aggregate value of the assets securing such Indebtedness at the time such Indebtedness was incurred.

      "Secured Term Loan Agreement" means that certain Secured Term Loan Agreement of even date herewith by and among Borrower, KeyBank and certain other lenders identified therein, as it may be amended or modified from time to time.

      "Senior Officer" means (a) the chief executive officer, (b) the chairman,
(c) the chief financial officer or (d) the executive vice president, of any of the members of the Consolidated Group or of any of their corporate general partners or managing members, as applicable.

      "Special LIBOR Circumstance" means the application or adoption after the Closing Date of any Law or interpretation, or any change therein or thereof, or any change in the interpretation or administration thereof by any Governmental Agency, central bank or comparable authority charged with the interpretation or administration thereof, or compliance by any Bank or its LIBOR Lending Office with any request or directive (whether or not having the force of Law) of any such Governmental Agency, central bank or comparable authority.

      "Stabilization" means, as of any date with respect to any Project, that such Project either (i) has been substantially completed one (1) year or more prior to such date or (ii) has, as of such date, tenants in occupancy of eighty-five percent (85%) or more of the Net Rentable Area thereof, each of which is either paying rent or is obligated to begin paying rent not later than ninety (90) days after the commencement date of such tenant's lease.

      "Subsidiary" means, as of any date of determination and with respect to any Person, (a) any corporation, limited liability company, partnership or other Person (whether or not, in any case, characterized as such or as a joint venture), whether now existing or hereafter organized or acquired: (i) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (ii) in the case of a partnership or limited liability company, of which a majority of the partnership, membership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries; and (b) any other Person the accounts of which are consolidated with the accounts of the designated parent.

      "Subsidiary Guarantor" means, as of any date, any of those Subsidiaries that are a party to the Guaranties.

      "Swap Agreement" means a written agreement between Borrower and one or more financial institutions, including without limitation, KeyBank, providing for "swap", "cap", "collar" or other interest rate protection with respect to any Indebtedness.

      "Swing Loan Bank" means KeyBank, in its capacity as the Swing Loan Bank under this Agreement.

      "Swing Loan Commitment" means the greater of (i) $37,500,000 or (ii) fifteen percent (15%) of the then-effective Line Commitment, subject to possible reduction as provided for in Section 2.7 in the case of any reductions in the Line Commitment made by Borrower.

      "Swing Loan Note" means the note described in Section 2.5.

      "Swing Loans" means those Loans described in Section 2.5 that are made or to be made by the Swing Loan Bank and evidenced by the Swing Loan Note.

      "Term Commitment" means, with respect to any Bank, the amount shown as such Bank's Term Commitment on Schedule 1.1, as adjusted from time to time pursuant to any Commitments Assignment and Acceptance entered into by such Bank.

      "Term Facility" means the Term Loans made available to Borrower hereunder pursuant to Section 2.1(b).

      "Term Loan" means any Loan made under the Term Commitment pursuant to
Section 2.1(b).

      "Term Note" means any of the promissory notes made by Borrower to a Bank evidencing Advances under that Bank's Percentage of the Term Commitment substantially in the form of Exhibit D-2, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed or extended.

      "Total Unsecured Indebtedness" means, as of any date, (A) all Consolidated Outstanding Indebtedness (including without limitation all Indebtedness under this Agreement) less (B) all Secured Indebtedness of the Consolidated Group (including, without limitation all Indebtedness under the Secured Term Loan Agreement) and less (C) the Consolidated Group Pro Rata Share of all Secured Indebtedness of Investment Affiliates.

      "to the best knowledge of" means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Responsible Official of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by the Person (or, in the case of a Person other than a natural Person, would have been known by a Responsible Official of that Person).

      "type", when used with respect to any Loan or Advance, means the designation of whether such Loan or Advance (i) is being made under the Line Facility or the Term Facility and (ii) is an Alternate Base Rate Loan or Advance or a LIBOR Rate Loan or Advance.

      "Unencumbered" means, with respect to any property, that such property (a) is not subject to any Lien other than Permitted Liens which do not secure Indebtedness, (b) is not subject to any Negative Pledge and (c) is not held by a Person any of whose direct or indirect equity interests are subject to a Lien or Negative Pledge.

      "Unencumbered Pool" means, as of any date of determination, (a) the Initial Unencumbered Projects, plus (b) each other Qualified Unencumbered Project which has been added to the Unencumbered Pool pursuant to Section 2.11 as of such date, minus (c) any Project which has been removed from the Unencumbered Pool pursuant to Section 2.11 as of such date, (d) minus any Project which has been removed from the Unencumbered Pool pursuant to the next sentence hereof as of such date (and plus any Qualified Unencumbered Project which has been added back into the Unencumbered Pool pursuant to the next sentence hereof). In the event that all or any material portion of an Income-Producing Project then within the Unencumbered Pool shall be damaged or taken by condemnation, then such Project shall no longer be a part of the Unencumbered Pool unless and until any damage to such Project is repaired or restored, such Income-Producing Project becomes fully operational and the Administrative Agent shall receive evidence satisfactory to the Administrative Agent of the Adjusted Current Value and NOI of such Income-Producing Project following such repair or restoration. In the event that all or any material portion of an Unstabilized Project then within the Unencumbered Pool shall be damaged or taken by condemnation, then the Administrative Agent may reduce the amount of the Borrowing Base in an amount which the Administrative Agent reasonably deems appropriate in light of such damage or condemnation; or may remove such Unstabilized Project from the Unencumbered Pool unless and until such Unstabilized Project is repaired or restored to the Administrative Agent's reasonable satisfaction.

      "Unsecured Debt Service Coverage Ratio" means, as of any date, (a) an amount equal to Adjusted Unencumbered NOI divided by (b) the Implied Debt Service Amount.

      "Unstabilized Project" means, as of any date, a Project that either is currently under construction or has been recently completed (as to its initial construction) but has not yet reached Stabilization. Once a Project has reached Stabilization, whether by passage of time or leasing and occupancy, it shall not thereafter qualify as an Unstabilized Project.

      "Unused Fee Percentage" means, with respect to any day during a calendar quarter, (i) 0.125% per annum, if the Outstanding Line Amount on such day is 50% or more of the Aggregate Line Commitment or (ii) 0.20% per annum, if the Outstanding Line Amount on such day is less than 50% of the Aggregate Line Commitment.

      "Wholly-Owned Subsidiary" means, with respect to any Person, a Subsidiary of such Person, 100% of the capital stock or other equity interest of which is owned, directly or indirectly, by such Person.

      1.2 Use of Defined Terms. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

      1.3 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, Generally Accepted Accounting Principles applied on a consistent basis, except as otherwise specifically prescribed herein. In the event that Generally Accepted Accounting Principles change during the term of this Agreement such that the covenants contained in Sections 6.5 through 6.15, inclusive, would then be calculated in a different manner or with different components, (a) Borrower and the Banks agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower's financial condition to substantially the same criteria as were effective prior to such change in Generally Accepted Accounting Principles and (b) Borrower shall be deemed to be in compliance with the covenants contained in the aforesaid Sections if and to the extent that Borrower would have been in compliance therewith under Generally Accepted Accounting Principles as in effect immediately prior to such change, but shall have the obligation to deliver each of the materials described in Article 7 to the Administrative Agent and the Banks, on the dates therein specified, with financial data presented in a manner which conforms with Generally Accepted Accounting Principles as in effect immediately prior to such change.

      1.4 Exhibits and Schedules. All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

      1.5 Miscellaneous Terms. The term "or" is disjunctive; the term "and" is conjunctive. The term "shall" is mandatory; the term "may" is permissive. Masculine terms also apply to females; feminine terms also apply to males. The term "including" is by way of example and not limitation.

                                    ARTICLE 2

                                      LOANS

      2.1 Loans General.

            (a) Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the Maturity Date, each Bank shall, pro rata according to that Bank's Percentage of the then applicable Line Commitment, make Advances to Borrower under the Line Commitment in such amounts as Borrower may request that do not result in (A) the Outstanding Line Amount exceeding the Aggregate Line Commitment or (B) the sum of (i) the Outstanding Line Amount (after giving effect to all amounts requested thereunder) plus (ii) the Outstanding Term Amount being in excess of the Facility Availability Amount, provided that in all events no Default or Event of Default shall have occurred and be continuing and all conditions to Advances hereunder shall have been satisfied. Subject to the limitations set forth herein, Borrower may borrow, repay and reborrow under the Line Commitment without premium or penalty.

            (b) Subject to the terms and conditions set forth in this Agreement, on the Closing Date the Lenders shall, pro rata according to each Lender's Percentage, make a single Term Loan to Borrower in the full amount of the Aggregate Term Commitment, provided that in all events no Default or Event of Default shall have occurred and be continuing and all conditions to Advances hereunder shall have been satisfied. Borrower may not reborrow all or any portion of the Term Loan once repaid.

            (c) The obligation of each Bank to make Advances in accordance with its respective Commitments is several, and not joint and several; and no Bank shall be obligated to advance more than its respective Commitments, notwithstanding the default of any other Bank.

            (d) Each Loan shall be made pursuant to a Request for Loan which shall specify the requested (i) date of such Loan (which must be a Banking Day),
(ii) type of Loan, (iii) amount of such Loan, and (iv) in the case of a LIBOR Rate Loan, LIBOR Period for such Loan.

            (e) Promptly following receipt of a Request for Loan, the Administrative Agent shall (by the end of business on the same day that the request was received) notify each Bank of the date and type of the Loan, the applicable LIBOR Period, and that Bank's Percentage of the Loan. Not later than 1:00 p.m., Cleveland time, on the date specified for any Loan (which must be a Banking Day), each Bank shall make its Percentage of the Loan in immediately available funds available to the Administrative Agent at the Administrative Agent's Office. Upon satisfaction or waiver of the applicable conditions set forth in Article 8, all Advances shall be credited on that date in immediately available funds to the Designated Deposit Account.

            (f) Unless the Requisite Banks otherwise consent, each Alternate Base Rate Loan shall be not less than $1,000,000, each LIBOR Rate Loan shall be not less than $1,000,000 and all Loans shall be in an integral multiple of $250,000.

            (g) The Advances made by each Bank under its Line Commitment shall be evidenced by that Bank's Line Note.

            (h) The Advances made by each Bank under its Term Commitment shall be evidenced by that Bank's Term Note.

            (i) A Request for Loan shall be irrevocable upon the Administrative Agent's first notification thereof.

            (j) If no Request for Loan has been made within the requisite notice periods set forth in Section 2.2 or 2.3 prior to the end of the LIBOR Period for any LIBOR Rate Loan, then on the last day of such LIBOR Period, such LIBOR Rate Loan shall be automatically converted into an Alternate Base Rate Loan in the same amount.

      2.2 Alternate Base Rate Loans. Each request by Borrower for an Alternate Base Rate Loan shall be made pursuant to a Request for Loan received by the Administrative Agent, at the Administrative Agent's Office, not later than 1:00 p.m., Cleveland time, on the Banking Day immediately prior to the date of the requested Alternate Base Rate Loan. All Loans shall constitute Alternate Base Rate Loans unless properly designated as a LIBOR Rate Loan pursuant to Section 2.3.

      2.3 LIBOR Rate Loans.

            (a) Each request by Borrower for a LIBOR Rate Loan shall be made pursuant to a Request for Loan received by the Administrative Agent, at the Administrative Agent's Office, not later than 1:00 p.m., Cleveland time, at least three (3) Banking Days before the first day of the applicable LIBOR Period.

            (b) On the date which is two (2) Banking Days before the first day of the applicable LIBOR Period, the Administrative Agent shall confirm its determination of the applicable LIBOR Rate (which determination shall be conclusive in the absence of manifest error) and promptly shall give notice of the same to Borrower and the Banks.

            (c) Unless the Administrative Agent and the Requisite Banks otherwise consent, there shall be no more than six (6) LIBOR Periods in effect at any one time.

            (d) No LIBOR Rate Loan may be requested or continued during the continuation of a Default or Event of Default.

            (e) Nothing contained herein shall require any Bank to fund any LIBOR Rate Advance in the London interbank market.

      2.4 [Intentionally Omitted.]

      2.5 Swing Loan Commitments.

            (a) Subject to the terms and conditions set forth in this Agreement, Swing Loan Bank agrees to lend to Borrower (the "Swing Loans"), and Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the date which is thirty (30) Banking Days prior to the Maturity Date upon notice by Borrower to the Swing Loan Bank given in accordance with this Section
2.5 such sums as are requested by Borrower for the purposes set forth in Section
5.9 that do not result in (i) an aggregate principal amount of Swing Loans at any one time outstanding being in excess of the Swing Loan Commitment, or (ii) the aggregate principal amount outstanding under the Notes (after giving effect to all amounts requested thereunder) plus the Letter of Credit Exposure being in excess of the Facility Availability Amount. Swing Loans shall constitute "Line Loans" for all purposes hereunder, but shall not be considered the utilization of a Bank's Percentage of the Aggregate Line Commitments. The funding of a Swing Loan hereunder shall constitute a representation and warranty by Borrower that all of the conditions set forth in Article 8 have been satisfied on the date of such funding (other than advance notice requirements).

            (b) The Swing Loans shall be evidenced by a separate promissory note of Borrower in substantially the form of Exhibit F hereto (the "Swing Loan Note"), dated the date of this Agreement and completed with appropriate insertions. The Swing Loan Note shall be payable to the order of the Swing Loan Bank in such amount as may be outstanding from time to time thereunder and shall be payable as set forth below. The Borrower irrevocably authorizes the Swing Loan Bank to make or cause to be made, at or about the time of the date of any Swing Loan or at the time of receipt of any payment of principal thereof, an appropriate notation on the Swing Loan Bank's record reflecting the making of such Swing Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Swing Loans set forth on the Swing Loan Bank's record shall be prima facie evidence of the principal amount thereof owing and unpaid to the Swing Loan Bank, but the failure to record, or any error in so recording, any such amount on the Swing Loan Bank's record shall not limit or otherwise affect the obligations of Borrower hereunder or under the Swing Loan Note to make payments of principal of or interest on any Swing Loan Note when due.

            (c) Each borrowing of a Swing Loan shall be subject to the limits for Alternate Base Rate Loans set forth in this Agreement. The Borrower shall request a Swing Loan by delivering to the Swing Loan Bank a Request for Loan no later than 2:00 p.m. (Cleveland time) on the requested date specifying the amount of the requested Swing Loan. Each such Request for Loan shall be irrevocable and binding on Borrower and shall obligate Borrower to accept such Swing Loan on the requested date. Notwithstanding anything herein to the contrary, a Swing Loan shall be an Alternate Base Rate Loan that shall bear interest at the Alternate Base Rate. The proceeds of the Swing Loan will be made available by the Swing Loan Bank to Borrower at the Administrative Agent's Office (on the same Banking Day that the Request for Loan was received, if received prior to the deadline stated above on such day) by crediting the account of Borrower at such office with such proceeds.

            (d) The Swing Loan Bank shall within five (5) Banking Days after the date a Swing Loan is made, request each Bank, including the Swing Loan Bank, to make a Line Loan pursuant to Section 2.1(a) in an amount equal to such Bank's Percentage of the amount of the Swing Loan outstanding on the date such notice is given. The Borrower hereby irrevocably authorizes and directs the Swing Loan Bank to so act on its behalf, and agrees that any amount advanced to the Administrative Agent for the benefit of the Swing Loan Bank pursuant to this
Section 2.5(d) shall be considered a Line Loan pursuant to Section 2.1(a). Unless any of the events described in Section 9.1(j) shall have occurred (in which event the procedures of Section 2.5(e) shall apply), each Bank shall make the proceeds of its Line Loan available to the Swing Loan Bank for the account of the Swing Loan Bank at the Administrative Agent's Office prior to 1:00 p.m. (Cleveland time) in funds immediately available no later than the next Banking Day after the date such notice is given just as if the Banks were funding an Alternate Base Rate Loan directly to Borrower, so that thereafter such Obligations shall be evidenced by the Line Notes. The proceeds of such Line Loan shall be immediately applied to repay the Swing Loans.

            (e) If prior to the making of a Line Loan pursuant to Section 2.5(d) by all of the Banks, one of the events described in Section 9.1(j) shall have occurred, each Bank will, on the date such Line Loan pursuant to Section 2.5(d) was to have been made, purchase an undivided participating interest in the Swing Loan in an amount equal to its Percentage of such Swing Loan. Each Bank will immediately transfer to the Swing Loan Bank in immediately available funds the amount of its participation and upon receipt thereof the Swing Loan Bank will deliver to such Bank a Swing Loan participation certificate dated the date of receipt of such funds and in such amount.

            (f) Whenever at any time after the Swing Loan Bank has received from any Bank such Bank's participating interest in a Swing Loan, the Swing Loan Bank receives any payment on account thereof, the Swing Loan Bank will distribute to such Bank its participating interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Bank's participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Loan Bank is required to be returned, such Bank will return to the Swing Loan Bank any portion thereof previously distributed by the Swing Loan Bank to it.

            (g) Each Bank's obligation to fund a Line Loan as provided in
Section 2.5(d) or to purchase participating interests pursuant to Section 2.5(e) shall be absolute and unconditional and shall not be affected by any circumstance (except only the failure of the Swing Loan Bank to make the request described in Section 2.5(d)), including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Bank or Borrower may have against the Swing Loan Bank, Borrower or anyone else for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of Borrower or any other member of the Consolidated Group; (iv) any breach of this Agreement or any of the other Loan Documents by any Bank; (v) the failure to satisfy all of the conditions to disbursement set forth in Article 8; or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. No such funding or purchase by a Bank under the preceding sentence shall be deemed to be a waiver of any claim that a Bank may otherwise have against the Administrative Agent pursuant to the terms of this Agreement. The provisions of Section 2.9 shall apply to any Bank which fails or refuses to make a Line Loan or fund its participation as provided herein. Each Swing Loan, once so converted, shall cease to be a Swing Loan for the purposes of this Agreement, but shall be a Line Loan made by each Bank under its Commitment.

      2.6 Letters of Credit.

            (a) Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the day that is thirty (30) Banking Days prior to the Maturity Date, the Administrative Agent (including any successor Administrative Agent that takes over such position from KeyBank) shall issue such Letters of Credit as Borrower may request, for the purposes provided in Section 5.9, upon the delivery of a written request in the form of Exhibit G hereto (a "Letter of Credit Request") to the Administrative Agent, provided that (i) upon issuance of such Letter of Credit, the Letter of Credit Exposure shall not exceed the greater of (A) $37,500,000 and (B) fifteen percent (15%) of the then-effective Line Commitment, (ii) the aggregate principal amount outstanding under the Notes (after giving effect to all amounts requested thereunder) plus the Letter of Credit Exposure shall not exceed the Facility Availability Amount, (iii) the conditions set forth in Article 8 shall have been satisfied, and (iv) in no event shall any amount drawn under a Letter of Credit be available for reinstatement or a subsequent drawing under such Letter of Credit. Unless the Administrative Agent otherwise consents, the term of any Letter of Credit shall not exceed the lesser of twelve (12) months or a period of time commencing on the issuance of the Letter of Credit and ending on the Banking Day which is immediately prior to the Maturity Date, provided that any such Letter of Credit may contain an automatic extension or renewal clause, so long as the final expiration date of such Letter of Credit shall not be later than the Banking Day immediately preceding the Maturity Date. The amount available to be drawn under any Letter of Credit shall reduce on a dollar for dollar basis the amount available to be drawn under the Commitments as a Loan.

            (b) Each Letter of Credit Request shall be submitted to the Administrative Agent at least three (3) Banking Days prior to the date upon which the requested Letter of Credit is to be issued. Each such Letter of Credit Request shall contain (i) a statement as to the purpose for which such Letter of Credit shall be used (which purpose shall be in accordance with the terms of Section 5.9), and (ii) a certification by a Responsible Official of Borrower that Borrower is and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of such Letter of Credit. Borrower shall further deliver to the Administrative Agent such additional applications and documents as the Administrative Agent may require, in conformity with the then standard practices of its letter of credit department in connection with the issuance of such Letter of Credit; provided that in the event of any conflict, the terms of this Agreement shall control.

            (c) The Administrative Agent shall, if it approves of the content of the Letter of Credit Request (which approval shall not be unreasonably withheld, conditioned or delayed), and subject to the conditions set forth in this Agreement, issue the Letter of Credit. Each Letter of Credit shall be in form and substance satisfactory to the Administrative Agent in its reasonable discretion. Upon issuance of a Letter of Credit, the Administrative Agent shall promptly notify the Banks of such issuance and shall provide copies of each Letter of Credit Request and the corresponding Letter of Credit to any Bank which requests same.

            (d) Upon the issuance of a Letter of Credit, each Bank shall be deemed to have purchased a participation therein from the Administrative Agent in an amount equal to its respective Percentage of the amount of such Letter of Credit, provided that no Bank shall be obligated to transfer funds in such amount to the Administrative Agent at such time.

            (e) Upon the issuance of each Letter of Credit, Borrower shall pay to the Administrative Agent (i) for its own account, an issuance fee equal to the greater of (A) $1,500 or (B) one eighth of one percent (0.125%) per annum to be calculated on the face amount of each Letter of Credit for the stated duration thereof, based on the actual number of days and using a 360-day year basis, payable by Borrower on the issuance of each such Letter of Credit and on the date of any increase therein or extension thereof, plus all reasonable out of pocket costs and the Administrative Agent's standard charges of issuing, amending and servicing such Letter of Credit and processing draws thereunder, and (ii) for the accounts of the Banks in accordance with their Percentages in such Letter of Credit, a "Letter of Credit Fee" calculated at the rate of the Applicable Margin per annum in effect from time to time with respect to LIBOR Rate Loans on the face amount of such Letter of Credit during the period from and including the issuance date of such Letter of Credit to its expiration or termination date. The Letter of Credit Fee payable to the Banks shall be computed on the basis of a year of 360 days and shall be payable quarterly in arrears as of the first day of each calendar quarter (commencing with the first calendar quarter following the date of issuance of the Letter of Credit) and on the Maturity Date of the Line Facility.

            (f) If and to the extent that any amounts are drawn upon any Letter of Credit, the amounts so drawn shall, from the date of payment thereof by the Administrative Agent to either the date of reimbursement thereof by Borrower or repayment through a borrowing by Borrower of a Line Loan, bear interest at the Alternate Base Rate. Upon the receipt by the Administrative Agent of any draw or other presentation for payment of a Letter of Credit and the payment by the Administrative Agent of any amount under a Letter of Credit which is not reimbursed by Borrower within twenty four (24) hours of receipt of notice from the Administrative Agent of such draw, the Administrative Agent shall, without further notice to or the consent of Borrower, direct the Banks to fund to the Administrative Agent in accordance with Section 2.9 on or before 1:00 p.m. (Cleveland time) on the next Banking Day following Borrower's failure to reimburse the Administrative Agent, their respective Percentage of the amount so paid by the Administrative Agent as a Line Loan. The proceeds of such funding shall be paid to the Administrative Agent to reimburse the Administrative Agent for the payment made by it under the Letter of Credit and shall thereafter be evidenced by the Line Notes. The provisions of Section 2.9 shall apply to any Bank or Banks failing or refusing to fund its Percentage of any such draw. The Banks shall be required to make such Line Loans regardless of whether all of the conditions to disbursement set forth in Article 8 have been satisfied, provided that the making of such Line Loans shall not be deemed to be a waiver of any claim that a Bank may otherwise have against the Administrative Agent pursuant to this Agreement.

            (g) If, following a draw under any Letter of Credit, but prior to the making of a Line Loan with respect thereto under Section 2.6(f) above, one of the events described in Section 9.1(j) shall have occurred, each Bank will promptly pay to the Administrative Agent in immediately available funds its Percentage of the amount drawn under such Letter of Credit, and upon receipt thereof the Administrative Agent will deliver to such Bank a Letter of Credit participation certificate dated the date of receipt of such funds and in such amount funded by such Bank. The provisions of Section 2.9 shall apply to any Bank which fails or refuses to fund its participation as provided herein.

            (h) Whenever at any time after the Administrative Agent has received from any Bank such Bank's payment of funds for its participating interest under a Letter of Credit, the Administrative Agent receives any payment on account thereof, the Administrative Agent will distribute to such Bank its participating interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Bank's participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Administrative Agent is required to be returned, such Bank will return to the Administrative Agent any portion thereof previously distributed by the Administrative Agent to it.

            (i) Unless otherwise approved by the Administrative Agent, each Letter of Credit shall be in an amount of not less than $100,000. (j) The issuance of any supplement, modification, amendment, renewal or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.

            (k) The obligations of Borrower to the Banks and the Administrative Agent to reimburse drawings under Letters of Credit under this Agreement shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever and irrespective of any setoff, counterclaim or defense to payment which Borrower may have or have had against the Administrative Agent or any of the Banks (except such as may arise out of the Administrative Agent's or any Bank's gross negligence or willful misconduct), including, without limitation, any setoff, counterclaim or defense based upon or arising out of the following circumstances: (i) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (ii) the existence of any claim, set off, defense or any right which Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or persons or entities for whom any such beneficiary or any such transferee may be acting) or the Banks (other than the defense of payment to the Banks in accordance with the terms of this

Agreement) or any other person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, or any unrelated transaction; (iii) any statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (iv) any breach of any agreement between any Borrower and any beneficiary or transferee of any Letter of Credit; (v) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; and (vi) payment by the Administrative Agent under any Letter of Credit against presentation of a sight draft or a certificate which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct on the part of the Administrative Agent.

      2.7 Voluntary Reduction of Aggregate Line Commitment. Borrower shall have the right, at any time and from time to time, without penalty or charge, upon at least three (3) Banking Days' prior written notice by a Responsible Official of Borrower to the Administrative Agent, voluntarily to reduce, permanently and irrevocably, in aggregate principal amounts in an integral multiples of $1,000,000 but not less than $5,000,000, or to terminate, all or a portion of the then undisbursed portion of the Aggregate Line Commitment; provided that in no event shall the Aggregate Line Commitment be reduced to an amount less than $100,000,000 (unless terminated in its entirety). The Administrative Agent shall promptly notify the Banks of any reduction or termination of the Aggregate Line Commitment under this Section. Any reduction of the Aggregate Line Commitment shall be allocated pro rata among the Banks. Upon any such reduction of the Aggregate Line Commitment, the Swing Line Bank and the Administrative Agent may each elect, at its option, to reduce the Swing Loan Commitment or the maximum amount of Letter of Credit Exposure pursuant to Section 2.6(a), as the case may be, by the same percentage as the percentage reduction in the Aggregate Line Commitment.

      2.8 Increase in Line Commitment. At any time after the Closing Date of this Agreement, the Administrative Agent may in its discretion (which discretion shall not be arbitrarily or unreasonably exercised contrary to the request of Borrower so long as the conditions set forth below are satisfied), without the consent of the Banks (except as specified in this Section 2.8), from time to time at the request of Borrower, increase the Aggregate Line Commitment (and, correspondingly, the maximum Letter of Credit Exposure permitted under Section 2.6(a)) by (i) admitting additional Banks hereunder (each a "Subsequent Bank"), or (ii) increasing the Line Commitment of any Bank (each an "Increasing Bank"), subject to the following conditions:

                  (i) each Subsequent Bank is an Eligible Assignee;

                  (ii) Borrower executes (A) a new Line Note payable to the order of a Subsequent Bank in the amount of its Line Commitment, or (B) a replacement Line Note payable to the order of an Increasing Bank in the amount of its new, increased Line Commitment;

                  (iii) each Subsequent Bank executes and delivers to the Administrative Agent a signature page to this Agreement, and each Increasing Bank executes and delivers to the Administrative Agent a new signature page to this Agreement reflecting its increased Line Commitment;

                  (iv) after giving effect to the admission of any Subsequent Bank or the increase in the Line Commitment of any Increasing Bank, the Aggregate Line Commitment does not exceed $400,000,000;

                  (v) no Event of Default exists; and

                  (vi) no Bank shall be an Increasing Bank without the written consent of such Bank, which consent such Bank may withhold in its sole and absolute discretion.

After the admission of any Subsequent Bank or increase in the Line Commitment of any Increasing Bank, the Administrative Agent shall promptly provide to each Bank and to Borrower copies of the signature pages of such Subsequent Bank or Increasing Bank, and a statement of the current Line Commitment and related Percentage of each Bank (which may be in the form of a revised Schedule 1.1).

      2.9 Administrative Agent's Right to Assume Funds Available for Loans. Unless the Administrative Agent shall have been notified by any Bank no later than 1:00 p.m., Cleveland time on the Banking Day of the proposed funding by the Administrative Agent of any Loan that such Bank does not intend to make available to the Administrative Agent such Bank's portion of the total amount of such Loan, the Administrative Agent may assume that such Bank has made such amount available to the Administrative Agent on the date of the Loan and the Administrative Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If the Administrative Agent has made funds available to Borrower based on such assumption and such corresponding amount is not in fact made available to the Administrative Agent by such Bank, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Bank plus an administrative fee of $200. If such Bank does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent promptly shall notify Borrower and Borrower shall pay such corresponding amount (but not the administrative fee) to the Administrative Agent. The Administrative Agent also shall be entitled to recover from such Bank or Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) from such Bank, the daily Federal Funds Effective Rate or (ii) from Borrower, at the applicable rate for such Loan. Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its Line Commitment or Term Commitment or to prejudice any rights which the Administrative Agent or Borrower may have against any Bank as a result of any default by such Bank hereunder.

      2.10 Extension of Maturity Date. Borrower shall have the one time right and option to extend the Maturity Date with respect to either or both of the Line Facility and the Term Facility to May 30, 2009 upon satisfaction of the following conditions precedent, which must be satisfied prior to the effectiveness of such extension of the Maturity Date:

            (a) Extension Request. Borrower shall deliver written notice of such request (the "Extension Request") to the Administrative Agent not earlier than one hundred fifty (150) days and not later than the date which is ninety (90) days prior to the Maturity Date.

            (b) Payment of Extension Fee. The Borrower shall pay to the Administrative Agent, at the time of the Extension Request, for the benefit of the Banks an extension fee equal to one fifth of one percent (0.20%) of the then-current Line Commitment, if the Line Facility is extended, and one-fifth of one percent (0.20%) of the then-current Outstanding Term Amount, if the Term Loan is extended.

            (c) No Default. On the date the Extension Request is given and on the Maturity Date (as determined without regard to such extension) there shall exist no Event of Default.

            (d) Representations and Warranties. On the date of such Extension Request Borrower shall deliver to the Administrative Agent a Certificate of a Responsible Official signed by a Senior Officer on behalf of Borrower stating that the representations and warranties contained in Article 4 (other than (i) representations and warranties which expressly speak as of a particular date or are no longer true and correct as a result of a change which is not in violation of this Agreement and (ii) as otherwise disclosed by Borrower and approved in writing by the Requisite Banks) will be true and correct in all material respects, both immediately before and after giving effect to the Extension Request, as though such representations and warranties were made on and as of that date.

      2.11 Unencumbered Pool. Borrower may at any time add a Qualified Unencumbered Project to the Unencumbered Pool pursuant to this Section 2.11, which process shall be initiated by delivery by Borrower to the Administrative Agent (which the Administrative Agent shall promptly distribute to the Banks) of a description, in reasonable detail, of the Qualified Unencumbered Project, the most recent year operating income statement related thereto (to the extent available), cash flow projections for such property for the next twelve (12) months, a description of all tenants and leases with respect thereto, a certification of a Senior Officer of Borrower that Borrower has obtained a reasonably current (but in no event older than twelve months) Phase I environmental site assessment prepared by a qualified independent expert with respect to such Qualified Unencumbered Project which provides that there are no recognized environmental conditions thereon that require further action, and other written materials reasonably requested by the Administrative Agent. Notwithstanding the satisfaction of all other criteria specified in this Agreement, no Qualified Unencumbered Project presented by Borrower for inclusion in the Unencumbered Pool shall be deemed added to and to constitute part of the Unencumbered Pool until such time as the Administrative Agent shall have determined that such property meets all the requirements of a Qualified Unencumbered Project under this Agreement (or any such requirements shall have been waived in writing by the Requisite Banks), and the Requisite Banks shall have approved in their reasonable discretion the inclusion of such Qualified Unencumbered Project in the Unencumbered Pool, and the Administrative Agent so notifies Borrower and the Banks in writing. Borrower may remove a property from the Unencumbered Pool by delivery to the Administrative Agent (for distribution to the Banks) of a written notice to that effect, accompanied by a Certificate of a Senior Officer of Borrower setting forth the revised Borrowing Base resulting from such removal, which removal shall be effective on the third (3rd) day after the date of such notice. The Administrative Agent may, upon five (5) Banking Days' notice to Borrower, remove any Project from the Unencumbered Pool which at any time fails to continue to meet the requirements of a Qualified Unencumbered Project , as specified in this Agreement. Upon the effective date of any such removal under either of the two preceding sentences, the Borrowing Base shall be reduced and Borrower shall make any principal prepayment that may be required under Section 3.1(e) as a result of such reduction in the Borrowing Base. Upon any removal of a Project from the Unencumbered

Pool by Borrower or the Administrative Agent pursuant to this Section 2.11, the applicable Subsidiary Guarantor shall be released from all obligations under the Subsidiary Guaranty and the Administrative Agent shall provide to Borrower, on behalf of itself and the Banks, a written acknowledgement thereof.

                                   ARTICLE 3

                                PAYMENTS AND FEES

      3.1 Principal and Interest.

            (a) Interest shall be payable on the outstanding daily unpaid principal amount of each Advance from the date thereof until payment in full is made and shall accrue and be payable at the rates set forth or provided for herein before and after Default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue interest at the Default Rate in each case to the fullest extent permitted by applicable Laws. Interest on LIBOR Rate Loans shall be computed on a 360 day year, and actual days elapsed. Interest on Alternate Base Rate Loans shall be computed on a 365 or 366 day year, as applicable, and actual days elapsed.

            (b) Interest accrued on each Alternate Base Rate Loan shall be due and payable on each Monthly Payment Date or at maturity, whether by acceleration or otherwise. Except as otherwise provided in Section 3.6, the unpaid principal amount of any Alternate Base Rate Loan shall bear interest at a fluctuating rate per annum equal to the Alternate Base Rate. Each change in the interest rate under this Section 3.1(b) due to a change in the Alternate Base Rate shall take effect simultaneously with the corresponding change in the Alternate Base Rate.

            (c) Interest accrued on each LIBOR Rate Loan shall be due and payable on each Monthly Payment Date or at maturity, whether by acceleration or otherwise. Except as otherwise provided in Section 3.6, the unpaid principal amount of any LIBOR Rate Loan shall bear interest at a rate per annum equal to the LIBOR Rate for the applicable LIBOR Period.

            (d) In the event that any additional interest becomes due and payable for any period with respect to a Loan as a result of the Applicable Margin being changed due to any change in the Leverage Ratio, and the interest for such period has previously been paid by Borrower, Borrower shall pay to the Administrative Agent for the account of the Banks the amount of such increase within ten (10) days of demand.

            (e) If not sooner paid, the principal Indebtedness evidenced by the Notes shall be payable as follows:

                  (i) the amount, if any, by which the principal Indebtedness evidenced by the Notes (after giving effect to all amounts requested thereunder) plus the Letter of Credit Exposure, at any time exceeds the Facility Availability Amount shall be payable immediately upon demand and after the Loans are repaid in full, if any Letter of Credit Exposure is then outstanding, Borrower shall make a deposit to the cash collateral account described in
Section 9.2(e) to the extent of the then-current Letter of Credit Exposure; and

                  (ii) the principal Indebtedness evidenced by the Notes shall in any event be payable on the Maturity Date applicable thereto.

            (f) The Notes may, at any time and from time to time, voluntarily be paid or prepaid in whole or in part without premium or penalty, except that with respect to any voluntary prepayment under this Section, (i) any partial prepayment shall be not less than $1,000,000, (ii) the Administrative Agent shall have received written notice of any prepayment by noon, Cleveland time on the date of prepayment (which must be a Banking Day) in the case of an Alternate Base Rate Loan, and, in the case of a LIBOR Rate Loan, three (3) Banking Days before the date of prepayment, which notice shall identify the date and amount of the prepayment and the Loan(s) being prepaid, (iii) any payment or prepayment of all or any part of any LIBOR Rate Loan on a day other than the last day of the applicable LIBOR Period shall be subject to Section 3.5(d) and (iv) upon any partial prepayment of a LIBOR Rate Loan that reduces it below $1,000,000, the remaining portion thereof shall automatically convert to an Alternate Base Rate Loan. Notwithstanding the foregoing, no prior notice shall be required for the prepayment of any Swing Loan.

            (g) Unless otherwise approved by the Administrative Agent, Borrower shall cause all gross proceeds of each and every Debt Offering and Equity Offering, less all reasonable costs, fees, expenses, underwriting commissions, fees and discounts incurred in connection therewith, to be paid to the Administrative Agent for the account of the Banks as a prepayment of the Loans within ten (10) days of the date of such offering to the extent of the outstanding balance of the Loans and after the Loans are repaid in full as a deposit to the cash collateral account described in Section 9.2(e) to the extent of the then-current Letter of Credit Exposure. Provided that no Event of Default has occurred and is then continuing, Borrower shall be entitled to designate the Loans to which such required prepayment shall be applied.

      3.2 Other Fees. In addition to the Letter of Credit issuance fee described above, Borrower shall pay to KeyBank each of the other fees specified in the Fee Letter as and when due in accordance therewith.

      3.3 Unused Fees. Borrower agrees to pay to the Administrative Agent for the account of each Bank an unused facility fee (the "Unused Fee") equal to an aggregate amount computed on a daily basis by multiplying (i) the Unused Fee Percentage applicable to such day, expressed as a per diem rate, times (ii) the excess of the Aggregate Line Commitment over the Outstanding Line Amount on such day. The Unused Fee shall be payable quarterly in arrears on the first Banking Day of each calendar quarter (for the prior calendar quarter) and upon any termination of the Line Commitment in its entirety.

      3.4 Increased Commitment Costs. If any Bank shall determine in good faith that the introduction after the Closing Date of any applicable Law or guideline regarding capital adequacy, or any change therein or any change in the interpretation or administration thereof by any central bank or other Governmental Agency charged with the interpretation or administration thereof, or compliance by such Bank (or its LIBOR Lending Office) or any corporation controlling such Bank, with any request, guideline or directive regarding capital adequacy (whether or not having the force of Law) of any such central bank or other authority not imposed as a result of such Bank's or such corporation's failure to comply with any other Laws, affects or would affect the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank and (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy and such Bank's desired return on capital) determines in good faith that the amount of such capital is increased, or the rate of return on capital is reduced, as a consequence of its obligations under this Agreement, then, within ten (10) Banking Days after demand of such Bank, Borrower shall pay to such Bank, from time to time as specified in good faith by such Bank, additional amounts sufficient to compensate such Bank in light of such circumstances, to the extent reasonably allocable to such obligations under this Agreement, provided that Borrower shall not be obligated to pay any such amount which arose prior to the date which is one hundred eighty (180) days preceding the date of such demand or is attributable to periods prior to the date which is one hundred eighty (180) days receding the date of such demand. Each Bank's determination of such amounts shall be conclusive in the absence of manifest error.

      3.5 LIBOR Costs and Related Matters.

            (a) If, after the date hereof, the existence or occurrence of any Special LIBOR Circumstance:

                  (i) shall subject any Bank or its LIBOR Lending Office to any tax, duty or other charge or cost with respect to any LIBOR Rate Advance, any of its Notes evidencing LIBOR Rate Loans or its obligation to make LIBOR Rate Advances, or shall change the basis of taxation of payments to any Bank attributable to the principal of or interest on any LIBOR Rate Advance or any other amounts due under this Agreement in respect of any LIBOR Rate Advance, any of its Notes evidencing LIBOR Rate Loans or its obligation to make LIBOR Rate Advances, excluding (i) taxes imposed on or measured in whole or in part by its overall net income (including taxes on gross income imposed in lieu of net income, minimum taxes or branch profits taxes) by (A) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or LIBOR Lending Office or (B) any jurisdiction (or political subdivision thereof) in which it is "doing business" and (ii) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which it has failed, for any reason, to provide Borrower with the appropriate form or forms required by Section 11.21, to the extent such forms are then required by applicable Laws to establish a complete exemption;

                  (ii) shall impose, modify or deem applicable any reserve not applicable or deemed applicable on the date hereof (including any reserve imposed by the Board of Governors of the Federal Reserve System, special deposit, capital or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Bank or its LIBOR Lending Office); or

                  (iii) shall impose on any Bank or its LIBOR Lending Office or the London interbank market any other condition affecting any LIBOR Rate Advance, any of its Notes evidencing LIBOR Rate Loans, its obligation to make LIBOR Rate Advances or this Agreement, or shall otherwise affect any of the same;

and the result of any of the foregoing, as determined in good faith by such Bank, increases the cost to such Bank or its LIBOR Lending Office of making or maintaining any LIBOR Rate Advance or in respect of any LIBOR Rate Advance, any of its Notes evidencing LIBOR Rate Loans or its obligation to make LIBOR Rate Advances or reduces the amount of any sum received or receivable by such Bank or its LIBOR Lending Office with respect to any LIBOR Rate Advance, any of its Notes evidencing LIBOR Rate Loans or its obligation to make LIBOR Rate Advances, then, within five (5) Banking Days after demand by such Bank (with a copy to the Administrative Agent), Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction (determined as though such Bank's LIBOR Lending Office had funded 100% of its LIBOR Rate Advance in the London interbank market), provided, that with respect to any additional amount arising as a result of the occurrence of an event described in clause (i) above, Borrower shall not be obligated to pay any such amount which arose prior to the date which is ninety (90) days preceding the date of such demand or is attributable to periods prior to the date which is ninety (90) days preceding the date of such demand. A statement of any Bank claiming compensation under this subsection shall be conclusive in the absence of manifest error.

            (b) If, after the date hereof, the existence or occurrence of any Special LIBOR Circumstance shall, in the good faith opinion of any Bank, make it unlawful or impossible for such Bank or its LIBOR Lending Office to make, maintain or fund its portion of any LIBOR Rate Loan, or materially restrict the authority of such Bank to purchase or sell, or to take deposits of, Dollars in the London interbank market, or to determine or charge interest rates based upon the LIBOR Rate, and such Bank shall so notify the Administrative Agent, then such Bank's obligation to make LIBOR Rate Advances shall be suspended for the duration of such illegality or impossibility and the Administrative Agent forthwith shall give notice thereof to the other Banks and Borrower. Upon receipt of such notice, the outstanding principal amount of such Bank's LIBOR Rate Advances, together with accrued interest thereon, automatically shall be converted to Alternate Base Rate Advances on either (1) the last day of the LIBOR Period(s) applicable to such LIBOR Rate Advances if such Bank may lawfully continue to maintain and fund such LIBOR Rate Advances to such day(s) or (2) immediately if such Bank may not lawfully continue to fund and maintain such LIBOR Rate Advances to such day(s), provided that in such event the conversion shall not be subject to payment of a prepayment fee under Section 3.8(e). Each Bank agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge, occurring after the Closing Date, which will cause that Bank to notify the Administrative Agent under this Section, and agrees to designate a different LIBOR Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Bank, otherwise be materially disadvantageous to such Bank. In the event that any Bank is unable, for the reasons set forth above (or those set forth in clause (d) below), to make, maintain or fund its portion of any LIBOR Rate Loan, such Bank shall fund such amount as an Alternate Base Rate Advance for the same period of time, and such amount shall be treated in all respects as an Alternate Base Rate Advance. Any Bank whose obligation to make LIBOR Rate Advances has been suspended under this Section shall promptly notify the Administrative Agent and Borrower of the cessation of the Special LIBOR Circumstance which gave rise to such suspension.

            (c) If, with respect to any proposed LIBOR Rate Loan:

                  (i) the Administrative Agent reasonably determines that, by reason of circumstances affecting the London interbank market generally that are beyond the reasonable control of the Banks, deposits in Dollars (in the applicable amounts) are not being offered to any Bank in the London interbank market for the applicable LIBOR Period; or

                  (ii) the Requisite Banks advise the Administrative Agent that the LIBOR Rate as determined by the Administrative Agent (i) does not represent the effective pricing to such Banks for deposits in Dollars in the London interbank market in the relevant amount for the applicable LIBOR Period, or (ii) will not adequately and fairly reflect the cost to such Banks of making the applicable LIBOR Rate Advances;

then the Administrative Agent forthwith shall give notice thereof to Borrower and the Banks, whereupon until the Administrative Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Banks to make any future LIBOR Rate Advances shall be suspended.

            (d) Except for a failure caused by any Bank's default, Borrower shall indemnify the Banks against any loss or expense that the Banks may sustain or incur (including, without limitation, any loss or expense sustained or incurred in obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any LIBOR Rate Loans) as a consequence of (i) any failure of Borrower to make any payment when due of any amount due hereunder,
(ii) any failure of Borrower to borrow, continue or convert a LIBOR Rate Loan on a date specified therefor in a notice thereof, (iii) any failure to fulfill on the scheduled commencement date of any LIBOR Period hereunder the applicable conditions set forth herein as prerequisites to an Advance that is to be a LIBOR Rate Loan or to the election of a LIBOR Rate, (iv) any failure to borrow hereunder after a request for a LIBOR Rate Loan has been given, (v) any payment or prepayment permitted or mandated hereunder of a LIBOR Rate Loan on a date other than the last day of the relevant LIBOR Period, including without limitation upon acceleration following an Event of Default, or (vi) the occurrence of any Event of Default, including but not limited to any loss or expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain a LIBOR Rate Loan. Without limiting the foregoing, such loss or expense shall conclusively be deemed to include a "Breakage Fee" (as defined below). The term "Breakage Fee" shall mean that sum equal to the greater of $200 or the financial loss incurred by the Banks resulting from prepayment or failure to borrow, calculated by the Administrative Agent as the difference between the amount of interest the Banks would have earned (from like investments in the Money Markets (as hereinafter defined) as of the first day of the applicable LIBOR Period) had prepayment or failure to borrow not occurred and the interest the Banks would actually earn (from like investments in the Money Markets as of the date of prepayment or failure to borrow) as a result of the redeployment of funds from the prepayment or failure to borrow. Borrower agrees that the Breakage Fee shall not be discounted to its present value. Any voluntary prepayment of a LIBOR Rate Loan shall be in an amount equal to the remaining entire principal balance of such LIBOR Rate Loan. The term "Money Markets" refers to one or more wholesale funding markets available to Banks, including negotiable certificates of deposit, commercial paper, Eurodollar deposits, bank notes, federal funds and others. The Administrative Agent shall provide to Borrower a statement, signed by an officer of the Administrative Agent, explaining any such loss or expense and setting forth the computation of the Breakage Fee pursuant to the preceding provisions which, in the absence of manifest error, shall be conclusive and binding on Borrower.

            (e) Each Bank agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge, occurring after the Closing Date, which will entitle such Bank to compensation pursuant to this Section 3.5, and agrees to designate a different LIBOR Lending Office if such designation will avoid the need for or reduce the amount of such compensation and will not, in the good faith judgment of such Bank, otherwise be materially disadvantageous to such Bank. Any request for compensation by a Bank under this
Section 3.5 shall set forth the basis upon which it has been determined that such an amount is due from Borrower, a calculation of the amount due, and a certification that the corresponding costs have been incurred by the Bank.

      3.6 Late Payments. If any installment of principal or interest or any fee or cost or other amount payable under any Loan Document to the Administrative Agent or any Bank is not paid when due, it shall thereafter bear interest at a fluctuating interest rate per annum (the "Default Rate") at all times equal to
(i) in the case of interest or principal, the sum of the rate otherwise applicable to the Loans, plus 3% and (ii) in the case of any other amount, the sum of the Alternate Base Rate plus 3%, to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including, without limitation, interest on past due interest) shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by applicable Laws, and shall be payable upon demand. In addition, Borrower shall pay, upon demand, a late charge equal to five percent (5%) of any amount of interest and/or principal payable on the Loans or any other amounts payable hereunder or under the other Loan Documents which is not paid within ten (10) days of the date when due.

      3.7 Computation of Interest and Fees. Computation of interest and fees under this Agreement shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, except that interest at the Alternate Base Rate shall be calculated on the basis of a 365 or 366 day year, as applicable. Interest shall accrue on each Loan for the day on which the Loan is made; interest shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Any Loan that is repaid on the same day on which it is made shall bear interest for one day. Notwithstanding anything in this Agreement to the contrary, interest in excess of the maximum amount permitted by applicable Laws shall not accrue or be payable hereunder or under the Notes, and any amount paid as interest hereunder or under the Notes which would otherwise be in excess of such maximum permitted amount shall instead be treated as a payment of principal.

      3.8 Non Banking Days. If any payment to be made by Borrower or any other Party under any Loan Document shall come due on a day other than a Banking Day, payment shall instead be considered due on the next succeeding Banking Day, unless, in the case of a payment relating to a LIBOR Rate Loan, such next succeeding Banking Day is in the next calendar month, in which case such payment shall be made on the next preceding Banking Day, and the extension of time shall be reflected in computing interest and fees.

      3.9 Manner and Treatment of Payments.

            (a) Each payment hereunder (except payments pursuant to Sections 3.4, 3.5, 11.3, 11.11 and 11.22) or on the Notes or under any other Loan Document shall be made to the Administrative Agent at the Administrative Agent's Office for the account of each of the Banks or the Administrative Agent, as the case may be, in immediately available funds not later than 2:00 p.m., Cleveland time, on the day of payment (which must be a Banking Day). All payments received after such time, on any Banking Day, shall be deemed received on the next succeeding Banking Day. The amount of all payments received by the Administrative Agent for the account of each Bank shall be immediately paid by the Administrative Agent to the applicable Bank in immediately available funds and, if such payment was received by the Administrative Agent by

2:00 p.m., Cleveland time, on a Banking Day and not so made available to the account of a Bank on that Banking Day, the Administrative Agent shall reimburse that Bank for the cost to such Bank of funding the amount of such payment at the Federal Funds Effective Rate. All payments shall be made in Dollars.

            (b) Each payment or prepayment shall be applied first to Swing Loans, then to Alternate Base Rate Loans and finally to LIBOR Rate Loans. Each payment or prepayment on account of any such Alternate Base Rate Loan or LIBOR Rate Loan shall be applied pro rata according to the outstanding Advances made by each Bank comprising such Loan.

            (c) Each Bank shall keep a record (in writing or by an electronic data entry system) of Advances made by it and payments received by it with respect to each of its Notes and, subject to Section 10.6(g), such record shall, as against Borrower, be presumptive evidence of the amounts owing, absent manifest error. Notwithstanding the foregoing sentence, the failure by any Bank to keep such a record shall not affect Borrower's obligation to pay the Obligations.

            (d) Each payment of any amount payable by Borrower or any other Party under this Agreement or any other Loan Document shall be made without setoff or counterclaim and free and clear of, and without reduction by reason of, any taxes, assessments or other charges imposed by any Governmental Agency, central bank or comparable authority, excluding (i) taxes imposed on or measured in whole or in part by any Bank's overall net income (including taxes on gross income imposed in lieu of net income tax, minimum taxes or branch profits taxes) by (A) any jurisdiction (or political subdivision thereof) in which such Bank is organized or maintains its principal office or LIBOR Lending Office or (B) any jurisdiction (or political subdivision thereof) in which such Bank is "doing business" and (ii) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which any Bank has failed, for whatever reason, timely to provide Borrower with the appropriate form or forms required by Section 11.21, to the extent such forms are then required by applicable Laws to establish a complete exemption (all such non excluded taxes, assessments or other charges being hereinafter referred to as "Taxes"). To the extent that Borrower is obligated by applicable Laws to make any deduction or withholding on account of Taxes from any amount payable to any Bank under this Agreement, Borrower shall (i) make such deduction or withholding and pay the same to the relevant Governmental Agency and (ii) pay such additional amount to that Bank as is necessary to result in that Bank's receiving a net after Tax amount equal to the amount to which that Bank would have been entitled under this Agreement absent such deduction or withholding.

      3.10 Funding Sources. Nothing in this Agreement shall be deemed to obligate any Bank to obtain the funds for any Loan or Advance in any particular place or manner or to constitute a representation by any Bank that it has obtained or will obtain the funds for any Loan or Advance in any particular place or manner.

      3.11 Failure to Charge Not Subsequent Waiver. Any decision by the Administrative Agent or any Bank not to require payment of any interest (including interest arising under Section 3.6), fee, cost or other amount payable under any Loan Document, or to calculate any amount payable by a particular method, on any occasion shall in no way limit or be deemed a waiver of the Administrative Agent's or such Bank's right to require full payment of any interest (including interest arising under Section 3.6), fee, cost or other amount payable under any Loan Document, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.

      3.12 Administrative Agent's Right to Assume Payments Will be Made by Borrower. Unless the Administrative Agent shall have been notified by Borrower prior to the date on which any payment to be made by Borrower hereunder is due that Borrower does not intend to remit such payment, the Administrative Agent may, in its discretion, assume that Borrower has remitted such payment when so due and the Administrative Agent may, in its discretion and in reliance upon such assumption, make available to each Bank on such payment date an amount equal to such Bank's share of such assumed payment. If Borrower has not in fact remitted such payment to the Administrative Agent, each Bank shall forthwith on demand repay to the Administrative Agent the amount of such assumed payment made available to such Bank, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Bank to the date such amount is repaid to the Administrative Agent at the Federal Funds Effective Rate.

      3.13 Calculations Detail. The Administrative Agent, and any Bank, shall provide reasonable detail to Borrower regarding the manner in which the amount of any payment to the Administrative Agent and the Banks, or that Bank, under
Article 3 has been determined, within a reasonable period of time after request by Borrower.

      3.14 Survivability. The provisions of Sections 3.4 and 3.5 shall survive following the date on which the Commitments and all Letters of Credit are terminated and all Loans and Obligations with respect to any Letter of Credit hereunder are fully paid, and Borrower shall remain obligated thereunder for all claims under such Sections made by any Bank to Borrower.

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

      Borrower represents and warrants to the Banks that:

      4.1 Existence and Qualification; Power; Compliance With Laws. Parent is a corporation duly formed, validly existing and in good standing under the Laws of Maryland. Borrower is a limited partnership, duly formed, validly existing and in good standing under the Laws of Maryland, and each Guarantor is a corporation, limited partnership, limited liability company or trust duly formed, validly existing and in good standing under the Laws of its state of formation. Each of the Loan Parties is duly qualified or registered to transact business and is in good standing in each other jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing would not constitute a Material Adverse Effect. Each of the Loan Parties has all requisite power and authority to conduct its business, to own and lease its Properties and to execute and deliver each Loan Document to which it is a Party and to perform its Obligations. All outstanding shares of capital stock of Parent are duly authorized, validly issued, fully paid and nonassessable, and no holder thereof has any enforceable right of rescission under any applicable state or federal securities Laws. Each of the Loan Parties is in compliance with all Laws and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure so to comply, obtain authorizations, etc., file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect. Parent is a "real estate investment trust" within the meaning of Section. 856 of the Code, has elected to be treated as a real estate investment trust and is subject to federal income taxation as a real estate investment trust pursuant to Sections. 856-860 of the Code.

      4.2 Authority; Compliance With Other Agreements and Instruments and Government Regulations. The execution, delivery and performance by each of the Loan Parties of the Loan Documents to which it is a Party have been duly authorized by all necessary corporate, partnership or limited liability company action, as applicable, and do not and will not:

            (a) Require any consent or approval not heretofore obtained of any partner, director, stockholder, security holder or creditor of the Loan Parties;

            (b) Violate or conflict with any provision of any Loan Party's charter, articles of incorporation, bylaws or other organizational agreements, as applicable;

            (c) Result in or require the creation or imposition of any Lien upon or with respect to any Property now owned or leased or hereafter acquired by the Loan Parties;

            (d) Violate in any material respect any material Requirement of Law applicable to the Loan Parties; or

            (e) Result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other Contractual Obligation to which the Loan Parties are a party or by which the Loan Parties or any of their Property is bound or affected;

and none of the Loan Parties is in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in Section 4.2(e), in any respect that constitutes a Material Adverse Effect.

      4.3 No Governmental Approvals Required. Except as previously obtained or made, and except for consents, approvals or permits pertaining to construction or development of a type that are routinely granted and that would not normally be obtained before the commencement of performance and which Borrower has no reason to believe will not be obtained as and when required, no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency is or will be required to authorize or permit under applicable Laws the execution, delivery and performance by any of the Loan Parties of the Loan Documents to which it is a Party.

      4.4 Subsidiaries. Schedule 4.4 hereto correctly sets forth the names, form of legal entity, number of shares of capital stock (or other applicable unit of equity interest) issued and outstanding, and the record owner thereof and jurisdictions of organization of all Subsidiaries of Parent. Unless otherwise indicated in Schedule 4.4, all of the outstanding shares of capital stock, or all of the units of equity interest, as the case may be, of each such Subsidiary are owned of record and beneficially by Parent, there are no outstanding options, warrants or other rights to purchase capital stock of any such Subsidiary, and all such shares or equity interests so owned are duly authorized, validly issued, fully paid and nonassessable, and were issued in compliance with all applicable state and federal securities and other Laws, and are free and clear of all Liens, except for Permitted Liens.

      4.5 Financial Statements. All financial statements and other information previously delivered to the Administrative Agent by Borrower fairly present in all material respects the financial condition, results of operations, cash flows and/or other information described therein.

      4.6 No Other Liabilities; No Material Adverse Changes. The Loan Parties do not have any material liability or material contingent liability required under Generally Accepted Accounting Principles to be reflected or disclosed, and not reflected or disclosed, in the balance sheets described in Section 4.5, other than liabilities and contingent liabilities arising in the ordinary course of business since the date of such financial statements. As of the Closing Date, no circumstance or event has occurred that constitutes a Material Adverse Effect.

      4.7 [Intentionally Omitted.]

      4.8 Intangible Assets. The Loan Parties own, or possess the right to use to the extent necessary in their respective businesses, all material trademarks, trade names, copyrights, patents, patent rights, computer software, licenses and other Intangible Assets that are used in the conduct of their businesses as now operated, and no such Intangible Asset, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or Intangible Asset of any other Person to the extent that such conflict constitutes a Material Adverse Effect.

      4.9 Public Utility Holding Company Act. None of the Loan Parties is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      4.10 Litigation. Except for (a) any matter fully covered as to subject matter and amount (subject to applicable deductibles and retentions) by insurance for which the insurance carrier has not asserted lack of subject matter coverage or reserved its right to do so, (b) any matter, or series of related matters, involving a claim against Parent or any of its Subsidiaries of less than $5,000,000 (or, in each case in which this representation and warranty is remade after the Closing Date, less than $5,000,000 or such greater amount that the Administrative Agent has reasonably determined, after full written disclosure thereof by Borrower to the Administrative Agent, would not constitute a Material Adverse Effect), (c) matters of an administrative nature not involving a claim or charge against Parent or any of its Subsidiaries and (d) matters set forth in Schedule 4.10, there are no actions, suits, proceedings or investigations pending as to which Parent or any of its Subsidiaries have been served or have received notice or, to the best knowledge of Borrower, threatened against or affecting Parent or any of its Subsidiaries or any Property of any of them before any Governmental Agency, mediator or arbitrator. As of the Closing Date, there are no judgments outstanding against or affecting the Parent or any of its Subsidiaries or any Property individually or in the aggregate involving amounts in excess of $1,000,000.

      4.11 Binding Obligations. Each of the Loan Documents to which the Loan Parties are a Party will, when executed and delivered by the Loan Parties, constitute the legal, valid and binding obligation of the Loan Parties, enforceable against the Loan Parties in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

      4.12 No Default. No event has occurred and is continuing that is a Default or Event of Default.

      4.13 ERISA.

            (a) With respect to each Pension Plan:

                  (i) such Pension Plan complies in all material respects with ERISA and any other applicable Laws to the extent that noncompliance would constitute a Material Adverse Effect;

                  (ii) such Pension Plan has not incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA) that would constitute a Material Adverse Effect;

                  (iii) no "reportable event" (as defined in Section 4043 of ERISA, but excluding such events as to which the PBGC has by regulation waived the requirement therein contained that it be notified within thirty days of the occurrence of such event) has occurred that would constitute a Material Adverse Effect; and

                  (iv) neither Parent nor any of its Subsidiaries has engaged in any nonexempt "prohibited transaction" (as defined in Section 4975 of the Code) that would constitute a Material Adverse Effect.

            (b) neither Parent nor any of its Subsidiaries has incurred or expects to incur any withdrawal liability to any Multiemployer Plan that would constitute a Material Adverse Effect.

      4.14 Regulations T, U and X; Investment Company Act. No part of the proceeds of any Loan hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any Margin Stock in violation of Regulations T, U and X. Neither Parent nor any of its Subsidiaries is or is required to be registered as an "investment company" under the Investment Company Act of 1940, as amended.

      4.15 Disclosure. No written statement made by a Senior Officer to the Administrative Agent or any Bank in connection with this Agreement, or in connection with any Loan, as of the date thereof contained any untrue statement of a material fact or omitted a material fact necessary to make the statement made not misleading in light of all the circumstances existing at the date the statement was made.

      4.16 Tax Liability. Parent and its Subsidiaries have filed all tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by Parent or any of its Subsidiaries, except (a) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained and (b) immaterial taxes so long as no material Property of Parent or any of its Subsidiaries is at impending risk of being seized, levied upon or forfeited.

      4.17 Hazardous Materials. Except as described in Schedule 4.17, as of the Closing Date (a) none of the Loan Parties, nor to the best knowledge of Borrower, any other Person at any time has disposed of, discharged, released or threatened the release of any Hazardous Materials on, from or under the Projects in violation of any Hazardous Materials Law that would individually or in the aggregate constitute a Material Adverse Effect, (b) to the best knowledge of Borrower, no condition exists that violates any Hazardous Material Law affecting any Projects except for such violations that would not individually or in the aggregate constitute a Material Adverse Effect, (c) no Projects or any portion thereof is or has been utilized by the Loan Parties nor, to the best knowledge of Borrower, any other Person as a site for the manufacture of any Hazardous Materials, (d) to the extent that any Hazardous Materials are used, generated or stored by Borrower or any other Person on any Project, or transported to or from such Project by the Loan Parties or any other Person, such use, generation, storage and transportation by the Loan Parties and, to the best knowledge of Borrower, by any other Person are in compliance with all Hazardous Materials Laws except for such non compliance that would not constitute a Material Adverse Effect or be materially adverse to the interests of the Banks, and (e) no Project is subject to any remediation, removal, containment or similar action conducted by or on behalf of any Loan Party or any other Person, or with respect to any such Project listed on Schedule 4.17 which is subject to any such action, the estimated costs for completing such action are as set forth on Schedule 4.17.

      4.18 Initial Pool Properties. The Initial Unencumbered Projects described on Schedule 4.18 are, as of the Closing Date, Qualified Unencumbered Projects and comprise the initial Unencumbered Pool.

      4.19 Property. All of the Loan Parties' and their respective Subsidiaries' properties are in good repair and condition, subject to ordinary wear and tear, other than with respect to deferred (i) maintenance existing as of the date of acquisition of such property as permitted in this Section 4.19, (ii) Projects currently under development and (iii) defects relating to properties other than properties in the Unencumbered Pool which would not constitute a Material Adverse Effect. The Loan Parties further have completed or caused to be completed an appropriate investigation of the environmental condition of each such property as of the later of (a) the approximate date of the Loan Parties' or such Subsidiaries' purchase thereof or (b) the approximate date upon which such property was last security for Indebtedness of such Borrower or such Subsidiary if such financing was not closed on or about the date of the acquisition of such property to the extent such an investigation was required by the applicable lender, including preparation of a "Phase I" report and, if appropriate, a "Phase II" report, in each case prepared by a recognized environmental consultant in accordance with customary standards which discloses that such property is not in violation of the representations and covenants set forth in this Agreement, unless such violation as to properties in the Unencumbered Pool has been disclosed in writing to the Administrative Agent and satisfactory remediation actions are being taken. There are no unpaid or outstanding real estate or other taxes or assessments on or against any property of any Loan Party or any of their respective Subsidiaries which are payable by such Person (except only real estate or other taxes or assessments, that are not yet due and payable). There are no pending eminent domain proceedings against any property included within the Unencumbered Pool, and, to the best knowledge of Borrower, no such proceedings are presently threatened by any taking authority which individually or in the aggregate would constitute a Material Adverse Effect. None of the property of the Loan Parties or their respective Subsidiaries is now damaged or injured as a result of any fire, explosion, accident, flood or other casualty in any manner which individually or in the aggregate would constitute a Material Adverse Effect. The Projects owned by Parent, each of the other Loan Parties and their respective Subsidiaries as of the date hereof, are set forth on Schedule 4.19 hereto.

      4.20 Brokers. None of the Loan Parties or their respective Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

      4.21 Other Debt. None of the Loan Parties or their respective Subsidiaries is in default (after expiration of all applicable grace and cure periods) in the payment of any other Indebtedness or under any mortgage, deed of trust, security agreement, financing agreement or indenture involving Indebtedness of $1,000,000 or more or under any other material agreement or lease to which any of them is a party. None of the Loan Parties is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time of payment of any of the Obligations to any other Indebtedness or obligation of such Loan Party. Schedule 4.21 hereto sets forth all of the Secured Indebtedness and recourse Indebtedness of the type described in Sections 6.11 and 6.12 of the Loan Parties and their respective Subsidiaries as of the date hereof.

      4.22 Solvency. As of the Closing Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all of the Loans made or to be made hereunder, none of the Loan Parties is insolvent on a balance sheet basis such that the sum of such Person's assets exceeds the sum of such Person's liabilities, each Loan Party is able to pay its debts as they become due, and each Loan Party has sufficient capital to carry on its business.

      4.23 No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by any Loan Party with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

      4.24 Transaction in Best Interests of Loan Parties; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of the Loan Parties. The direct and indirect benefits to inure to the Loan Parties pursuant to this Agreement and the other Loan Documents constitute substantially more than "reasonably equivalent value" (as such term is used in Section 548 of the Bankruptcy Code) and "valuable consideration," "fair value," and "fair consideration" (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Loan Parties pursuant to this Agreement and the other Loan Documents, and but for the willingness of the Loan Parties to be jointly and severally liable as co Loan obligor for the Loan, Loan Parties would be unable to obtain the financing contemplated hereunder which financing will enable the Loan Parties and their respective Subsidiaries to have available financing to conduct and expand their business.

      4.25 No Bankruptcy Filing. None of the Loan Parties or any of their respective Subsidiaries is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its Property, and none of the Loan Parties has any knowledge of any Person contemplating the filing of any such petition against it or any Subsidiary.

      4.26 OFAC Representation. The Borrower and each Guarantor is not, and shall not be at any time, a person with whom the Banks are restricted from doing business under the regulations of the Office of Foreign Asset Control ("OFAC") of the Department of Treasury of the United States of America (including, those Persons named on OFAC's Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, the Borrower hereby agrees to provide to the Administrative Agent any information that the Administrative Agent deems necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities.

                                   ARTICLE 5

                        AFFIRMATIVE COVENANTS OTHER THAN
                     INFORMATION AND REPORTING REQUIREMENTS

      So long as any Advance remains unpaid, or any Letter of Credit remains outstanding, or any other Obligation remains unpaid, or any portion of the Commitments remains in force, Borrower shall, and shall cause the other Loan Parties and its other Subsidiaries to, unless the Administrative Agent (with the written approval of the Requisite Banks) otherwise consents:

      5.1 Payment of Taxes and Other Potential Liens. Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon any of them, upon their respective Property or any part thereof and upon their respective income or profits or any part thereof, and all claims for labor, materials or supplies that if unpaid might by Law become a Lien upon any of their respective Property, except that the Loan Parties and their respective Subsidiaries shall not be required to pay or cause to be paid (a) any tax, assessment, charge, levy or claim that is not yet past due, or is being contested in good faith by appropriate proceedings so long as the relevant entity has established and maintains adequate reserves for the payment of the same or (b) any immaterial tax or claim so long as no material Property of the Loan Parties or their Subsidiaries is at immediate risk of being seized, levied upon or forfeited.

      5.2 Preservation of Existence. Preserve and maintain their respective existences in the jurisdiction of their formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Agency that are necessary for the transaction of their respective business and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties except (a) as otherwise permitted by this Agreement and (b) where the failure to so qualify or remain qualified would not constitute a Material Adverse Effect.

      5.3 Maintenance of Projects. Maintain, preserve and protect all of their respective Income-Producing Projects in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of their respective Projects.

      5.4 Maintenance of Insurance. Maintain liability, casualty and other insurance (subject to customary deductibles and retentions) with responsible insurance companies in such amounts and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which the Loan Parties or such Subsidiaries, as applicable, operate. Without limiting the foregoing, upon request of the Administrative Agent, each Loan Party shall maintain for itself, and its Subsidiaries, or cause each of its Subsidiaries to maintain, terrorism insurance in form, substance and amount as is reasonably satisfactory to the Administrative Agent.

      5.5 Compliance With Laws. Comply with all Requirements of Law noncompliance with which would constitute a Material Adverse Effect, except that the Loan Parties or such Subsidiaries need not comply with a Requirement of Law then being contested by any of them in good faith by appropriate proceedings.

      5.6 Permitted Business Activities. Engage only in Permitted Business Activities, and only own assets and make Investments that will be used in connection with such Permitted Business Activities and are incidental thereto.

      5.7 Keeping of Records and Books of Account. Keep adequate records and books of account reflecting all financial transactions in conformity with Generally Accepted Accounting Principles, consistently applied.

      5.8 Compliance With Agreements. Promptly and fully comply with all Contractual Obligations to which any one or more of them is a party, except for any such Contractual Obligations (a) the performance of which would cause a Default, (b) then being contested by any of them in good faith by appropriate proceedings or (c) the failure with which to comply would not reasonably be expected to constitute a Material Adverse Effect.

      5.9 Use of Proceeds. Use the proceeds of (i) all Line Loans and issuances of Letters of Credit for working capital and general corporate purposes of the Loan Parties, including the refinancing of existing and future Indebtedness, and
(ii) all Term Loans to fund future Project acquisitions, to provide for working capital (including without limitation the funding of costs associated with the development and/or redevelopment of Projects and other costs incurred in the acquisition, operation, sale, financing and management of Projects) and other general corporate purposes, in each case in connection with the Permitted Business Activities.

      5.10 Hazardous Materials Laws. Keep and maintain all Projects and each portion thereof in compliance in all material respects with all applicable material Hazardous Materials Laws and promptly notify the Administrative Agent in writing (attaching a copy of any pertinent written material) of (a) any and all material enforcement, cleanup, removal or regulatory actions instituted, completed or threatened in writing by a Governmental Agency pursuant to any applicable material Hazardous Materials Laws, (b) any and all material claims made or threatened in writing by any Person against the Loan Parties or their respective Subsidiaries relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials and (c) discovery by any Senior Officer of any of the Loan Parties or any of their respective Subsidiaries of any material occurrence or condition on any Project that could reasonably be expected to cause such Project to be subject to any restrictions on the ownership, occupancy, transferability or use of such Project under any applicable Hazardous Materials Laws.

      5.11 Qualified Unencumbered Projects. Cause each Project in the Unencumbered Pool to remain a Qualified Unencumbered Project so long as it is in the Unencumbered Pool; provided that nothing herein shall preclude the removal of any Project from the Unencumbered Pool pursuant to Section 2.11.

      5.12 REIT Status. Maintain the status and election of Parent as a "real estate investment trust" under Section.856 of the Code and comply with the dividend and other requirements applicable under Section.857(a) of the Code.

      5.13 Additional Guarantors. Cause each Wholly Owned Subsidiary of Borrower which is not then a Guarantor and which owns a Project that is or will become part of the Unencumbered Pool to execute and deliver the Joinder Agreement concurrently with the addition of such Project to the Unencumbered Pool.

      5.14 Inspection of Properties and Books. Permit the Banks, through the Administrative Agent or any representative designated by the Administrative Agent, at Borrower's expense, to visit and inspect any of the properties of the Loan Parties or any of their respective Subsidiaries (subject to the rights of any tenants), to examine the books of account of the Loan Parties and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Loan Parties and their respective Subsidiaries with, and to be advised as to the same by, their Senior Officers, all at such reasonable times (during normal business hours) and intervals as the Administrative Agent or any Bank may reasonably request upon reasonable notice; provided, however, that inspections made at Borrower's expense shall be limited to once per year, unless an Event of Default shall have occurred and be continuing. The Banks shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the Loan Parties' or such Subsidiaries' normal business operations.

      5.15 More Restrictive Agreements. Promptly notify the Administrative Agent should any Loan Party or any Subsidiary of a Loan Party enter into or modify any agreements or documents pertaining to any existing or future Indebtedness, Debt Offering or issuance of Preferred Equity, which agreements or documents include covenants, whether affirmative or negative, which are individually or in the aggregate more restrictive as to the matters covered by the definitions of the terms "Borrowing Base" or "Facility Availability Amount", or the provisions of Sections 5.17, 6.1, 6.3, 6.5 through 6.13, inclusive, or 6.15 (or any other provisions which may have the same practical effect as any of the foregoing) against any of the Loan Parties or their respective Subsidiaries than those set forth herein, or which provide for a guaranty of the obligations thereunder by a Person that is not liable for the Obligations. If requested by the Requisite Banks, the Loan Parties, the Administrative Agent, and the Requisite Banks shall promptly amend this Agreement and the other Loan Documents to include some or all of such more restrictive provisions or provide for a guaranty of the Obligations by such Person, in each case solely for the duration of such restrictive provisions or guaranties under such other agreements or documents, as determined by the Requisite Banks in their sole reasonable discretion. Notwithstanding the foregoing, this Section 5.15 shall not apply to covenants contained in any agreements or documents that relate only to a specific Project that is collateral for any existing or future Indebtedness of any of Borrower or their Subsidiaries that is permitted by the terms of this Agreement.

      5.16 Distributions of Income to the Loan Parties. Cause all of their respective Subsidiaries to promptly transfer to the applicable Loan Party (but not less frequently than once each Fiscal Quarter), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from its Subsidiaries' use, operation, financing, refinancing, sale or other disposition of their respective Property in excess of $1,000,000 in the aggregate after (a) the payment by each Subsidiary of debt service on its Indebtedness and operating expenses for such quarter and (b) the establishment of reasonable reserves for the payment of operating expenses and capital improvements to be made to such Subsidiary's assets and properties approved by such Subsidiary in the ordinary course of business consistent with its past practices.

      5.17 Unencumbered Pool.

            (a) Cause each of the Income-Producing Projects in the Unencumbered Pool to satisfy all of the following conditions (or notify the Administrative Agent when an Income-Producing Project no longer satisfies such conditions promptly upon obtaining knowledge thereof and within five (5) Banking Days thereafter remove such Income-Producing Project from the Unencumbered Pool in accordance with Section 2.11):

                  (i) each of the Income-Producing Projects shall be wholly owned in fee simple by Borrower or a Wholly-Owned Subsidiary of Borrower (other than as specified in the definition of Qualified Unencumbered Project with respect to the Exception Projects);

                  (ii) the Income-Producing Projects in the Unencumbered Pool shall at all times have an aggregate leasing and occupancy level (on a portfolio basis) of at least eighty five percent (85%) of the Net Rentable Area within such Projects, based on bona fide arm's length tenant leases which are in full force and effect requiring current rental payments, which are in good standing and not in default in any material respect and whose tenants are not subject to any bankruptcy or other insolvency proceeding and with respect to which the tenant is in occupancy of the leased premises ("Currently Effective Leases"); and no individual Income-Producing Project may be less than 50% leased and occupied pursuant to Currently Effective Leases (other than (i) the Kendall Square A Project, which shall not be subject to such restriction as to occupancy while such Project is leased to Vertex Pharmaceuticals, Incorporated ("Vertex") under its current lease agreements at such Project , but shall become subject to such occupancy restriction if such Vertex leases are terminated and (ii) the Project known as "201 Industrial Road" (which is being prepared for occupancy by the tenant thereof as of the Closing Date), which shall not be subject to such restriction as to occupancy until December 31, 2005, and provided in both cases that such Projects must comply at all times with such 50% requirement as to leasing);

                  (iii) no individual Income-Producing Project in the Unencumbered Pool may contribute to the Borrowing Base more than 33% of the total amount of the Borrowing Base;

                  (iv) if any single tenant contributes in excess of 20% (or 23% solely in the case of Vertex under its current leases) of the annual minimum rent generated by all tenants in the

Income-Producing Projects in the Unencumbered Pool, such excess shall be excluded from the calculation of Adjusted Unencumbered NOI and Adjusted Aggregate Current Value; and

                  (v) Borrower shall not, and shall not permit any Wholly-Owned Subsidiary of Borrower to, add any Income-Producing Project to the Unencumbered Pool, or enter into any lease of space at any Income-Producing Project in the Unencumbered Pool, that would cause any group of tenants in the Income-Producing Projects then included in the Unencumbered Pool which are Affiliates to generate more than 20% of the annual minimum rent generated by all tenants in such Income-Producing Projects then included in the Unencumbered Pool.

            (b) Cause all of the Unstabilized Projects in the Unencumbered Pool to satisfy all of the following conditions (or notify the Administrative Agent when an Unstabilized Project no longer satisfies such conditions promptly upon obtaining knowledge thereof and within five (5) Banking Days thereafter remove such Unstabilized Project from the Unencumbered Pool in accordance with Section 2.11):

                  (i) each of the Unstabilized Projects shall be wholly owned in fee simple by Borrower or a Wholly-Owned Subsidiary of Borrower; and

                  (ii) each of the Unstabilized Projects in the Unencumbered Pool must be at least 50% pre-leased pursuant to bona fide arm's length tenant leases which are not in default and whose tenants are not subject to any bankruptcy or other insolvency proceeding and which shall require rent to commence (after a free rent period of not to exceed six (6) months) upon the completion of the Life Sciences Building(s) to be constructed on such Unstabilized Project.

            (c) Provide to the Administrative Agent as of the Closing Date and concurrently with the delivery of the financial statements described in Section 7.1(c) as part of the Compliance Certificate required pursuant to Section 7.2,
(i) a list of the Income-Producing Projects and the Unstabilized Projects in the Unencumbered Pool, (ii) the certification of a Senior Officer of Borrower of the Adjusted Current Values of the Income-Producing Projects and the amounts of Invested Cash with respect to the Unstabilized Projects (and the status of construction thereon), and that such Projects are in compliance with Sections 5.17(a) and (b), (iii) operating statements setting forth the NOI and Net Capital Expenditures for each of the Income-Producing Projects in the Unencumbered Pool for the previous four (4) fiscal quarters (or such shorter period as the Income-Producing Project has been held by the Loan Parties if such statements are not available to Borrower) certified as true and correct by a Senior Officer of Borrower, and (iv) a certificate that the Income-Producing Projects and the Unstabilized Projects in the Unencumbered Pool comply in all material respects with the terms of Sections 4.17 and 4.19.

      5.18 Preservation of Right to Pledge Properties in the Unencumbered Pool. Take such actions as are necessary to preserve its right and ability to pledge Projects in the Unencumbered Pool to the Administrative Agent without any such pledge after the date hereof causing or permitting the acceleration (after the giving of notice or the passage of time, or otherwise) of any other Indebtedness of the Loan Parties or any of their respective Subsidiaries. Borrower shall, upon demand, provide to the Administrative Agent such evidence as the Administrative Agent may reasonably require to evidence compliance with this
Section 5.18, which evidence shall include, without limitation, copies of any agreements or instruments which would in any way restrict or limit a Loan Party's ability to pledge assets as security for Indebtedness, or which provide for the occurrence of a default (after the giving of notice or the passage of time, or otherwise) if assets are pledged in the future as security for Indebtedness of such Loan Party or any of its Subsidiaries.

                                   ARTICLE 6

                               NEGATIVE COVENANTS

      So long as any Advance remains unpaid, or any Letter of Credit remains outstanding, or any other Obligation remains unpaid, or any portion of the Commitments remains in force, the Loan Parties and their respective Subsidiaries shall not, unless the Administrative Agent (with the written approval of the Requisite Banks or, if required by Section 12.1, of all of the Banks) otherwise consents:

      6.1 Mergers and Liquidation. (i) Merge or consolidate with or into any Person, except a merger or consolidation of one or more Loan Parties with and into another Loan Party or one or more Subsidiaries of a Loan Party with and into another Subsidiary of such Loan Party or another Loan Party, provided that in all cases Parent and Borrower must both be surviving entities or (ii) agree to sell, transfer or dispose of assets which, when aggregated with all other assets sold during the current Fiscal Quarter and the three (3) preceding Fiscal Quarters, would exceed twenty percent (20%) of the then-current Gross Asset Value. Notwithstanding the foregoing, Borrower may permit the merger or consolidation of any "Subject Property Owner" or any transfer of a "Subject Property" (as such terms are defined under the Secured Term Loan Agreement) so long as such transaction is permitted by, and satisfies the requirements of, the Secured Term Loan Agreement.

      6.2 ERISA. (a) At any time, permit any Pension Plan to: (i) engage in any non exempt "prohibited transaction" (as defined in Section 4975 of the Code) that would constitute a Material Adverse Effect, (ii) fail to comply with ERISA in a manner that would constitute a Material Adverse Effect, (iii) incur any material "accumulated funding deficiency" (as defined in Section 302 of ERISA) to the extent that it would constitute a Material Adverse Effect or (iv) terminate in any manner that would constitute a Material Adverse Effect, or (b) withdraw, completely or partially, from any Multiemployer Plan if to do so would constitute a Material Adverse Effect.

      6.3 Permitted Business Activities. Engage in or pursue any business or other activities or ventures other than Permitted Business Activities, or otherwise make any material change in the principal nature of the business of the Consolidated Group.

      6.4 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Loan Parties or their respective Subsidiaries other than (a) salary, bonus, employee stock option, relocation assistance and other compensation arrangements with directors or officers in the ordinary course of business, (b) transactions that are fully disclosed to the board of directors of Parent and expressly authorized by a resolution of the board of directors of Parent which is approved by a majority of the directors not having an interest in the transaction, (c) transactions expressly permitted by this Agreement, (d) transactions between one Loan Party and another Loan Party or one Subsidiary and another Subsidiary or one Subsidiary and a Loan Party and (e) transactions on overall terms at least as favorable to the Loan Parties or their Subsidiaries as would be the case in an arm's length transaction between unrelated parties of equal bargaining power.

      6.5 Leverage Ratio. Permit the Leverage Ratio to be greater than 60%; provided, however, that the maximum permitted Leverage Ratio is hereby increased to 65%, for a period of six (6) months from the Agreement Effective Date (the "Increased Leverage Period"); provided further, however, that if, not less than ten (10) days prior to the expiration of the Increased Leverage Period, Borrower so requests in writing and the Requisite Banks so approve, in their sole discretion, the Increased Leverage Period may be extended for up to an additional six (6) months. During the Increased Leverage Period, including any such extension thereof, the Applicable Margin with respect to LIBOR Rate Loans shall be increased to 2.00% and the Applicable Margin with respect to Alternate Base Rate Loans shall be increased to 0.50% as provided in the definition of "Applicable Margin".

      6.6 Interest Coverage. Permit the Interest Coverage Ratio, as of any day, to be less than 2.00 to 1.00.

      6.7 Fixed Charge Coverage. Permit the Fixed Charge Coverage Ratio, as of any day, to be less than 1.70 to 1.00.

      6.8 Distributions. Make any Distribution (a) if such Distribution for any Fiscal Quarter alone, with respect to each Fiscal Quarter ending on or before September 30, 2005, or for such Fiscal Quarter and the preceding three (3) Fiscal Quarters, with respect to each Fiscal Quarter ending after September 30, 2005 would exceed (A) 95% of Funds From Operations of the Consolidated Group plus revenue of the Consolidated Group from master leases of the KOP Project and the Bayshore Project or (B) 100% of Funds Available for Distribution for such period (provided that Parent shall be permitted to pay the minimum Distribution required under the Code to maintain and preserve Parent's status as a real estate investment trust under the Code, as evidenced by a certification of a Senior Officer of Parent containing calculations in reasonable detail satisfactory in form and substance to the Administrative Agent, if such Distribution is greater than the amount set forth in this clause (a)) and provided further that if an Event of Default has occurred and is continuing, the Loan Parties may only make those Distributions expressly permitted under Section 6.8(b)), or (b) during the continuance of an Event of Default, in excess of the minimum amount necessary to comply with Section 857(a) of the Code, provided that if a monetary Event of Default or an Event of Default which involves the bankruptcy of a Loan Party or which has resulted in an acceleration of the Obligations hereunder occurs, no further Distributions may be made.

      6.9 Net Worth. Permit Net Worth, as of any date, to be less than the sum of (a) $350,000,000, plus (b) eighty-five percent (85%) of the net proceeds from any Equity Offering of any Loan Party made after the Closing Date.

      6.10 Unsecured Debt Service Coverage. Permit the Unsecured Debt Service Coverage Ratio, as of any date, to be less than 1.75 to 1.00.

      6.11 Secured Indebtedness. Permit Secured Indebtedness of the Consolidated Group to exceed, as of any date, an amount equal to 50% of then-current Gross Asset Value.

      6.12 Recourse Debt. Permit any recourse Indebtedness (whether secured or unsecured), other than under this Agreement, and the Secured Term Loan Agreement (collectively, the "Related Facilities"), to exist until the aggregate outstanding Indebtedness under the Related Facilities does not exceed 40% of Gross Asset Value (the "Changeover Date"), provided that (i) until the Changeover Date only, the Consolidated Group may incur recourse Indebtedness in addition to the Indebtedness under the Related Facilities so long as such additional recourse Indebtedness does not exceed in the aggregate $35,000,000 and (ii) after such Changeover Date the aggregate of all outstanding recourse Indebtedness (including all Indebtedness under the Related Facilities and any other recourse Indebtedness), as of any date, shall not exceed 40% of then-current Gross Asset Value.

      6.13 Permitted Investments. Without limiting Section 5.6:

            (a) permit the sum of (i) the total value of undeveloped land owned by the Consolidated Group plus (ii) the Consolidated Group Pro Rata Share of undeveloped land owned by Investment Affiliates to exceed 10% of Gross Asset Value (with undeveloped land valued at cost);

            (b) permit the sum of (i) the aggregate amount invested by the Consolidated Group in Projects owned by the Consolidated Group that are under development and budgeted to be invested to achieve Stabilization of such Projects, plus (ii) the Consolidated Group Pro Rata Share of any amounts so invested and budgeted to be invested by the Investment Affiliates in Projects owned by the Investment Affiliates that are under development to exceed 10% of Gross Asset Value (with Projects under development ceasing to be treated as such when GAAP permits such Project to be classified as an operating asset);

            (c) permit the aggregate amount invested by the Consolidated Group in assets other than Projects or cash or Cash Equivalents to exceed 10% of Gross Asset Value;

            (d) permit the aggregate amount invested by the Consolidated Group in or with respect to Investment Affiliates, excluding the partnership that owns the real property located in San Diego, California commonly known as the "McKellar Court" property, to exceed 10% of Gross Asset Value; and

            (e) permit the aggregate amount invested by the Consolidated Group in the Investments listed as subparagraphs (a) through (d) immediately above to exceed 25% of Gross Asset Value.

      6.14 Liens. Create, incur, or suffer to exist any Negative Pledge or Lien in, of or on the Project of any member of the Consolidated Group, except:

            (a) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without material penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

            (b) Liens imposed by Law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on their books;

            (c) Liens arising out of pledges or deposits under workers' compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

            (d) easements, restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character (including, without limitation, Liens with respect to rights of tenants under lease and rental agreements entered into in the ordinary course of business) and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of Borrower or any other member of the Consolidated Group;

            (e) Liens created under the Secured Term Loan Agreement or any documents relating thereto;

            (f) any other Liens that, individually or in the aggregate, would not reasonably be expected to impair the ability to place mortgage financing on the Project encumbered by such Liens or otherwise constitute a Material Adverse Effect or subject such Project to a material impending risk of loss of forfeiture or a material loss of value; and

            (g) first priority Liens other than Liens described in subsections
(a) through (f) above arising in connection with any Indebtedness permitted hereunder to the extent such Liens will not result in a Default in any of Borrower's covenants herein.

Liens permitted pursuant to this Section 6.14 shall be deemed to be "Permitted Liens."

      6.15 Variable Interest Indebtedness. Permit the outstanding principal balance of any Consolidated Outstanding Indebtedness which bears interest at an interest rate that is not fixed through the maturity date of such Indebtedness to exceed thirty-five percent (35%) of Gross Asset Value unless all of such Indebtedness in excess of such amount is subject to a rate management transaction approved in its reasonable discretion by the Administrative Agent that effectively converts the interest rate on such excess to a fixed rate.

      6.16 Formation Documents. Permit any material change to the articles of incorporation, bylaws, partnership agreement or any other material formation documents of Parent or the Operating Partnership without the written consent of the Requisite Banks, other than with respect to changes made in connection with any preferred Equity Offering to reflect the terms of the preferred securities being issued thereunder and any other amendments incidental thereto which may be made without the Requisite Banks consent, so long as the Administrative Agent has reviewed such changes and confirmed that the terms of such preferred securities are customary and do not create any creditors' rights that would adversely affect in any material respect the rights of the Banks hereunder.

      6.17 Limiting Agreements. Enter into any agreement, instrument or transaction (including without limitation any amendment to or modification of the Secured Term Loan Agreement) which has or may have the effect of prohibiting or limiting Borrower's or any Guarantor's ability to pledge to the Administrative Agent any Project within the Unencumbered Pool.

      6.18 Restrictions on Transfer. Directly or indirectly, make or permit to be made, by voluntary or involuntary means, any sale, assignment, transfer, disposition, mortgage, pledge, hypothecation or encumbrance of its direct or indirect interest in any Loan Party (provided that the foregoing shall not prohibit transfers of Borrower's interest in any other Loan Party provided such Loan Party remains a Wholly-Owned Subsidiary of Borrower), or any dilution of its direct or indirect interest in any Loan Party. Borrower shall not in any manner transfer, assign, diminish or otherwise restrict its direct or indirect right to vote or other rights with respect to any Loan Party. Notwithstanding the foregoing, Borrower may sell, assign, transfer or dispose of its interest in another Loan Party that is a Subsidiary of Borrower, provided that on or before the closing of such sale Borrower shall have delivered to the Administrative Agent a certification, together with such other evidence as the Administrative Agent may reasonably require, that Borrower will be in compliance with all covenants in this Agreement after giving effect to such sale, assignment, transfer or other disposition, and provided further that from and after any such sale, the assets of such Loan Party shall no longer be included within the Unencumbered Pool.

                                   ARTICLE 7

                     INFORMATION AND REPORTING REQUIREMENTS

      7.1 Financial and Business Information. So long as any Advance remains unpaid, or any Letter of Credit remains outstanding, or any other Obligation remains unpaid, or any portion of the Commitments remains in force, Borrower shall, unless the Administrative Agent (with the written approval of the Requisite Banks) otherwise consents, at Borrower's sole expense, deliver to the Administrative Agent for distribution by it to the Banks, a sufficient number of copies for all of the Banks of the following:

            (a) As soon as practicable, and in any event within fifty (50) days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter in any Fiscal Year), quarterly unaudited consolidated financial statements, including a consolidated balance sheet, income statement and statement of cash flows of the Consolidated Group as at the end of such Fiscal Quarter and for such Fiscal Quarter, and the portion of the Fiscal Year ended with such Fiscal Quarter, all in reasonable detail. Such financial statements shall be certified by the Parent's chief financial officer or chief accounting officer as fairly presenting the financial condition, results of operations and cash flows of the Consolidated Group in accordance with Generally Accepted Accounting Principles (other than footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year end accruals and audit adjustments;

            (b) As soon as practicable, and in any event within fifty (50) days after the end of each Fiscal Quarter, a Compliance Certificate as of the last day of such Fiscal Quarter, providing reasonable detail as to the calculation thereof;

            (c) As soon as practicable, and in any event within fifty (50) days after the end of each Fiscal Quarter, statements of operating income for such Fiscal Quarter and Fiscal Year to date for each of the Income-Producing Projects in the Unencumbered Pool and a complete Project roster, each in such detail as the Administrative Agent may reasonably require

            (d) All written information provided to shareholders of Parent;

            (e) As soon as practicable, and in any event within one hundred
(100) days after the end of each Fiscal Year, annual audited consolidated financial statements, including a consolidated balance sheet, income statement and statement of cash flows, of the Consolidated Group for such Fiscal Year, all in reasonable detail. Such financial statements shall be prepared in accordance with Generally Accepted Accounting Principles, consistently applied, and shall be certified by the Parent's chief financial officer or chief accounting officer and by KPMG or other independent public accountants of recognized standing selected by Parent and reasonably satisfactory to the Requisite Banks, which financial statements shall be prepared in accordance with generally accepted auditing standards as at such date, and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any other qualification or exception determined by the Requisite Banks in their good faith business judgment to be adverse to the interests of the Banks;

            (f) Upon request by the Administrative Agent, as soon as practicable, and in any event before the commencement of each Fiscal Year, a budget and projection by Fiscal Quarter for that Fiscal Year for the Consolidated Group, all in reasonable detail;

            (g) Promptly after request by the Administrative Agent or any Bank, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Parent by independent accountants in connection with the accounts or books of Parent or any other member of the Consolidated Group, or any audit of any of them;

            (h) Promptly after the same are available, and in any event within ten (10) days after filing with the Securities and Exchange Commission, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Parent, and copies of all annual, regular, periodic and special reports and registration statements which Parent may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and not otherwise required to be delivered to the Banks pursuant to other provisions of this Section 7.1;

            (i) Promptly after request by the Administrative Agent or any Bank, copies of any other material report or other document that was filed by the Consolidated Group with any Governmental Agency;

            (j) Promptly upon a Senior Officer becoming aware, and in any event within five (5) Banking Days after becoming aware, of the occurrence of any (i) "reportable event" (as such term is defined in Section 4043 of ERISA, but excluding such events as to which the PBGC has by regulation waived the requirement therein contained that it be notified within thirty days of the occurrence of such event) or (ii) non exempt "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) involving any Pension Plan or any trust created thereunder, telephonic notice specifying the nature thereof, and, no more than two (2) Banking Days after such telephonic notice, written notice again specifying the nature thereof and specifying what action the Consolidated Group is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;

            (k) As soon as practicable, and in any event within five (5) Banking Days after a Senior Officer becomes aware of the existence of any condition or event which constitutes a Default or Event of Default, telephonic notice specifying the nature and period of existence thereof, and, no more than five
(5) Banking Days after such telephonic notice, written notice again specifying the nature and period of existence thereof and specifying what action the Consolidated Group is taking or propose to take with respect thereto;

            (l) Promptly upon a Senior Officer becoming aware that (i) any Person has commenced a legal proceeding with respect to a claim against any Loan Party that is $5,000,000 or more in excess of the amount thereof that is fully covered by insurance, (ii) any creditor under a credit agreement involving Indebtedness of $5,000,000 or more or any lessor under a lease involving aggregate rent of $5,000,000 or more has asserted a default thereunder on the part of any Loan Party or, (iii) any Person has commenced a legal proceeding with respect to a claim against any Loan Party under a contract (that is not a credit agreement or material lease) in excess of $5,000,000 or which otherwise would constitute a Material Adverse Effect, a written notice describing the pertinent facts relating thereto and what action the Loan Parties are taking or propose to take with respect thereto;

            (m) [Intentionally Omitted.]

            (n) Not later than fifty (50) days after the end of each fiscal quarter of the Consolidated Group (including the fourth fiscal quarter in each year), a list (which may be included in the Compliance Certificates) setting forth the following information with respect to each new Subsidiary or Controlled Entity of any of the Loan Parties: (i) the name, structure and ownership of the Subsidiary or Controlled Entity, (ii) a description of the property owned by such Subsidiary or Controlled Entity, and (iii) such other information as the Administrative Agent may reasonably request;

            (o) Simultaneously with the delivery of the financial statements referred to in Section 7.1(e) above (if such information is not otherwise included in the financial statements or other information presented to the Banks pursuant to this Section 7.1), a statement (which may be included in the Compliance Certificates) listing (i) the Projects owned by the Consolidated Group (or in which the Consolidated Group owns an interest) and stating the location thereof, the date acquired and the acquisition cost, (ii) the Indebtedness of the Consolidated Group, which statement shall include, without limitation, a statement of the original principal amount of such Indebtedness and the current amount outstanding, the holder thereof, the maturity date and any extension options, the interest rate, the collateral provided for such Indebtedness and whether such Indebtedness is recourse or non recourse, and
(iii) the Projects of the Consolidated Group which are Unstabilized Projects and providing a brief summary of the status of such development;

            (p) When and as required by Section 2.11, the information regarding each Qualified Unencumbered Project, as more particularly described in Section 2.11;

            (q) When and as required by Section 5.17(c), the information regarding the Unencumbered Pool, as more particularly described in Section 5.17(c); and

            (r) Such other data and information as from time to time may be reasonably requested by the Administrative Agent, any Bank (through the Administrative Agent) or the Requisite Banks.

      7.2 Compliance Certificates. So long as any Advance remains unpaid, or any Letter of Credit remains outstanding, or any other Obligation remains unpaid or unperformed, or any portion of the Commitments remains outstanding, Borrower shall, at Borrower's sole expense, deliver to the Administrative Agent for distribution by it to the Banks concurrently with the financial statements required pursuant to Sections 7.1(a), 7.1(c) and 7.1(e), Compliance Certificates signed by a Senior Officer.

      7.3 Borrowing Base and Availability Calculations. So long as any Advance remains unpaid, or any Letter of Credit remains outstanding, or any other Obligation remains unpaid or unperformed, or any portion of the Commitments remains outstanding, Borrower shall, at Borrower's sole expense, deliver to the Administrative Agent for distribution by it to the Banks, within 15 days following the addition of each Qualified Unencumbered Project to the Unencumbered Pool pursuant to Section 2.11, and within 50 days of the end of each Fiscal Quarter, Borrower's calculation of the then effective amount of the Borrowing Base and Facility Availability Amount (utilizing the information for the most recently reported Fiscal Quarter), in form and detail reasonably satisfactory to the Administrative Agent (provided, however, that the Administrative Agent may review, challenge, and, after good faith consultation with Borrower, adjust any such calculations of the applicable Borrowing Base and Facility Availability Amount as it reasonably deems appropriate should the Administrative Agent in good faith believe that such calculations are not accurate or are not in conformance with the terms of this Agreement).

                                   ARTICLE 8

                                   CONDITIONS

      8.1 Initial Advances. The obligation of each Bank to make the initial Advance to be made by it or of the Administrative Agent to issue the initial Letters of Credit is subject to the following conditions precedent, each of which shall be satisfied prior to the making of the initial Advances (unless all of the Banks, in their sole and absolute discretion, shall agree otherwise):

            (a) The Administrative Agent shall have received all of the following, each of which shall be originals unless otherwise specified, each properly executed by a Responsible Official of each party thereto, each dated as of the Closing Date and each in form and substance satisfactory to the Administrative Agent and its legal counsel (unless otherwise specified or, in the case of the date of any of the following, unless the Administrative Agent otherwise agrees or directs):

                  (i) at least one (1) executed counterpart of this Agreement and of the Guaranties, together with arrangements satisfactory to the Administrative Agent for additional executed counterparts, sufficient in number for distribution to the Banks and Borrower;

                  (ii) Line Notes executed by Borrower in favor of each Bank, each in a principal amount equal to that Bank's Percentage of the Aggregate Line Commitment;

                  (iii) Term Notes executed by Borrower in favor of each Bank, each in a principal amount equal to that Bank's Percentage of the Aggregate Term Commitment;

                  (iv) Swing Loan Note executed by Borrower in favor of the Swing Loan Bank in the principal amount of the Swing Loan Commitment;

                  (v) with respect to each of the Loan Parties, such documentation as the Administrative Agent may reasonably require to establish the due organization, valid existence and good standing of each of the Loan Parties, its qualification to engage in business in each material jurisdiction in which it is engaged in business or required to be so qualified, its authority to execute, deliver and perform the Loan Documents to which it is a Party, the identity, authority and capacity of each Responsible Official thereof authorized to act on its behalf, including certified copies of articles of incorporation and amendments thereto, bylaws and amendments thereto, certificates of good standing and/or qualification to engage in business, tax clearance certificates, certificates of corporate resolutions, incumbency certificates, Certificates of Responsible Officials, and the like;

                  (vi) the Opinions of Counsel; and

                  (vii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Requisite Banks reasonably may require.

            (b) All of the fees then required to have been paid under the Fee Letter shall have been paid.

            (c) The Administrative Agent shall have received evidence reasonably satisfactory to it that prior to or substantially concurrently with the Closing Date, the existing revolving credit facility of the Loan Parties with U.S. Bank has been terminated and all Indebtedness thereunder repaid in full.

            (d) The reasonable costs and expenses of the Administrative Agent in connection with the preparation of the Loan Documents payable pursuant to
Section 11.3, and invoiced to Borrower on or prior to the Closing Date, shall have been paid.

            (e) The representations and warranties of Borrower contained in
Article 4 shall be true and correct in all material respects.

            (f) Borrower and any other Loan Parties shall be in compliance with all the terms and provisions of the Loan Documents, and giving effect to the initial Advance no Default or Event of Default shall have occurred and be continuing.

            (g) All legal matters relating to the Loan Documents shall be satisfactory to counsel for the Administrative Agent.

            (h) The Administrative Agent shall have received a Compliance Certificate (including existing Borrowing Base and Facility Availability Amount calculations) dated as of the Closing Date demonstrating compliance with each of the then applicable covenants calculated therein.

            (i) The Administrative Agent shall have received and approved all of the materials described in Section 2.11 with respect to the Initial Unencumbered Projects.

            (j) The Administrative Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Administrative Agent or the Administrative Agent's special counsel may reasonably have requested.

      8.2 Any Advance. The obligation of each Bank to make any Advance or of the Swing Loan Bank to make a Swing Loan or of the Administrative Agent to issue a Letter of Credit is subject to the following conditions precedent (unless the Requisite Banks, in their sole and absolute discretion, shall agree otherwise):

            (a) except (i) for representations and warranties which expressly speak as of a particular date or are no longer true and correct as a result of a change which is permitted by this Agreement or (ii) as disclosed by Borrower and approved in writing by the Requisite Banks, the representations and warranties contained in Article 4 shall be true and correct in all material respects on and as of the date of the Advance as though made on that date;

            (b) other than matters described in Schedule 4.10 or not required as of the Closing Date to be therein described, there shall not be then pending or threatened any action, suit, proceeding or investigation against or affecting Parent or any of its Subsidiaries or any Property of any of them before any Governmental Agency that constitutes a Material Adverse Effect;

            (c) the Administrative Agent shall have timely received a Request for Loan or Letter of Credit Request in compliance with Article 2;

            (d) no Default or Event of Default shall have occurred and be continuing;

            (e) if requested by the Administrative Agent, the Administrative Agent shall have received a current calculation of the Borrowing Base and Facility Availability Amount with such supporting information as the Administrative Agent may require adjusted in the best good faith estimate of Borrower to the date of such certification; and

            (f) the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, such other assurances, certificates, documents or consents related to the foregoing as the Administrative Agent or Requisite Banks reasonably may require.

                                   ARTICLE 9

              EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT

      9.1 Events of Default. The existence or occurrence of any one or more of the following events, whatever the reason therefor and under any circumstances whatsoever, shall constitute an "Event of Default":

            (a) Borrower fails to pay any principal on any of the Notes, or any portion thereof, on the date when due; or

            (b) Borrower fails to pay any interest on any of the Notes or any fees under the Fee Letter, or any portion thereof, within five (5) Banking Days after the date when due; or Borrower fails to pay any other fee or amount payable to the Banks or the Administrative Agent under any Loan Document, or any portion thereof, within ten (10) Banking Days after demand therefor; or

            (c) Borrower or any of the other Loan Parties fails to comply with any of the covenants contained in Article 6; or

            (d) Borrower shall fail to comply with Section 7.1(k) in any way that is materially adverse to the interests of the Banks; or

            (e) Borrower or any other Loan Party fails to perform or observe any other covenant or agreement (not specified in clause (a), (b) or (c) above, or otherwise set forth below in this Section 9.1) contained in any Loan Document on its part to be performed or observed within thirty (30) days after the giving of notice by the Administrative Agent on behalf of the Requisite Banks of such Default or, if such Default is not reasonably susceptible of cure within such period, within such longer period as is reasonably necessary to effect a cure so long as Borrower or such Loan Party continues to diligently pursue cure of such Default but not in any event in excess of ninety (90) days; and provided further, however, that notwithstanding the 30-day cure period or extended cure period described above in this clause (e), if a different notice or cure period is specified under any Loan Document or under any provision of the Loan Documents as to any such failure or breach, the specific Loan Document or provision shall control, and Borrower or such Loan Party shall have no more time to cure the failure or breach than is allowed under the specific Loan Document or provision as to such failure or breach; or

            (f) Any representation or warranty of Borrower or any other Loan Party made in any Loan Document, or in any certificate or other writing delivered by Borrower or any Loan Party pursuant to any Loan Document, proves to have been incorrect when made or reaffirmed in any respect that is materially adverse to the interests of the Banks; or

            (g) Borrower or any Loan Party or other member of the Consolidated Group fails to perform or observe any other term, covenant or agreement on its part to be performed or observed within any applicable notice and cure period, or suffers any such event of default to occur, in connection with (A) any present or future Indebtedness under the Secured Term Loan Agreement or any other present or future Indebtedness (other than Non-Recourse Indebtedness) or
(B) any present or future Non-Recourse Indebtedness having an outstanding principal balance, individually or in the aggregate, of $20,000,000 or more, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such Indebtedness due before the date on which it otherwise would become due or the right to require such member of the Consolidated Group to redeem or purchase, or offer to redeem or purchase, all or any portion of such Indebtedness (provided, that for the purpose of this clause (g), the principal amount of Indebtedness consisting of a Swap Agreement shall be the amount which is then payable by the counterparty to close out the Swap Agreement); or

            (h) Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement or action (or omission to act) of the Administrative Agent or the

Banks or satisfaction in full of all the Obligations ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which is materially adverse to the interests of the Banks; or any Loan Party thereto denies in writing that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind same; or

            (i) A final judgment against any member of the Consolidated Group is entered for the payment of money in excess of $5,000,000 (not covered by insurance or for which an insurer has reserved its rights) and, absent procurement of a stay of execution, such judgment remains unsatisfied for sixty
(60) calendar days after the date of entry of judgment, or in any event later than ten (10) days prior to the date of any proposed sale thereunder; or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Person and is not released, vacated or fully bonded within sixty (60) calendar days after its issue or levy; or

            (j) Any member of the Consolidated Group institutes or consents to the institution of any proceeding under a Debtor Relief Law relating to it or to all or any material part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under a Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person and continues undismissed or unstayed for sixty (60) calendar days or such Person consents thereto or acquiesces therein, or a decree or order for relief is entered in respect of any such Person in such proceeding; or

            (k) The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document; or

            (l) Any Pension Plan maintained by any member of the Consolidated Group is determined to have a material "accumulated funding deficiency" as that term is defined in Section 302 of ERISA of an amount that would constitute a Material Adverse Effect; or

            (m) Alan Gold shall at any time cease to be the Chief Executive Officer of Parent; provided that the foregoing shall not constitute an Event of Default if a competent and experienced successor for such Person shall be approved by the Requisite Banks within three (3) months of such event, such approval not to be unreasonably withheld, delayed or conditioned; or

            (n) Failure to remediate within the time period permitted by Law or governmental order, after all administrative hearings and appeals have been concluded (or within a reasonable time in light of the nature of the problem if no specific time period is so established), material environmental problems at Projects owned by Borrower or any other member of the Consolidated Group or any Investment Affiliate which contribute in the aggregate in excess of $5,000,000 to Gross Asset Value.

      9.2 Remedies Upon Event of Default. Without limiting any other rights or remedies of the Administrative Agent or the Banks provided for elsewhere in this Agreement, or the other Loan Documents, or by applicable Law, or in equity, or otherwise:

            (a) Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in Section 9.1(j):

                  (i) the commitments to make Advances and Swing Loans and to issue Letters of Credit and all other obligations of the Administrative Agent or the Banks and all rights of Borrower and any other Loan Parties under the Loan Documents shall be suspended without notice to or demand upon Borrower, which are expressly waived by Borrower, except that all of the Banks or the Requisite Banks (as the case may be, in accordance with Section 12.1) may waive an Event of Default or, without waiving, determine, upon terms and conditions satisfactory to the Banks or Requisite Banks, as the case may be, to reinstate the Commitments and such other obligations and rights and make further Advances and Swing Loans and to issue Letters of Credit, which waiver or determination shall apply equally to, and shall be binding upon, all the Banks; and

                  (ii) the Requisite Banks may request the Administrative Agent to, and the Administrative Agent thereupon shall, terminate the Commitments and/or declare all or any part of the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

            (b) Upon the occurrence and during the continuance of any Event of Default described in Section 9.1(j):

                  (i) the commitments to make Advances and Swing Loans and to issue Letters of Credit and all other obligations of the Administrative Agent or the Banks and all rights of Borrower and any other Loan Parties under the Loan Documents shall terminate without notice to or demand upon Borrower, which are expressly waived by Borrower, except that all of the Banks or the Requisite Banks (as the case may be, in accordance with Section 12.1) may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to all the Banks, to reinstate the Commitments and such other obligations and rights and make further Advances and Swing Loans and to issue Letters of Credit, which determination shall apply equally to, and shall be binding upon, all the Banks; and

                  (ii) the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, all without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

            (c) Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent, on behalf of the Banks, without notice to (except as expressly provided for in any Loan Document) or demand upon Borrower, which are expressly waived by Borrower (except as to notices expressly provided for in any Loan Document), may proceed (but only with the consent of the Requisite Banks) to protect, exercise and enforce their rights and remedies under the

Loan Documents against Borrower and any other Loan Party and such other rights and remedies as are provided by Law or equity.

            (d) The order and manner in which the Banks' rights and remedies are to be exercised shall be determined by the Requisite Banks in their sole discretion, and all payments received by the Administrative Agent and the Banks, or any of them, shall be applied first to the costs and expenses (including reasonable attorneys' fees and disbursements and the reasonably allocated costs of attorneys employed by the Administrative Agent or by any Bank) of the Administrative Agent and of the Banks, then to the repayment of Swing Loans, and thereafter paid pro rata to the Banks in the same proportions that the aggregate Obligations owed to each Bank under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Banks, without priority or preference among the Banks. Regardless of how each Bank may treat payments for the purpose of its own accounting, for the purpose of computing the Obligations hereunder and under the Notes, payments shall be applied first, to the costs and expenses of the Administrative Agent and the Banks, as set forth above, second, to the payment of interest and principal (in that order) due on Swing Loans, third, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Loan Documents), and fourth, pari passu to the payment of all other amounts (including principal and fees) then owing to the Administrative Agent or the Banks under the Loan Documents and to the payment of any termination payments due from Borrower in respect of Swap Agreements. No application of payments under this clauses (d) will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Banks hereunder or thereunder or at Law or in equity.

            (e) Upon the occurrence, and during the continuance, of any Event of Default, or to the extent required pursuant to Section 3.1 above, Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the Letter of Credit Exposure at such time. Borrower hereby grants to the Administrative Agent, for the benefit of the Banks, a security interest in such cash collateral to secure all obligations of Borrower in respect of such Letters of Credit under this Agreement and the other Loan Documents. Borrower shall execute and deliver to the Administrative Agent, for the account of the Banks, such further documents and instruments as the Administrative Agent may request to evidence the creation and perfection of such security interest in such cash collateral account. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations of Borrower hereunder and under any Notes. After all such Letters of Credit shall have expired or been fully drawn upon, all obligations under the Letters of Credit shall have been satisfied and all other Obligations of Borrower hereunder and under any Notes shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to Borrower. In addition, at any time that amounts are being held in such cash collateral account and the Aggregate Line Commitment exceeds the Outstanding Line Amount, the balance in such cash collateral account, to the extent of any such excess of the Aggregate Line Commitment over the Outstanding Line Amount, shall be returned to Borrower promptly after the Administrative Agent's receipt of a written request from Borrower.

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                                   ARTICLE 10

                            THE ADMINISTRATIVE AGENT

      10.1 Appointment and Authorization. Subject to Section 10.8, each Bank hereby irrevocably appoints and authorizes the Administrative Agent to take such action as the contractual representative on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof or are reasonably incidental, as determined by the Administrative Agent, thereto. This appointment and authorization is intended solely for the purpose of facilitating the servicing of the Loans and does not constitute appointment of the Administrative Agent as trustee for any Bank or as representative of any Bank for any other purpose and, the Administrative Agent shall take such action and exercise such powers only in an administrative and ministerial capacity.

      10.2 Administrative Agent and Affiliates. KeyBank (and each successor Administrative Agent in its individual capacity) has the same rights and powers under the Loan Documents as any other Bank and may exercise the same as though it were not the Administrative Agent, and the term "Bank" or "Banks" includes KeyBank in its individual capacity. KeyBank (and each successor Administrative Agent in its individual capacity) and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with Borrower or any other member of the Consolidated Group, as if it were not the Administrative Agent and without any duty to account therefor to the Banks. KeyBank (and each successor Administrative Agent in its individual capacity) need not account to any other Bank for any monies received by it for reimbursement of its costs and expenses as the Administrative Agent hereunder, or for any monies received by it in its capacity as a Bank hereunder, other than as required of any Bank hereunder. The Administrative Agent shall not be deemed to hold a fiduciary or agency relationship with any Bank and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent. The provisions of this Section 10.2 shall apply equally to any other agents named herein.

      10.3 Proportionate Interest in any Collateral. The Administrative Agent, on behalf of all the Banks, shall hold in accordance with the Loan Documents all items of collateral (if any) or interests therein received or held by the Administrative Agent. Subject to the Administrative Agent's and the Banks' rights to reimbursement for their costs and expenses hereunder (including reasonable attorneys' fees and disbursements and other professional services and the reasonably allocated costs of attorneys employed by the Administrative Agent or, upon the occurrence and during the continuation of an Event of Default, a
Bank) and subject to the application of payments in accordance with Section 9.2(d), each Bank shall have an interest in the Administrative Agent's interest in such collateral (if any) or interests therein in the same proportions that the aggregate Obligations owed such Bank under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Banks, without priority or preference among the Banks.

      10.4 Banks' Credit Decisions. Each Bank agrees that it has, independently and without reliance upon the Administrative Agent, any other Bank or the directors, officers, agents, employees or attorneys of the Administrative Agent or of any other Bank, and instead in reliance upon information supplied to it by or on behalf of Borrower and upon such other information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this

Agreement. Each Bank also agrees that it shall, independently and without reliance upon the Administrative Agent, any other Bank or the directors, officers, agents, employees or attorneys of the Administrative Agent or of any other Bank, continue to make its own independent credit analyses and decisions in acting or not acting under the Loan Documents.

      10.5 Action by Administrative Agent.

            (a) Absent actual knowledge of the Administrative Agent of the existence of a Default, the Administrative Agent may assume that no Default (other than the failure to make a payment of principal or interest when due) has occurred and is continuing, unless the Administrative Agent has received notice from Borrower stating the nature of the Default or has received notice from a Bank stating the nature of the Default and that such Bank considers the Default to have occurred and to be continuing.

            (b) The Administrative Agent has only those obligations under the Loan Documents as are expressly set forth therein.

            (c) Except for any obligation expressly set forth in the Loan Documents and as long as the Administrative Agent may assume that no Default has occurred and is continuing, the Administrative Agent may, but shall not be required to, exercise its discretion to act or not act, except that the Administrative Agent shall be required to comply with the instructions of the Requisite Banks (or of all the Banks, to the extent required by Section 12.1) and those instructions shall be binding upon the Administrative Agent and all the Banks, provided that the Administrative Agent shall not be required to comply with such instructions if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Administrative Agent, in substantial risk of liability to the Administrative Agent.

            (d) If the Administrative Agent has received a notice specified in clause (a) or has actual knowledge of the existence of a Default, the Administrative Agent shall promptly give notice thereof to the Banks and shall comply with the instructions of the Requisite Banks (or of all the Banks, to the extent required by Section 12.1), provided that the Administrative Agent shall not be required to comply with such instructions if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Administrative Agent, in substantial risk of liability to the Administrative Agent, and except that if the Requisite Banks (or all the Banks, if required under Section 12.1) fail, for five (5) Banking Days after the receipt of notice from the Administrative Agent, to instruct the Administrative Agent, then the Administrative Agent, in its sole discretion, may act or not act as it deems advisable for the protection of the interests of the Banks.

      10.6 Liability of Administrative Agent. Neither the Administrative Agent nor any of its directors, officers, agents, employees or attorneys shall be liable for any action taken or not taken by them under or in connection with the Loan Documents, except for their own gross negligence or willful misconduct. Without limitation on the foregoing, the Administrative Agent and its directors, officers, agents, employees and attorneys:

            (a) May treat the payee of any Note as the holder thereof until the Administrative Agent receives notice of the assignment or transfer thereof, in form satisfactory to the

Administrative Agent, signed by the payee, and may treat each Bank as the owner of that Bank's interest in the Obligations for all purposes of this Agreement until the Administrative Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Administrative Agent, signed by that Bank;

            (b) May consult with legal counsel (including in house legal counsel), accountants (including in house accountants) and other professionals or experts selected by it, or with legal counsel, accountants or other professionals or experts for the Consolidated Group or the Banks, and shall not be liable for any action taken or not taken by it in good faith in accordance with any advice of such legal counsel, accountants or other professionals or experts;

            (c) Shall not be responsible to any Bank for any statement, warranty or representation made in any of the Loan Documents or in any notice, certificate, report, request or other statement (written or oral) given or made in connection with any of the Loan Documents;

            (d) Shall have no duty to ask or inquire as to the performance or observance by Borrower or the Loan Parties of any of the terms, conditions (except to ascertain that documents facially responsive to the requirements of Article 8 have been delivered) or covenants of any of the Loan Documents or to inspect any collateral or any Property, books or records of the Loan Parties;

            (e) Will not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, effectiveness, sufficiency or value of any Loan Document, any other instrument or writing furnished pursuant thereto or in connection therewith, or any collateral;

            (f) Will not incur any liability by acting or not acting in reliance upon any Loan Document, notice, consent, certificate, statement, request or other instrument or writing believed in good faith by it to be genuine and signed or sent by the proper party or parties;

            (g) Will not incur any liability for any arithmetical error in computing any amount paid or payable by Borrower or any other Loan Party thereof or paid or payable to or received or receivable from any Bank under any Loan Document, including, without limitation, principal, interest, commitment fees, Advances and other amounts; provided that, promptly upon discovery of such an error in computation, the Administrative Agent, the Banks and (to the extent applicable) Borrower and/or the other Loan Parties shall make such adjustments as are necessary to correct such error and to restore the parties to the position that they would have occupied had the error not occurred; and

            (h) Have not made nor do they now make any representations or warranties, express or implied, nor do they assume any liability to the Banks, with respect to the creditworthiness or financial condition of the Consolidated Group, the value of their respective assets or the collectability of the Loans.

      10.7 Indemnification. Each Bank shall, ratably in accordance with its Percentage of the aggregate Commitments (if the Commitments are then in effect) or in accordance with its proportion of the aggregate Indebtedness then evidenced by the Notes and Letter of Credit Exposure (if the Commitments have then been terminated), indemnify and hold the Administrative Agent and its directors, officers, agents, employees and attorneys harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys' fees and disbursements and allocated costs of attorneys employed by the Administrative Agent) that may be imposed on, incurred by or asserted against it or them in any way relating to or arising out of the Loan Documents (other than losses incurred by reason of the failure of Borrower to pay the Indebtedness represented by the Notes) or any action taken or not taken by it as the Administrative Agent thereunder, except such as result from its own gross negligence or willful misconduct. Without limitation on the foregoing, each Bank shall reimburse the Administrative Agent upon demand for that Bank's Percentage of any out of pocket cost or expense incurred by the Administrative Agent in connection with the negotiation, preparation, execution, delivery, amendment, waiver, restructuring, reorganization (including a bankruptcy reorganization), enforcement or attempted enforcement of the Loan Documents, to the extent that any Borrower or any other Loan Party is required by Section 11.3 to pay that cost or expense but fails to do so upon demand. Nothing in this Section 10.7 shall entitle the Administrative Agent or any indemnitee referred to above to recover any amount from the Banks if and to the extent that such amount has theretofore been recovered from Borrower or any other Loan Party. To the extent that the Administrative Agent or any indemnitee referred to above is later reimbursed such amount by Borrower or any other Loan Party, it shall return the amounts paid to it by the Banks in respect of such amount.

      10.8 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon reasonable notice to the Banks and Borrower effective not earlier than thirty (30) days after such notice, upon acceptance of appointment by a successor Administrative Agent. The Requisite Banks may (with the prior consent, not to be unreasonably withheld or delayed, of Parent, unless an Event of Default shall have occurred and be continuing) remove the Administrative Agent from its capacity as Administrative Agent in the event of the Administrative Agent's willful misconduct or gross negligence. If the Administrative Agent shall resign or be removed as Administrative Agent under this Agreement, the Requisite Banks shall appoint from among the Banks a successor Administrative Agent for the Banks, which successor Administrative Agent shall require approval by Parent so long as no Default or Event of Default has occurred and is continuing (and such approval shall not be unreasonably withheld or delayed). If no successor Administrative Agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Banks and, so long as no Default or Event of Default has occurred and is continuing, with the consent of Parent, a successor Administrative Agent from among the Banks. Upon the acceptance of its appointment as successor Administrative Agent hereunder, such successor Administrative Agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term "Administrative Agent" shall mean such successor Administrative Agent and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Article 10, and Sections 11.3, 11.11 and 11.22, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. Notwithstanding the foregoing, if (a) the Administrative Agent has not been paid its administrative agency fees under the Fee Letter or has not been reimbursed for any expense reimbursable to it under Section 11.3, in either case for a period of at least one (1) year and (b) no successor Administrative Agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent's notice of resignation, the retiring

Administrative Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Requisite Banks appoint a successor Administrative Agent as provided for above.

      10.9 No Obligations of Borrower. Nothing contained in this Article 10 shall be deemed to impose upon Borrower any obligation in respect of the due and punctual performance by the Administrative Agent of its obligations to the Banks under any provision of this Agreement, and Borrower shall have no liability to the Administrative Agent or any of the Banks in respect of any failure by the Administrative Agent or any Bank to perform any of its obligations to the Administrative Agent or the Banks under this Agreement. Without limiting the generality of the foregoing, where any provision of this Agreement relating to the payment of any amounts due and owing under the Loan Documents provides that such payments shall be made by Borrower to the Administrative Agent for the account of the Banks, Borrower's obligations to the Banks in respect of such payments shall be deemed to be satisfied upon the making of such payments to the Administrative Agent in the manner provided by this Agreement.

      10.10 Agents. Neither the Lead Arranger nor the Syndication Agent as shown on the cover of this Agreement have any additional rights or obligations under the Loan Documents, except for those rights or obligations, if any, as a Bank.

                                   ARTICLE 11

                                  MISCELLANEOUS

      11.1 Cumulative Remedies; No Waiver. The rights, powers, privileges and remedies of the Administrative Agent and the Banks provided herein or in any Note or other Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity. No failure or delay on the part of the Administrative Agent or any Bank in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of Article 8 hereof are inserted for the sole benefit of the Administrative Agent and the Banks; the same may be waived in whole or in part, with or without terms or conditions, in respect of any Loan without prejudicing the Administrative Agent's or the Banks' rights to assert them in whole or in part in respect of any other Loan.

      11.2 [Intentionally Omitted.]

      11.3 Costs, Expenses and Taxes. Borrower shall pay within five (5) Banking Days after demand, accompanied by an invoice therefor, the reasonable costs and expenses of the Administrative Agent in connection with the negotiation, preparation, syndication, execution, delivery, administration and interpretation of the Loan Documents and any amendment thereto or waiver thereof. Following and during the continuation of an Event of Default, Borrower shall also pay on demand, accompanied by an invoice therefor, the reasonable costs and expenses of the Administrative Agent and the Banks in connection with the refinancing, restructuring, reorganization (including a bankruptcy reorganization) and enforcement or attempted enforcement of the Loan Documents, and any matter related thereto. The foregoing costs and expenses shall include filing fees, recording fees, title insurance fees, appraisal fees, search fees, and other out of pocket expenses and the reasonable fees and out of pocket expenses of any legal counsel (including reasonably allocated costs of legal counsel employed by the Administrative Agent or any Bank), independent public accountants and other outside experts retained by the Administrative Agent or any Bank, whether or not such costs and expenses are incurred or suffered by the Administrative Agent or any Bank in connection with or during the course of any bankruptcy or insolvency proceedings of any member of the Consolidated Group. Borrower shall pay any and all documentary and other taxes, excluding (i) taxes imposed on or measured in whole or in part by any Bank's overall net income imposed on such Bank (including taxes on gross income imposed in lieu of net income, minimum taxes or branch profits taxes) by (A) any jurisdiction (or political subdivision thereof) in which such Bank is organized or maintains its principal office or LIBOR Lending Office or (B) any jurisdiction (or political subdivision thereof) in which such Bank is "doing business" or (ii) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which any Bank has failed, for any reason, to provide Borrower with the appropriate form or forms required by Section 11.21, to the extent such forms are then required by applicable Laws to establish a complete exemption, and all costs, expenses, fees and charges payable or determined to be payable in connection with the filing or recording of this Agreement, any other Loan Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto, and shall reimburse, hold harmless and indemnify on the terms set forth in Section 11.11 the Administrative Agent and the Banks from and against any and all loss, liability or legal or other expense with respect to or resulting from any delay in paying or failure to pay any such tax, cost, expense, fee or charge or that any of them may suffer or incur by reason of the failure of any Party to perform any of its Obligations. Any amount payable to the Administrative Agent or any Bank under this Section 11.3 shall bear interest from the fifth Banking Day following the date of demand for payment at the Default Rate.

      11.4 Nature of Banks' Obligations. The obligations of the Banks hereunder are several and not joint or joint and several. Nothing contained in this Agreement or any other Loan Document and no action taken by the Administrative Agent or the Banks or any of them pursuant hereto or thereto may, or may be deemed to, make the Banks a partnership, an association, a joint venture or other entity, either among themselves or with Borrower or any other member of the Consolidated Group. A default by any Bank will not increase the Percentage of the Commitments attributable to any other Bank. Any Bank not in default may, if it desires, assume in such proportion as the nondefaulting Banks agree the obligations of any Bank in default, but is not obligated to do so. The Administrative Agent agrees that it will use reasonable efforts (which will not include the payment of money) either to induce the other Banks to assume the obligations of a Bank in default or to obtain another Bank, reasonably satisfactory to Borrower, to replace such a Bank in default. A defaulting Bank's right to participate in the administration of the Loan Documents, including, without limitation, any rights to consent to or direct any action or inaction of the Administrative Agent or to vote on any matter presented to the Banks shall be suspended during the pendency of such Bank's default.

      11.5 Survival of Representations and Warranties. All representations and warranties contained herein or in any other Loan Document, or in any certificate or other writing delivered by or on behalf of any one or more of the Parties to any Loan Document, will survive the making of the Loans hereunder and the execution and delivery of the Notes, and have been or will be relied upon by the Administrative Agent and each Bank, notwithstanding any investigation made by the Administrative Agent or any Bank or on their behalf.

      11.6 Notices. Except as otherwise expressly provided in the Loan Documents, all notices, requests, demands, directions and other communications provided for hereunder or under any other Loan Document must be in writing and must be mailed, telegraphed, telecopied, dispatched by commercial courier or delivered to the appropriate party at the address set forth on the signature pages of this Agreement or other applicable Loan Document or, as to any party to any Loan Document, at any other address as may be designated by it in a written notice sent to all other parties to such Loan Document in accordance with this Section. Except as otherwise expressly provided in any Loan Document, if any notice, request, demand, direction or other communication required or permitted by any Loan Document is given by mail it will be effective on the earlier of receipt or the fourth Banking Day after deposit in the United States mail with first class or airmail postage prepaid; if given by telegraph or cable, when delivered to the telegraph company with charges prepaid; if given by telecopier, when sent; if dispatched by commercial courier, on the scheduled delivery date; or if given by personal delivery, when delivered (provided that if any such communication is received after normal business hours or on a day that is not a Banking Day, it shall be deemed to have been received on the next Banking Day following receipt). The Administrative Agent and the Banks shall be entitled to rely and act upon any notices purportedly given by or on behalf of Borrower and Banks shall be entitled to rely and act upon any notices purportedly given to them by or on behalf of the Administrative Agent, even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify the Administrative Agent and each Bank from all losses, costs, expenses and liabilities resulting from the reliance of such Person on each notice purportedly given by Borrower, except to the extent of such Person's gross negligence.

      11.7 Execution of Loan Documents. Unless the Administrative Agent otherwise specifies with respect to any Loan Document, (a) this Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument and (b) execution of any such counterpart may be evidenced by a telecopier transmission of the signature of such party. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

      11.8 Binding Effect; Assignment.

            (a) This Agreement and the other Loan Documents to which the Loan Parties are a party will be binding upon and inure to the benefit of the Loan Parties, the Administrative Agent, each of the Banks, and their respective successors and assigns, except that the Loan Parties may not assign their rights hereunder or thereunder or any interest herein or therein without the prior written consent of all the Banks, and any purported assignment without such consent shall be null and void. Each Bank represents that it is not acquiring its Note with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (subject to any requirement that disposition of such Note must be within the control of such Bank). Any Bank may at any time pledge its Notes or any other instrument evidencing its rights as a Bank under this Agreement to a Federal Reserve Bank, but no such pledge shall release that Bank from its obligations hereunder or grant to such Federal Reserve Bank the rights of a Bank hereunder absent foreclosure of such pledge.

            (b) From time to time following the Closing Date, each Bank may assign to one or more Eligible Assignees all or any portion of its Line Commitment; and/or its Term Commitment, provided that (i) such Eligible Assignee, if not then a Bank or an Affiliate of the assigning Bank, shall require approval by the Administrative Agent and (if no Event of Default then exists) Parent (neither of which approvals shall be unreasonably withheld or delayed), (ii) such assignment shall be evidenced by a Commitments Assignment and Acceptance, a copy of which, together with any Notes subject to such assignment, shall be furnished to the Administrative Agent as hereinbelow provided, (iii) except in the case of an assignment to an Affiliate of the assigning Bank, to another Bank or of the entire remaining Commitments of the assigning Bank, the assignment shall not assign a share of the Commitments that is equivalent to less than $10,000,000, (iv) the assignment shall be of a constant, and not a varying, percentage of the Assignor's rights and obligations under this Agreement, and (v) the effective date of any such assignment shall be as specified in the Commitments Assignment and Acceptance, but not earlier than the date which is five (5) Banking Days after the date the Administrative Agent has received the Commitments Assignment and Acceptance unless otherwise agreed by the Administrative Agent. Upon the effective date of such Commitments Assignment and Acceptance, the Eligible Assignee named therein shall be a Bank for all purposes of this Agreement, with a Percentage and Line Commitment and Term Commitment as therein (and herein, if such Eligible Assignee was already a Bank) set forth and, to the extent of the portion of the Commitments assigned, the assigning Bank shall be released from its further obligations under this Agreement. Borrower agrees that it shall execute and deliver to such assignee Bank, Notes evidencing that assignee Bank's Line Commitment and/or Term Commitment, and to the assigning Bank, Notes evidencing the remaining balance of such Bank's Line Commitment and/or Term Commitment.

            (c) By executing and delivering a Commitments Assignment and Acceptance, the Eligible Assignee thereunder acknowledges and agrees that: (i) the Administrative Agent has not made any representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement or any other Loan Document; (ii) the Administrative Agent has not made any representation or warranty and assumes no responsibility with respect to the financial condition of the Loan Parties or the performance by the Loan Parties of the Obligations; (iii) it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to
Section 7.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Commitments Assignment and Acceptance; (iv) it will, independently and without reliance upon the Administrative Agent or any Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) it appoints and authorizes the Administrative Agent to take such action and to exercise such powers under this Agreement as are delegated to the Administrative Agent by this Agreement; and (vi) it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

            (d) The Administrative Agent shall maintain at the Administrative Agent's Office a copy of each Commitments Assignment and Acceptance delivered to it and a register (the "Register") of the names and address of each of the Banks and the Percentage and Line Commitment and Tem Commitment amounts held by each Bank, giving effect to each Commitments Assignment and Acceptance. The Register shall be available during normal business hours for inspection by Borrower or any Bank upon reasonable prior notice to the Administrative Agent. After receipt of a completed Commitments Assignment and Acceptance executed by any Bank and an Eligible Assignee and the Notes subject to such assignment, and receipt of an assignment fee of $3,500 from such Bank or Eligible Assignee, the Administrative Agent shall, promptly following the effective date thereof, upon the request of any party, provide to Borrower and the Banks a revised Schedule 1.1 giving effect thereto. Borrower, the Administrative Agent and the Banks shall deem and treat the Persons listed as Banks in the Register as the holders and owners of the Commitments listed therein for all purposes hereof, and no assignment or transfer of any such Commitment shall be effective, in each case unless and until a Commitments Assignment and Acceptance effecting the assignment or transfer thereof shall have been accepted by the Administrative Agent and recorded in the Register as provided above. Prior to such recordation, all amounts owed with respect to the applicable Commitments shall be owed to the Bank listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Bank shall be conclusive and binding on any subsequent holder, assignee or transferee of such Commitments.

            (e) Each Bank may from time to time grant participations to one or more banks or other financial institutions (including another Bank but excluding an Employee Plan) in a portion of its Commitments; provided, however, that (i) such Bank's obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other financial institutions shall not be a Bank hereunder for any purpose except, if the participation agreement so provides, for the purposes of Sections 3.7, 3.8,
11.11 and 11.22 but only to the extent that the cost of such benefits to Borrower does not exceed the cost which Borrower would have incurred absent the participation, (iv) Borrower, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, (v) the participation interest shall be expressed as a percentage of the granting Bank's Line Commitment or Term Commitment as they then exist and shall not afford such participant any rights or privileges under the Loan Documents except as provided in clause (iii) above.

      11.9 Right of Setoff. If an Event of Default has occurred and is continuing, the Administrative Agent or any Bank (but in each case only with the consent of the Requisite Banks and subject to the provisions of Section 11.10) may exercise its rights, if any, under Article 9 of the Uniform Commercial Code and other applicable Laws and, to the extent permitted by applicable Laws, apply any funds in any deposit account maintained with it by Borrower and/or any Property of Borrower in its possession against the Obligations. ANY AND ALL RIGHTS TO REQUIRE ADMINISTRATIVE AGENT OR ANY BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOAN (IF ANY), PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS, OR OTHER PROPERTY OF BORROWERS, ARE HEREBY, KNOWINGLY, VOLUNTARILY, AND IRREVOCABLY WAIVED.

      11.10 Sharing of Setoffs. Each Bank severally agrees that if it, through the exercise of any right of setoff, banker's lien or counterclaim against Borrower, or otherwise, receives payment of the Obligations held by it that is ratably more than any other Bank, or through any means, receives in payment of the Obligations held by that Bank, then, subject to applicable Laws: (a) the Bank exercising the right of setoff, banker's lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from each of the other Banks a participation in the Obligations held by the other Banks and shall pay to the other Banks a purchase price in an amount so that the share of the Obligations held by each Bank after the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment; and
(b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Banks share any payment obtained in respect of the Obligations ratably in accordance with each Bank's share of the Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker's lien, counterclaim or otherwise is thereafter recovered from the purchasing Bank by Borrower or any Person claiming through or succeeding to the rights of Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest (unless the Bank from which such payment is recovered is required to pay interest thereon, in which case each Bank returning funds to such Bank shall pay its pro rata share of such interest). Each Bank that purchases a participation in the Obligations pursuant to this Section 11.10 shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Bank were the original owner of the Obligations purchased. Borrower expressly consents to the foregoing arrangements and agrees that any Bank holding a participation in an Obligation so purchased pursuant to this Section 11.10 may exercise any and all rights of setoff, banker's lien or counterclaim with respect to the participation as fully as if the Bank were the original owner of the Obligation purchased.

      11.11 Indemnity by Borrower. Borrower agrees to indemnify, save and hold harmless the Administrative Agent and Lead Arranger and each Bank and their respective directors, officers, agents, attorneys and employees (collectively the "Indemnitees") from and against: (a) any and all claims, demands, actions or causes of action (except a claim, demand, action, or cause of action for any amount excluded from the definition of "Taxes" in Section 3.9(d)) if the claim, demand, action or cause of action arises out of or relates to any act or omission (or alleged act or omission) of Borrower, the other members of the Consolidated Group or any of their officers, directors or stockholders relating to the Commitments, the use or contemplated use of proceeds of any Loan or any Letter of Credit, or the relationship of Borrower and the Banks under this Agreement; (b) any administrative or investigative proceeding by any Governmental Agency arising out of or related to a claim, demand, action or cause of action described in clause (a) above; and (c) any and all liabilities, losses, costs or expenses (including reasonable attorneys' fees and the reasonably allocated costs of attorneys employed by any Indemnitee and disbursements of such attorneys and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action; provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee. If any claim, demand, action or cause of action is asserted against any Indemnitee, such Indemnitee shall promptly notify Borrower, but the failure to so promptly notify Borrower shall not affect Borrower's obligations under this Section unless such failure materially prejudices Borrower's right to participate in the contest of such claim, demand, action or cause of action, as hereinafter provided. Such Indemnitee may (and shall, if requested by Borrower in writing) contest the validity, applicability and amount of such claim, demand, action or cause of action and shall permit Borrower to participate in such contest. Any Indemnitee that proposes to settle or compromise any claim or proceeding for which Borrower may be liable for payment of indemnity hereunder shall give Borrower written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain Borrower's prior written consent (which shall not be unreasonably withheld or delayed). In connection with any claim, demand, action or cause of action covered by this Section 11.11 against more than one Indemnitee, all such Indemnitees shall be represented by the same legal counsel (which may be a law firm engaged by the Indemnitees or attorneys employed by an Indemnitee or a combination of the foregoing) selected by the Indemnitees and reasonably acceptable to Borrower; provided, that if such legal counsel determines in good faith that representing all such Indemnitees would or could result in a conflict of interest under Laws or ethical principles applicable to such legal counsel or that a defense or counterclaim is available to an Indemnitee that is not available to all such Indemnitees, then to the extent reasonably necessary to avoid such a conflict of interest or to permit unqualified assertion of such a defense or counterclaim, each affected Indemnitee shall be entitled to separate representation by legal counsel selected by that Indemnitee and reasonably acceptable to Borrower, with all such legal counsel using reasonable efforts to avoid unnecessary duplication of effort by counsel for all Indemnitees; and further provided that the Administrative Agent (as an Indemnitee) shall at all times be entitled to representation by separate legal counsel (which may be a law firm or attorneys employed by the Administrative Agent or a combination of the foregoing). Any obligation or liability of Borrower to any Indemnitee under this Section 11.11 shall survive the expiration or termination of this Agreement and all Letters of Credit and the repayment of all Loans and the payment and performance of all other Obligations owed to the Banks.

      11.12 Nonliability of the Banks. Borrower acknowledges and agrees that:

            (a) Any inspections of any Property of Borrower or any other Loan Party made by or through the Administrative Agent or the Banks are for purposes of administration of the Loan only and Borrower and such other Loan Parties are not entitled to rely upon the same (whether or not such inspections are at the expense of Borrower);

            (b) By accepting or approving anything required to be observed, performed, fulfilled or given to the Administrative Agent or the Banks pursuant to the Loan Documents, neither the Administrative Agent nor the Banks shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Administrative Agent or the Banks;

            (c) The relationship between Borrower and the Administrative Agent and the Banks is, and shall at all times remain, solely that of borrowers and lenders; neither the Administrative Agent nor the Banks shall under any circumstance be construed to be partners or joint venturers of Borrower or any other member of the Consolidated Group, neither the

Administrative Agent nor the Banks shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or any other member of the Consolidated Group, or to owe any fiduciary duty to Borrower or any other member of the Consolidated Group; neither the Administrative Agent nor the Banks undertake or assume any responsibility or duty to Borrower or any other member of the Consolidated Group, to select, review, inspect, supervise, pass judgment upon or inform Borrower or any other member of the Consolidated Group, of any matter in connection with their Property or the operations of Borrower or any other member of the Consolidated Group; Borrower and such other members shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Administrative Agent or the Banks in connection with such matters is solely for the protection of the Administrative Agent and the Banks and neither Borrower nor any other Person is entitled to rely thereon; and

            (d) The Administrative Agent and the Banks shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property caused by the actions, inaction or negligence of Borrower and/or any other member of the Consolidated Group, and Borrower hereby indemnifies and holds the Administrative Agent and the Banks harmless on the terms set forth in Section 11.11 from any such loss, damage, liability or claim.

      11.13 No Third Parties Benefited. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower, the Administrative Agent and the Banks in connection with the Loans and Letters of Credit, and is made for the sole benefit of Borrower, the Administrative Agent and the Banks, and the Administrative Agent's and the Banks' successors and assigns. Except as provided in Sections 11.8, 11.11 and
11.22 no other Person shall have any rights of any nature hereunder or by reason hereof.

      11.14 Confidentiality.

            (a) Confidentiality. Each Bank and the Administrative Agent (each, a "Lender Party") hereby agrees for itself only that, except as specifically set forth herein, such Lender Party (i) shall not participate in or generate any press release or other release of information to the general public relating to the closing of the Loan without the prior written consent of Borrower, (ii) shall hold the Confidential Information in strict confidence in accordance with such Lender Party's customary procedures to prevent the misuse or disclosure of confidential information of this nature and in accordance with safe and sound banking practices, (iii) shall use the Confidential Information solely for the purposes of underwriting the Loan or acquiring an interest therein, carrying out such Lender Party's rights or obligations under this Agreement, in connection with the syndication of the Loan, the enforcement of the Loan Documents, or other internal examination, supervision or oversight of the transactions contemplated hereby as reasonably determined by such Lender Party, or as otherwise permitted by the terms of this Section 11.14 (collectively, "Permitted Purposes"), and (iv) shall not disclose the Confidential Information to any third party, except as expressly authorized in this Agreement or with prior written consent of Borrower. Each Lender Party shall promptly notify Borrower in the event that it becomes aware of any loss or unauthorized disclosure of any Confidential Information.

Each Lender Party shall not have any obligations under this Agreement with respect to a specific portion of the Confidential Information if such Lender Party can demonstrate that such Confidential Information (i) was publicly available at the time it was disclosed to such Lender Party, (ii) became publicly available subsequent to the time it was disclosed to such Lender Party (except to the extent such public availability was the result of such Lender Party's disclosure), (iii) was in or comes into a Lender Party's possession from a source not known to such Lender Party (after reasonable inquiry) to be in breach of an obligation of confidentiality owed to Borrower in making such disclosure to such Lender Party, (iv) was in or comes into Lender Party's possession free of any obligation of confidence owed to Borrower at the time it was disclosed to such Lender Party, or (v) was developed by the employees or agents of the Lender Party without the use of the Confidential Information.

            (b) Disclosures. Any Lender Party or its legal counsel may disclose the Confidential Information (i) to Borrower, other Banks, the Administrative Agent or any of their respective legal counsel, (ii) to its auditors in connection with bank audits or regulatory officials having jurisdiction over such Lender Party, (iii) to its legal counsel who need to know the Confidential Information for the purposes of representing or advising the Lender Parties, (iv) to its consultants, agents and advisors retained in good faith by such Lender Party with a need to know such information in connection with a Permitted Purpose or to otherwise advise or consult with such Lender Party, (v) as required by Law or legal process (subject to the terms below), or in connection with any legal proceeding to which that Lender Party and any Loan Party are adverse parties (and Borrower hereby acknowledges and agrees that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the "Act"), each Bank is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Bank to identify the Loan Parties in accordance with the Act), (vi) to another potential Bank or participant in connection with an assignment or proposed assignment to that Person of all or part of that Lender Party's interests hereunder or a participation interest in its Notes, and
(vii) to its directors, officers, employees and Affiliates who need to know the Confidential Information for purposes of underwriting the Loan or becoming a party to this Agreement, the syndication of the Loan, the administration, interpretation, performance or exercise of rights under the Loan Documents, the enforcement of the Loan Documents, or other internal supervision, examination or oversight of the transactions contemplated hereby as reasonably determined by such Lender Party, provided that any Person to whom any of the Confidential Information is disclosed is informed by such Lender Party of the strictly confidential nature of the Confidential Information, and such Persons described in clauses (b)(iv) and (vi) shall agree in writing to be bound by confidentiality restrictions at least as restrictive as those contained herein. Notwithstanding the foregoing, a Lender Party may disclose Confidential Information to the extent such Lender Party is requested or required by any Law or any order of any Governmental Agency or self regulatory body or other legal process to make any disclosure of or about any of the Confidential Information. In such event (except with respect to banking regulators or auditors), such Lender Party shall, if permitted by Law, promptly notify Borrower in writing so that Borrower may seek an appropriate protective order or waive compliance with the provisions of this Agreement (provided that if a protective order or the receipt of a waiver hereunder has not been obtained, or if prior notice is not possible, and a Lender Party is, in the opinion of its counsel, compelled to disclose Confidential Information, such Lender Party may disclose that portion of the Confidential Information which its counsel advises it that such Lender

Party is compelled to disclose, and provided further that in any event, such Lender Party will not oppose action by Borrower to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.) Each Lender Party shall be liable (but only to the extent it is finally determined to have breached the provisions of this Section 11.14(b)) for any actions by such Lender Party (but not any other Person) which are not in accordance with the provisions of this Section 11.14(b).

Notwithstanding anything herein to the contrary, Confidential Information shall not include, and Administrative Agent and each Bank may disclose to any and all Persons, without limitation of any kind, any information with respect to the "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011 4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or any Bank relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, the Letters of Credit and transactions contemplated hereby.

            (c) No Rights in Confidential Information. The Administrative Agent and each Bank recognizes and agrees that nothing contained in this Section 11.14 shall be construed as granting any property rights, by license or otherwise, to any Confidential Information (other than the Agreement or any amendments thereto or any related agreements), or to any invention or any patent, copyright, trademark, or other intellectual property right that has issued or that may issue, based on such Confidential Information (other than the Agreement or any amendments thereto or any related agreements). No Lender Party shall make, have made, use or sell for any purpose any product or other item using, incorporating or derived from any such Confidential Information; provided that the foregoing shall not limit or restrict in any way the creation, use or sale of banking or related services by any Lender Party.

            (d) Survival. All Confidential Information provided by or on behalf of Borrower during the term of this Agreement or any predecessor agreements shall remain confidential indefinitely and shall continue to receive that level of confidential treatment customarily provided by commercial banks dealing with confidential information of their borrower customers, subject, however, to the specific exceptions to confidential treatment provided herein. For a period of one year after the Termination Date, the affected Lender Party shall continue to make reasonable inquiry of any third party providing Confidential Information as to whether such third party is subject to an obligation of confidentiality owed to Borrower or its Subsidiaries and if such Lender Party obtains knowledge that such third party is violating a confidentiality agreement with Borrower, such Lender Party shall treat the Confidential Information received from such third party as strictly confidential in accordance with the provisions of this Section
11.14. For purposes of this Section 11.14(d), the "Termination Date" shall mean the earlier of the termination of this Agreement or, with respect to a specific Lender Party, the date such Person no longer holds an interest in the Loan.

            (e) Injunctive Relief. Each Lender Party hereby agrees that breach of this Section 11.14 will cause Borrower irreparable damage for which recovery of damages would be inadequate, and that Borrower shall therefore be entitled to obtain timely injunctive relief under this Agreement, as well as such further relief as may be granted by a court of competent jurisdiction.

            (f) No Fiduciary Duty. Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of the Administrative Agent or the Banks to Borrower.

            (g) Separate Action. Borrower covenants and agrees not to, and hereby expressly waives any right to, raise as a defense, affirmative defense, set off, recoupment or otherwise against any Lender Party any claim arising from or relating to an alleged breach of this Section 11.14 in any action, claim or proceeding relating to a breach of the Loan Documents by Borrower or other action to enforce or recover the Obligations, and covenant and agree that any claim against a Lender Party arising from or relating to an alleged breach of this Section 11.14 by a Lender Party shall only be asserted as an affirmative claim in a separate action against the applicable Lender Party.

      11.15 Further Assurances. Borrower shall, at its expense and without expense to the Banks or the Administrative Agent, do, execute and deliver such further acts and documents as the Requisite Banks or the Administrative Agent from time to time reasonably require for the assuring and confirming unto the Banks or the Administrative Agent of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

      11.16 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Banks in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

      11.17 Governing Law. Except to the extent otherwise provided therein, each Loan Document shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York without any regard to conflicts of law principles that would result in the application of any Law other than the Laws of the State of New York.

      11.18 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

      11.19 Headings. Article and Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

      11.20 Time of the Essence. Time is of the essence of the Loan Documents.

      11.21 Delivery of Tax Forms. Each Bank that is incorporated or otherwise organized under the Laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia shall deliver to Borrower (with a copy to the Administrative Agent), on or before the Closing Date (or on or before accepting an assignment or receiving a participation interest herein pursuant to Section 11.8, if applicable) two duly completed copies, signed by a Responsible Official, of either Form W 8BEN (relating to such Bank and entitling it to a complete exemption from withholding on all payments to be made to such Bank by Borrower pursuant to this Agreement) or Form W 8ECI (relating to all payments to be made to such Bank by Borrower pursuant to this Agreement), or W-8IMY, as applicable, of the United States of America Internal Revenue Service or such other evidence satisfactory to Borrower and the Administrative Agent that no withholding under the federal income tax laws is required with respect to such Bank. If a Bank is claiming a "portfolio interest exemption," such Bank shall, in addition to Form W 8BEN, provide a certificate signed by a Responsible Official to the effect that (i) such Bank is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (ii) such Bank is not a 10% shareholder of Borrower, and (iii) such Bank is not related to Borrower within the meaning of Section 881(c)(3)(C) of the Code. Thereafter and from time to time, including before the expiration of any previously delivered form, each such Bank shall (a) promptly submit to Borrower (with a copy to the Administrative Agent), such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States of America taxing authorities) as may then be required under then current United States of America Laws and regulations to avoid, or such evidence as is satisfactory to Borrower and the Administrative Agent of any available exemption from, United States of America withholding taxes in respect of all payments to be made to such Bank by Borrower pursuant to this Agreement and (b) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Bank, and as may be reasonably necessary (including the re designation of its LIBOR Lending Office, if any) to avoid any applicable deduction or withholding for taxes from amounts payable to such Bank. In the event that Borrower or the Administrative Agent become aware that a participation has been granted pursuant to Section 11.8(e) to a financial institution that is incorporated or otherwise organized under the Laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia, then, upon request made by Borrower or the Administrative Agent to the Bank which granted such participation, such Bank shall cause such participant financial institution to deliver the same documents and information to Borrower and the Administrative Agent as would be required under this Section if such financial institution were a Bank. Each Bank that is a United States of America Person shall, upon the reasonable request of Borrower, deliver Form W-9 on or before the Closing Date (or on or before accepting an assignment or receiving a participation pursuant to Section 11.8, if applicable) and before the expiration of a previously delivered form.

      11.22 Hazardous Material Indemnity. Borrower hereby agrees to indemnify, hold harmless and defend (by counsel reasonably satisfactory to the Administrative Agent) the Administrative Agent and each of the Banks and their respective directors, officers, employees, agents, successors and assigns from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial action requirements, enforcement actions of any kind, and all costs and expenses incurred in connection therewith (including but not limited to reasonable attorneys' fees and the reasonably allocated costs of attorneys employed by the Administrative Agent or any Bank, and expenses to the extent that the defense of any such action has not been assumed by Borrower), arising directly or indirectly out of (i) the presence on, in, under or about any Projects of any Hazardous Materials, or any releases or discharges of any Hazardous Materials on, under or from any Projects and (ii) any activity carried on or undertaken on or off any Projects by Borrower or any Loan Party or any of their predecessors in title, whether prior to or during the term of this Agreement, and whether by Borrower or any predecessor in title or any employees, agents, contractors or subcontractors thereof, or any third Persons at any time occupying or present on any Project, in connection with the handling, treatment, removal, storage, decontamination, clean up, transport or disposal of any Hazardous Materials at any time located or present on, in, under or about any Project. The foregoing indemnity shall further apply to any residual contamination on, in, under or about any Project, or affecting any natural resources, and to any contamination of any Project or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Materials, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable Laws, but the foregoing indemnity shall not apply to Hazardous Materials on any Project, the presence of which is caused by the Administrative Agent or the Banks. Borrower hereby acknowledges and agrees that, notwithstanding any other provision of this Agreement or any of the other Loan Documents to the contrary, the obligations of Borrower under this Section (and under Sections 4.17 and 5.10) shall be unlimited corporate obligations of Borrower and shall not be secured by any Lien on any Project. Any obligation or liability of Borrower to any Indemnitee under this Section 11.22 shall survive the expiration or termination of this Agreement and all Letters of Credit and the repayment of all Loans and the payment and performance of all other Obligations owed to the Banks.

      11.23 [Intentionally Omitted].

      11.24 Removal of a Bank. Borrower shall have the right to remove a Bank as a party to this Agreement if (a) such Bank is paid a material amount by Borrower pursuant to Section 3.4 or Section 3.5, (b) any of the events described in
Section 9.1(j) occurs with respect to such Bank, or (c) such Bank becomes (and at the time of the proposed removal hereunder remains) a Defaulting Bank hereunder. Upon notice from Borrower, such Bank shall execute and deliver a Commitments Assignment and Acceptance covering that Bank's Percentage of the Commitments in favor of such Eligible Assignee as Borrower may designate with the approval of the Administrative Agent, subject to payment in full by such Eligible Assignee of all principal, interest and fees and any other amount owing to such Bank through the date of assignment. The removal of any Defaulting Bank pursuant to this Section 11.24 shall not preclude Borrower from pursuing all remedies available to it against such Defaulting Bank for damages arising out of such Defaulting Bank's breach hereof.

      11.25 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS

WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

      11.26 PURPORTED ORAL AMENDMENTS. BORROWER EXPRESSLY ACKNOWLEDGES THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 12.1. BORROWER AGREES THAT IT WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF THE ADMINISTRATIVE AGENT OR ANY BANK THAT DOES NOT COMPLY WITH
SECTION 12.1 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

      11.27 Replacement of Notes. Upon receipt of evidence reasonably satisfactory to Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

      11.28 Defaulting Banks. In the event that any Bank becomes a Defaulting Bank, then, in addition to any rights and remedies that may be available to Borrower or the other Banks and the Administrative Agent (such other Banks and the Administrative Agent being called "Non Defaulting Banks") at law or in equity:

            (a) The Defaulting Bank's rights to participate in the administration of the Loan and the Loan Documents, including any right to vote upon, approve, disapprove, consent to or direct any action of the Administrative Agent (other than amendments to the Loan Documents directly affecting the Defaulting Bank's Commitment), shall be suspended and such rights shall not be reinstated unless and until such Bank ceases to be a Defaulting Bank (and all decisions, except the decision to remove the Administrative Agent, which are to be based on a vote of the Requisite Banks or all Banks shall be resolved based upon a decision or determination made by the required percentage of the Non-Defaulting Banks); provided, however, that if the Administrative Agent is a Defaulting Bank, the Administrative Agent shall continue to have all rights provided for in this Loan Agreement, as the Administrative Agent only, with respect to the administration of the Loan unless it is removed and replaced as the Administrative Agent as provided in Section 10.8.

            (b) Any or all of the Non-Defaulting Banks shall be entitled (but shall not be obligated) to: (i) fund the aggregate amount that the Defaulting Bank has failed to fund or pay to the Administrative Agent (such amount being called the "Defaulted Amount"); and (ii) collect interest at the Default Rate on the Defaulted Amount (after crediting all interest actually paid by Borrower on the Defaulted Amount from time to time), either directly from the Defaulting Bank or from amounts otherwise payable to the Defaulting Bank, for the period from the date on which the Defaulted Amount was funded by the Non-Defaulting Banks until the date on which payment is made. If the Administrative Agent has funded the Defaulted Amount, the Administrative Agent shall be entitled to collect interest at the Default Rate from the Defaulting Bank on the Defaulted

Amount as set forth above, as if the Administrative Agent were a Non-Defaulting Bank that had elected to fund the Defaulted Amount.

            (c) In the event the Defaulted Amount is funded by any Non-Defaulting Banks or the Administrative Agent pursuant to Section 11.28(b) above, the Defaulting Bank's interest in the Loans, the Loan Documents and proceeds thereof shall be subordinated to any Defaulted Amount funded by any Non-Defaulting Banks or the Administrative Agent pursuant to Section 11.28(b) above, plus all interest which may be due in accordance with Section 11.28(b) above (to be applied pari passu among the Non-Defaulting Banks (including the Administrative Agent, unless the Administrative Agent is the Defaulting Bank) funding the Defaulted Amount), without necessity for executing any further documents; provided that such Defaulting Bank's interest in the Loan, the Loan Documents and the proceeds thereof shall no longer be so subordinated if the Defaulted Amount funded by the Non-Defaulting Banks or the Administrative Agent (and all interest which has accrued pursuant to Section 11.28(b) above) shall be repaid in full.

            (d) If, following the payment in full of all amounts due pursuant to Section 11.28(c) above to the Non-Defaulting Banks (including the Administrative Agent, unless the Administrative Agent is the Defaulting Bank) which have funded all or any portion of any Defaulted Amount, there remains any unfunded Defaulted Amount which has not been funded by the Non-Defaulting Banks, the Administrative Agent or the Defaulting Bank ("Unfunded Defaulted Amount"), then a portion of the Defaulting Bank's interest in the Loan, the Loan Documents and the proceeds thereof equal to the amount of the Unfunded Defaulted Amount (together with interest thereon at the rate applicable to the Defaulted Amount from time to time pursuant to the Loan Documents) shall be subordinated to the interests of the Non-Defaulting Banks (including the Administrative Agent, unless the Administrative Agent is the Defaulting Bank) unless and until such Unfunded Defaulted Amount is funded either by one or more Non -Defaulting Banks, the Administrative Agent or the Defaulting Bank.

            (e) Subject to the provisions of Section 11.8 and the definition of Eligible Assignee, each Non-Defaulting Bank will have the right, but not the obligation, in its sole discretion, to acquire at par all or a proportionate share (based on the ratio of its Commitments to the aggregate amount of the Commitments of all of the Non-Defaulting Banks that elect to acquire a share of the Defaulting Bank's Commitment of the Defaulting Bank's Commitment, including without limitation its proportionate share in the outstanding principal balance of the Loan, and all rights and interests of the Defaulting Bank under this Agreement and the other Loan Documents.

            (f) Nothing herein contained shall be deemed or construed to waive, diminish, limit, prevent or estop the Administrative Agent, Borrower or any Bank from exercising or enforcing any rights or remedies which may be available at law or in equity as a result of or in connection with any default under this Agreement by a Bank (including the right to bring suit against the Defaulting Bank to recover the Defaulted Amount and interest thereon at the rate provided in this Section 11.28).

                                   ARTICLE 12

                              AMENDMENTS; CONSENTS

      12.1 Amendments; Consents. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by Borrower or any other Loan Party therefrom, may in any event be effective unless in writing signed by the Requisite Banks (and, in the case of any amendment, modification or supplement of or to any Loan Document to which Borrower or any other Loan Party is a party, signed by each such party, and, in the case of any amendment, modification or supplement to Section 3.2 or Article 10, signed by the Administrative Agent), and then only in the specific instance and for the specific purpose given; and, without the approval in writing of all the Banks, no amendment, modification, supplement, termination, waiver or consent may be effective:

            (a) To amend, modify, forgive, reduce or waive the principal of, or the amount of principal, principal prepayments or the rate of interest payable on, any Note, or the amount of the Commitments or the Percentage of any Bank (except with respect to increases in the Line Commitment up to $400,000,000 as specifically provided for herein) or the amount of any commitment fee payable to any Bank, or any other fee or amount payable to any Bank under the Loan Documents or to waive an Event of Default consisting of the failure of Borrower to pay when due principal, interest or any fee;

            (b) To postpone any date fixed for any payment of principal of, prepayment of principal of or any installment of interest on, any Note or any installment of any fee, or to extend the term of the Commitments (other than pursuant to Section 2.10);

            (c) To amend the provisions of the definition of "Requisite Banks" or "Maturity Date";

            (d)   To amend or waive this Section 12.1;

            (e) To amend any provision of this Agreement that expressly requires the consent or approval of all of the Banks to require a lesser number of Banks to approve such action;

            (f) To release Borrower or any Guarantor, except as specifically provided in connection with the release of a Project from the Unencumbered Pool; or

            (g) To change the manner of distribution of any payments to the Banks or the Administrative Agent.

      No amendment, modification, supplement, extension, termination or waiver or consent may be effective to require a Bank to fund more than its Percentage of a Request for an Advance, a Swing Loan or a Letter of Credit without the approval of any Bank affected thereby. There shall be no amendment, modification or waiver of any provisions in the Loan Documents with respect to Swing Loans without the consent of the Swing Loan Bank and there shall be no amendment, modification or waiver of any provisions in the Loan Documents with respect to Letters of Credit without the consent of the Administrative Agent. Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 12.1 shall apply equally to, and shall be binding upon, all the Banks and the Administrative Agent.

      IN WITNESS WHEREOF, the parties hereto have caused this Unsecured Credit Agreement to be duly executed as of the date first above written.

                                         BORROWER:

                                         BIOMED REALTY, L.P., a Maryland
                                         limited partnership

                                         By: BioMed Realty Trust, Inc., its
                                             sole general partner

                                             By: /s/ Gary A. Kreitzer
                                                 ______________________________
                                             Name: Gary A. Kreitzer
                                                   ____________________________
                                             Title: Executive V.P.
                                                    ___________________________
                                         Address:

                                         BioMed Realty, LP
                                         17140 Bernardo Center Drive, Suite 222
                                         San Diego, California 92128

                                         ADMINISTRATIVE AGENT:

                                         KEYBANK NATIONAL ASSOCIATION, a
                                         national banking association, as
                                         Administrative Agent

                                         By:  /s/ Scott Childs
                                             -------------------------------
                                         Name:  Scott Childs
                                               -----------------------------
                                         Title:  Vice President
                                                ----------------------------

                                         Address:

                                         KeyBank - Real Estate Capital
                                         127 Public Square - 8th Floor
                                         Mail Code: OH-01-27-0839
                                         Cleveland, Ohio 44114
                                         Phone: 216-689-5989
                                         Facsimile: 216-689-4997
                                         Attn: Scott Childs

                                         BANKS:

                                         KEYBANK NATIONAL ASSOCIATION, a
                                         national banking association

                                         By:  /s/ Scott Childs
                                             -------------------------------
                                         Name:  Scott Childs
                                               -----------------------------
                                         Title:  Vice President
                                                ----------------------------
                                         Address:

                                         KeyBank - Real Estate Capital
                                         127 Public Square - 8th Floor
                                         Mail Code: OH-01-27-0839
                                         Cleveland, Ohio 44114
                                         Phone: 216-689-5989
                                         Facsimile: 216-689-4997
                                         Attn: Scott Childs

                                         U.S.BANK NATIONAL ASSOCIATION,
                                         a national banking association

                                         By: /s/ Kurt J. Huppert
                                            -----------------------------
                                         Name: Kurt J. Huppert
                                              ---------------------------
                                         Title: Senior Vice President
                                               --------------------------

                                         By: /s/ Kurt J. Huppert
                                            -----------------------------
                                         Name: Kurt J. Huppert
                                              ---------------------------
                                         Title: Senior Vice President
                                               --------------------------

                                         Address:

                                         Commercial Real Estate
                                         4330 LaJolla Village Drive, Suite 200
                                         San Diego, California  92122
                                         Telephone:  858-642-463
                                         Facsimile:  858-597-9814
                                         Attn:  Kurt J. Huppert, Senior Vice
                                         President

                                         SOCIETE GENERALE

                                         By: /s/ C.H. Butterworth
                                             ---------------------------
                                         Name: C.H. Butterworth
                                               -------------------------
                                         Title: Director
                                                ------------------------

                                         Address:

                                         2001 Ross Avenue, Suite 4900
                                         Dallas, Texas  75201
                                         Telephone:  214-979-2740
                                         Facsimile:  214-979-2727
                                         Attn:  Chuck Butterworth

                                         COMMERZBANK, AG

                                         By: /s/ James Brett
                                            ----------------------------
                                         Name: James Brett
                                              --------------------------
                                         Title: Assistant Treasurer
                                               -------------------------


                                         By: /s/ Christian Berry
                                            ----------------------------
                                         Name: Christian Berry
                                              --------------------------
                                         Title: Vice President
                                               -------------------------

                                         Address:

                                         2 World Financial Center
                                         New York, New York  10281-1050
                                         Telephone: _____________________
                                         Facsimile: _____________________
                                         Attn: James Brett, Assistant Treasurer
                                         Attn: Christian Berry, Vice President

                                         EUROHYPO AG, NEW YORK BRANCH

                                         By: /s/ John Lippmann
                                             ---------------------------
                                         Name: John Lippmann
                                               -------------------------
                                         Title: Vice President
                                                ------------------------

                                         By: /s/ Jeff Page
                                             ---------------------------
                                         Name: Jeff Page
                                               -------------------------
                                         Title: Director
                                                ------------------------

                                         Address:

                                         Eurohypo AG, New York Branch
                                         1114 Avenue of the Americas
                                         New York, New York 10036
                                         Telephone: 212-479-5700
                                         Facsimile: 866-267-7680
                                         Attention: Portfolio Operations
                                         Attention: Legal Director

                                         LASALLE BANK NATIONAL ASSOCIATION

                                         By: /s/ Robert E. Goeckel
                                             ---------------------------
                                         Name: Robert E. Goeckel
                                               -------------------------
                                         Title: Vice President
                                                ------------------------

                                         135 South LaSalle Street
                                         Chicago, Illinois  60603
                                         Telephone: 312-904-4705
                                         Facsimile: 312-904-6691
                                         Attn: Robert E. Goeckel, Vice President

                                         WELLS FARGO NATIONAL ASSOCIATION

                                         By: /s/ John Wickenhiser
                                             ---------------------------
                                         Name: John Wickenhiser
                                               -------------------------
                                         Title: Vice President
                                                ------------------------

                                         Address:

                                         Real Estate Group - San Diego
                                         401 B Street, Suite 1100
                                         San Diego, California  92101
                                         Telephone: 619-699-3022
                                         Facsimile: 619-699-3105
                                         Attn: John Wickenhiser, Vice President

                                         ROYAL BANK OF CANADA

                                         By: /s/ Gordon MacArthur
                                             ___________________________
                                         Name: Gordon MacArthur
                                               _________________________
                                         Title: Director
                                                ________________________

                                         Address:

                                         One Liberty Plaza, 4th Floor
                                         165 Broadway
                                         New York, New York  10006-1404
                                         Telephone: 212-428-6369
                                         Facsimile: 212-428-2372
                                         Attn: Gordon C. MacArthur, Director
                                               Manager, Loans Admin.

                                         with a copy to:

                                         Manager Compliance
                                         CTM Group
                                         Facsimile:  416-842-4020

                                         ALLIED IRISH BANKS, P.L.C.

                                         By: /s/ Douglas Marron
                                             ___________________________
                                         Name: Douglas Marron
                                               _________________________
                                         Title: Vice President
                                                ________________________

                                         By: /s/ Joseph S. Augustini
                                             ___________________________
                                         Name: Joseph S. Augustini
                                               _________________________
                                         Title: Vice President
                                                ________________________

                                         Address:

                                         405 Park Avenue
                                         New York, New York  10022
                                         Telephone: 212-515-6762
                                         Facsimile: 212-339-8325
                                         Attn: Douglas S. Marron
                                         Attn: Brian Deegan

                                         CITIZENS BANK OF PENNSYLVANIA

                                         By: /s/ Kellie Anderson
                                             ___________________________

                                         Name: Kellie Anderson
                                               _________________________

                                         Title: Vice President
                                                ________________________

                                         Address:

                                         Citizens Bank of Pennsylvania
                                         2001 Market Street, 6th Floor
                                         Philadelphia, Pennsylvania  19103
                                         Telephone: 267-671-1171
                                         Facsimile: 215-751-1542
                                         Attn:  Kellie Anderson, Vice President

                                         SOVEREIGN BANK

                                         By: /s/ T. Gregory Donohue
                                             ___________________________

                                         Name: T. Gregory Donohue
                                               _________________________

                                         Title: Senior Vice President
                                                ________________________

                                         Address:

                                         75 State Street MA1 SST04-11
                                         Boston, Massachusetts  02109
                                         Telephone: 617-757-5578
                                         Facsimile: 617-757-5652
                                         Attn:  T. Gregory Donohue, Senior
                                                Vice President

                                         FIRST HORIZON BANK,
                                         a division of First Tennessee Bank

                                         By: /s/ J. Jordan O'Neill, III
                                             ___________________________

                                         Name: J. Jordan O'Neill, III
                                               _________________________

                                         Title: Senior Vice President
                                                ________________________

                                         Address:

                                         1650 Tysons Blvd
                                         Suite 1150
                                         McLean, VA 22102
                                         Telephone: 703-394-2519
                                         Facsimile: 703-394-1834
                                         Attn: J. Jordan O'Neill, III

                                         COMERICA BANK

                                         By: /s/ James Graycheck
                                             ___________________________

                                         Name: James Graycheck
                                               _________________________

                                         Title: Assistant Vice President
                                                ________________________

                                         Address:

                                         700 Woodward Avenue - MC3256
                                         Detroit, Michigan  48226
                                         Telephone:  313-222-1276
                                         Facsimile:  313-222-9295
                                         Attn:  James Graycheck, Assistant
                                                Vice President

                                         RAYMOND JAMES BANK, FSB

                                         By: /s/ Thomas F. Macina
                                            ----------------------------
                                         Name: Thomas F. Macina
                                              --------------------------
                                         Title: Senior Vice President
                                               -------------------------

                                         Address:

                                         710 Carillon Parkway
                                         St. Petersburg, Florida  33716
                                         Telephone:  727-567-4523
                                         Facsimile:  727-567-8830
                                         Attn:  Laurens F. Schaad Jr.